UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.)

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HealthEquity, Inc.

(Name of Registrant as Specified In Its Charter)

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HealthEquity, Inc. 15 W. Scenic Pointe Dr., Ste. 100 Draper, UT 84020
Notice of Annual Meeting
of Stockholders
To Be Held at 10:00 a.m. Mountain Time on Thursday, June 27, 2024
Dear Stockholder:
You are cordially invited to attend the 2024 annual meeting of stockholders (the “Annual Meeting”) of HealthEquity, Inc., a Delaware corporation (“we,” “us,” “HealthEquity” or the “Company”). The Annual Meeting will be held on Thursday, June 27, 2024, at 10:00 a.m. Mountain Time, for the following purposes, as more fully described in the accompanying proxy statement:

1.	To elect 10 directors to serve until the 2025 annual meeting of stockholders and until their successors are duly elected and qualified
2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2025
3.	To approve, on a non-binding, advisory basis, the fiscal 2024 compensation paid to the Company’s named executive officers, as described in the accompanying proxy statement
4.	To approve the HealthEquity, Inc. 2024 Equity Incentive Plan
5.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof
Our board of directors has fixed the close of business on May 3, 2024, as the record date for the Annual Meeting. Only stockholders of record on May 3, 2024, are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.
On or about May 17, 2024, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and our annual report. The Notice provides instructions on how to vote via the Internet or by telephone and includes instructions on how to receive a paper copy of our proxy materials by mail. The accompanying proxy statement and our annual report can be accessed directly at the Internet address listed on the Notice.
We will be holding the Annual Meeting solely in a virtual meeting format. To attend the Annual Meeting, please visit: www.virtualshareholdermeeting.com/HQY2024. As always, we encourage you to vote your shares prior to the Annual Meeting.
YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions.
Thank you for your continued support of HealthEquity.
By order of the Board of Directors,
Robert Selander
Chairman of the Board of Directors
Draper, Utah
May 17, 2024

HealthEquity, Inc.
Proxy Statement for 2024 Annual Meeting of Stockholders
To Be Held at 10:00 a.m. Mountain Time on Thursday, June 27, 2024
This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at our 2024 annual meeting of stockholders (the “Annual Meeting”), and any postponements, adjournments or continuations thereof. The Annual Meeting will be held on Thursday, June 27, 2024, at 10:00 a.m. Mountain Time. We will be holding the Annual Meeting solely in a virtual meeting format. To attend the Annual Meeting, please visit: www.virtualshareholdermeeting.com/HQY2024.
The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about May 17, 2024, to all stockholders entitled to receive notice of and to vote at the Annual Meeting.
The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named on the enclosed proxy card will have discretion to vote the shares of common stock they represent in accordance with their own judgment on such matters.
It is important that your shares of common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote over the Internet or by telephone as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.
THE BOARD OF DIRECTORS
Draper, Utah
May 17, 2024

Proxy Statement Summary
Annual Meeting Information
•Date and Time: Thursday, June 27, 2024 at 10:00 a.m. Mountain Time
•Location: Virtual. To attend the Annual Meeting, please visit www.virtualshareholdermeeting.com/HQY2024.
•Record Date: May 3, 2024
Proposals
This proxy statement summary highlights information regarding HealthEquity and certain information included elsewhere in this proxy statement. You should read the entire proxy statement before voting. You should also review our annual report to stockholders for detailed information regarding our financial and operating performance in the fiscal year ended January 31, 2024, including the audited financial statements and related notes included in the report.

Proposal		Page Number	Board Recommendation	Vote Required to Adopt Proposal

1.	Election of 10 directors	7	FOR	A majority of the votes cast by the holders of shares of the Company’s common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon
2.	Ratification of appointment of independent registered public accounting firm	25	FOR	The vote of the holders of a majority of the shares of the Company’s common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon
3.	Non-binding advisory vote on fiscal 2024 compensation paid to our named executive officers	28	FOR	The vote of the holders of a majority of the shares of the Company’s common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon
4.	Approval of the HealthEquity, Inc. 2024 Equity Incentive Plan	65	FOR	The vote of the holders of a majority of the shares of the Company’s common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon
Fiscal Year 2024 Business Highlights
During the fiscal year ended January 31, 2024, we continued to execute on our core financial and business objectives. Our key financial and operational results were as follows:
•Overall revenue of $999.6 million, representing an increase of 16% from the fiscal year ended January 31, 2023
•Net income of $55.7 million, compared to net loss of $26.1 million in the fiscal year ended January 31, 2023
•Net income per diluted share of $0.64, compared to net loss per diluted share of $0.31 for the fiscal year ended January 31, 2023
•Adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”)(1) of $369.2 million, representing an increase of 36% from the fiscal year ended January 31, 2023
•8.7 million health savings accounts (“HSAs”) at the end of the fiscal year ended January 31, 2024, representing an increase of 9% compared to the fiscal year ended January 31, 2023
•New HSAs from sales of 949,000
•15.7 million Total Accounts, including both HSAs and complementary CDBs, an increase of 5% compared to the fiscal year ended January 31, 2023
(1)    Adjusted EBITDA is not a generally accepted accounting principles (“GAAP”) financial measure. The definition of this non-GAAP financial measure, and a reconciliation to the most comparable GAAP measure, is included as Exhibit A to this proxy statement.

HealthEquity, Inc. 2024 Proxy Statement	1

Proxy Statement Summary
•HSA Assets of $25.2 billion as of January 31, 2024, representing an increase of 14% from the fiscal year ended January 31, 2023
•The Company agreed to acquire the BenefitWallet HSA portfolio
Director Nominee Highlights
The following table sets forth the names, ages as of May 17, 2024, and certain other information for each of the director nominees, each of whom are current directors with terms expiring at the Annual Meeting:

Name	Age	Director Since	Independent	Audit Committee Financial Expert	Committee Membership	Other Public Company Boards

Robert Selander, Chairman	73	2015			•NGCSC •TCCC	0
Jon Kessler	56	2009				0
Stephen Neeleman, M.D.	56	2002				0
Paul Black	66	2022			•ARC •TCCC	0
Adrian Dillon	70	2016			•ARC* •CTC	0
Evelyn Dilsaver	69	2014			•ARC •NGCSC*	2
Debra McCowan	52	2018			•NGCSC •TCCC*	0
Rajesh Natarajan	54	2022			•ARC •CTC	1
Stuart Parker	62	2020			•CTC •TCCC	1
Gayle Wellborn	64	2017			•CTC* •NGCSC	0
*    Chair

2	HealthEquity, Inc. 2024 Proxy Statement

Proxy Statement Summary
Board Demographics, Skills and Competencies
Our director nominees have a wide range of competencies, professional experiences, and backgrounds, and contribute diverse viewpoints and perspectives to our board of directors.
Director Nominee Demographics
The following charts show the demographic diversity of our director nominees as of May 17, 2024:

Tenure	Age

Gender	Ethnic/Racial

HealthEquity, Inc. 2024 Proxy Statement	3

Proxy Statement Summary
Director Nominee Skills and Competencies
Below are the skills and competencies that our nominating, governance and corporate sustainability committee and our board of directors consider important for our directors to possess considering our current business and future market opportunities, and the director nominees who have self-identified as possessing them:

Skills and Competencies Matrix
	Robert Selander	Jon Kessler	Stephen Neeleman, M.D.	Paul Black	Adrian Dillon	Evelyn Dilsaver	Debra McCowan	Rajesh Natarajan	Stuart Parker	Gayle Wellborn

Current or Former CEO
Current or Former Public Company CFO
Healthcare Payer or Provider Experience
Healthcare Technology Experience
Financial Services Experience
Digital Experience
Risk Experience
Regulatory or Policy Experience
Technology Experience
Human Resources Experience
Capital Markets Experience
M&A Experience —Valuation, Deals & Integration
Business Process Redesign

4	HealthEquity, Inc. 2024 Proxy Statement

Proxy Statement Summary
Corporate Governance Highlights
Key elements of our corporate governance framework include the following:
•Independent chairman
•Committees are composed of only independent directors
•Our board of directors and each committee conducts annual self-assessments
•Each director regularly completes a peer assessment of the other members of the board
•Our board of directors is engaged in an ongoing refreshment process with a plan to increase director diversity
•Our board of directors and each committee holds quarterly executive sessions without management present
•Our board of directors provides oversight of key risks that impact the Company’s ability to achieve its strategy
•No director over-boarding
•Our board of directors and its committees provide strategic oversight of material environmental, social and governance matters
•Our board of directors has a separate committee dedicated to providing oversight of cybersecurity matters
•Our board of directors conducts an annual review of committee charters and key governance policies
Executive Compensation Highlights
Our executive compensation program is guided by our overarching philosophy of only paying for demonstrable performance. We believe that our executive compensation program is reasonable, competitive, and appropriately balances the goals of attracting, motivating, rewarding, and retaining our executive officers. We emphasize performance-based compensation that appropriately rewards our executive officers for delivering financial, operational, and strategic results that meet or exceed pre-established goals. We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices.

What We Do:

•Independent Compensation Committee. Our talent, compensation and culture committee (“TCCC”) is comprised solely of independent directors.
•Independent Compensation Committee Advisor. The TCCC engaged its own independent compensation consultant to assist with its compensation review for the fiscal year ended January 31, 2024.
•Annual Executive Compensation Review. The TCCC reviews and approves our compensation strategy, including a review and determination of our compensation peer group to be used for comparative purposes and a review of our compensation-related risk profile, to ensure that our compensation programs do not encourage excessive or inappropriate risk taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us.
•Multi-Year Vesting and Earn-Out Requirements. The equity awards granted to our executive officers vest or are earned over multi-year periods, consistent with current market practice and our retention objectives.
•Risk Mitigation. Our executive compensation program is designed, in part, to manage business and operational risk and to discourage short-term risk taking at the expense of long-term results.
•Pay for Performance. A majority of target annual compensation for our named executive officers is “at-risk” compensation, including the performance-based annual cash incentive and long-term equity awards, subject to both performance-based and time-based vesting requirements.
•Limited Executive Perquisites. We limit the number and amount of executive perquisites and other personal benefits provided to our executive officers.
•Double-Trigger Vesting of Equity Awards. All outstanding equity awards held by our executive officers provide that such awards will vest only upon a qualifying termination within a 12-month period following a change in control of the Company in which the awards are assumed or substituted by the acquirer.
•Stock Ownership Guidelines. We maintain robust stock ownership guidelines to further align the interests of our executive officers with the interests of our stockholders.
•Clawback Policy. Our board of directors has adopted a clawback policy for the purpose of recouping certain executive compensation.
•Engage with Our Stockholders. We engage with our stockholders to discuss and understand their perceptions or concerns regarding our executive compensation program and other matters.

HealthEquity, Inc. 2024 Proxy Statement	5

Proxy Statement Summary

What We Do Not Do:

•No Special Retirement Plans. We do not currently offer, nor do we have plans to provide, pension arrangements, retirement plans or nonqualified deferred compensation plans or arrangements to our executive officers that are not generally available to our other full-time, salaried team members.
•No Special Health or Welfare Benefits. Our executive officers participate in broad-based, company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried team members.
•No Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits to our executive officers.
•No Post-Employment Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any severance or change-in-control payments or benefits.
•Hedging and Pledging Prohibited. We prohibit our executive officers, directors and certain other team members from hedging or pledging our equity securities.
•No Dividends or Dividend Equivalents on Unvested Performance Awards. We do not pay dividends or dividend equivalents on performance-based awards unless and until the performance shares are earned and vest.

Questions and Answers about the 2024 Annual Meeting
Please see “Questions and Answers about the Annual Meeting” beginning on page 76 for important information about the Annual Meeting, proxy materials, voting, deadlines for stockholder proposals and other important information.

6	HealthEquity, Inc. 2024 Proxy Statement

Proposal No. 1
Election of Directors
Our board of directors is currently composed of 11 members. At the Annual Meeting, 10 directors are to be elected, each to hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified.
Recommendation

The board of directors unanimously recommends a vote “FOR” the election of each of the 10 directors nominated by our board of directors and named in this proxy statement as directors to serve until the next annual meeting of stockholders and until his or her successor is elected and qualified.

Director Nominees
Our nominating, governance and corporate sustainability committee has recommended, and our board of directors has approved, Robert Selander, Jon Kessler, Stephen Neeleman, M.D., Paul Black, Adrian Dillon, Evelyn Dilsaver, Debra McCowan, Rajesh Natarajan, Stuart Parker and Gayle Wellborn as nominees for election as directors at the Annual Meeting. If elected, each such nominee will serve as a director until the 2025 annual meeting of stockholders and until his or her successor is duly elected and qualified. One current director, Frank Corvino, is not standing for election, and accordingly, his term will expire immediately after the Annual Meeting.
If you are a stockholder of record and you sign your proxy card or vote over the Internet or by telephone but do not give instructions with respect to the voting of directors, your shares will be voted FOR the re-election of each of the nominees. We expect that each nominee will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by our board of directors to fill such vacancy. If you are a beneficial owner of shares of our common stock and you do not give voting instructions to your broker, bank or other nominee, then your broker, bank or other nominee will leave your shares unvoted on this matter.

HealthEquity, Inc. 2024 Proxy Statement	7

Proposal No. 1 Election of Directors
Director Nominee Biographies

Robert Selander
Independent Chairman

Director Since: 2015 Committees: •Nominating, Governance and Corporate Sustainability •Talent, Compensation and Culture Current Outside Public Directorships: •None
Robert Selander has served as chairman and a member of our board of directors since September 2015.
Mr. Selander began his career at Citibank in 1974 where, during his 20-year tenure, he held numerous leadership positions, including managing parts of Citibank’s Consumer Financial Services business in the United States, Brazil, Puerto Rico and the United Kingdom. In 1994, Mr. Selander joined MasterCard International, where he served as the President of MasterCard’s Europe, Middle East, Africa and Canada regions until his appointment in 1997 as President and Chief Executive Officer. In addition, Mr. Selander served as President and Chief Executive Officer of MasterCard Incorporated (NYSE: MA) from 1997 until 2010. Mr. Selander served as a director of the Hartford Financial Services Group, Inc. (NYSE: HIG) from 1998 to 2008, MasterCard Incorporated from 2002 until 2010, and MasterCard International from 1997 until 2010.
Mr. Selander also served on the Board of Trustees of the Fidelity Equity and High Income Funds from 2011 until 2017, served as a director of The Western Union Company (NYSE: WU) from 2014 to 2019, and served as a director of Equifax Inc. (NYSE: EFX) from 2018 to 2023.
Mr. Selander holds a B.S. in Industrial Engineering from Cornell University and an M.B.A. from Harvard University.
The board of directors believes that Mr. Selander’s extensive business experience and his background as a president and chief executive officer of a publicly traded company qualify him to serve as a member of our board of directors.

Jon Kessler
President and Chief Executive Officer

Director Since: 2009 Committees: •None Current Outside Public Directorships: •None
Jon Kessler has served as our President and Chief Executive Officer since February 2014 and as a director since March 2009. From March 2009 through January 2014, Mr. Kessler served as our Executive Chairman.
Prior to joining HealthEquity, Mr. Kessler founded WageWorks, Inc., (“WageWorks”) a provider of tax-advantaged programs for consumer-centric health, commuter and other employee spending account benefits, serving as Chief Executive Officer of that company from 2000 to 2004, Executive Chairman in 2005, and Chief Executive Officer from 2006 to 2007. Prior to founding WageWorks, Mr. Kessler was a benefits taxation specialist at Arthur Andersen, LLP and, prior to that, he was a senior economist in Washington, D.C., specializing in employee benefits and environmental taxation during the Clinton and Bush (Sr.) administrations.
Mr. Kessler also currently serves as a trustee of the Employee Benefits Research Institute and the George Washington University Medical Faculty Associates, both nonprofit organizations. He also served as director of the nonprofit International Baccalaureate Organization from 2017 to 2020.
Mr. Kessler holds a B.A. from George Washington University in International Affairs and an M.P.P. from Harvard University’s John F. Kennedy School of Government.
The board of directors believes that Mr. Kessler’s experience in the tax-advantaged consumer-directed benefits industry, his background as a chief executive officer and his training as a tax specialist qualify him to serve as a member of our board of directors.

8	HealthEquity, Inc. 2024 Proxy Statement

Proposal No. 1 Election of Directors

Stephen Neeleman, M.D.
Founder and Vice Chairman

Director Since: 2002 Committees: •None Current Outside Public Directorships: •None
Stephen Neeleman, M.D. founded HealthEquity in 2002 and has served as our Vice Chairman since February 2014, having previously served as Chief Executive Officer from November 2002 through January 2014 and as a director since November 2002.
Dr. Neeleman is a board certified general surgeon and practiced in Arizona and for Intermountain Healthcare in Utah, from July 2003 to December 2014. Dr. Neeleman is the co-author of The Complete HSA Guidebook—How to Make Health Savings Accounts Work for You and a contributor to The Innovator’s Prescription—A Disruptive Solution for Health Care. While on the faculty of the University of Arizona Department of Surgery, Dr. Neeleman spent time in Washington, D.C. educating lawmakers prior to the passage of the law that created HSAs. He serves on the America’s Health Insurance Plans’ HSA Leadership Council and the American Bankers’ Association HSA Council. He also serves on the State of Utah’s Health Data Committee and the Governor’s Office of Economic Development Board of Directors.
Prior to attending medical school, Dr. Neeleman worked as a senior manager for Morris Air (later acquired by Southwest Airlines).
Dr. Neeleman holds a B.A. from Utah State University and an M.D. from the University of Utah, and completed his surgical residency at the University of Arizona in Tucson.
The board of directors believes that Dr. Neeleman’s experience in the healthcare industry as a medical doctor, his expertise in the history, development and administration of HSAs and his extensive knowledge of the Company as its founder qualify him to serve as a member of our board of directors.

Paul Black
Independent Director

Director Since: 2022 Committees: •Audit and Risk •Talent, Compensation and Culture Current Outside Public Directorships: •None
Paul Black has served as a member of our board of directors since 2022.
Mr. Black was the Chief Executive Officer of Allscripts Healthcare Solutions, Inc. (NASDAQ: MDRX) from 2012 to 2022, as well as President from 2012 to 2015, and a member of the Allscripts board of directors from 2012 to 2022. Prior to joining Allscripts, Mr. Black served in various executive positions at Cerner Corporation for 13 years, ending as Chief Operating Officer. Prior to joining Cerner Corporation, Mr. Black spent 12 years in a variety of leadership positions in sales, product marketing and professional services at International Business Machines Corporation (NYSE: IBM).
Mr. Black currently serves on four nonprofit boards. Mr. Black previously served on multiple publicly traded, private company and nonprofit boards of directors for companies in the healthcare information technology, patient monitoring, healthcare services, health care delivery, healthcare device and consumer internet marketing industries.
Mr. Black holds a B.S. in Agriculture from Iowa State University and an M.B.A. in Industrial Relations from the University of Iowa.
The board of directors believes that Mr. Black’s extensive leadership experience as a public company chief executive officer and track record of helping healthcare technology businesses grow qualify him to serve as a member of our board of directors.

HealthEquity, Inc. 2024 Proxy Statement	9

Proposal No. 1 Election of Directors

Adrian Dillon
Independent Director

Director Since: 2016 Committees: •Audit and Risk (Chair) •Cybersecurity and Technology Current Outside Public Directorships: •None
Adrian Dillon has served as a member of our board of directors since 2016.
Mr. Dillon served as a member of the supervisory board and chairman of the audit committee of SUSE S.A. from 2021 to 2024. He also served as a member of the board of directors of Datto Holding Corp. from 2020 to 2022, WNS (Holdings) Limited from 2012 to 2021, Williams-Sonoma, Inc. (NYSE: WMS) from 2005 to 2017, Wonga Group Limited from 2013 to 2015, NDS Group Limited from 2011 to 2012, Verigy Pty from 2006 to 2007, and LumiLeds Inc. from 2002 to 2007. He also held key finance roles including, Chief Financial Officer and Chief Administrative Officer at Skype Limited from 2010 to 2011 and Executive Vice President—Finance & Administration and Chief Financial Officer at Agilent Technologies, Inc. from 2001 to 2010, as well as various positions at Eaton Corporation from 1979 to 2001.
Mr. Dillon was a member and past chairman of The Conference Board Council of Financial Executives.
Mr. Dillon graduated from Amherst College with a Bachelor of Arts degree in Economics.
The board of directors believes that Mr. Dillon’s extensive financial and accounting expertise and thorough understanding of financial reporting rules and regulations, including the management of internal controls, qualifies him to serve as a member of our board of directors.

Evelyn Dilsaver
Independent Director

Director Since: 2014
Committees:
•Audit and Risk
•Nominating, Governance and Corporate Sustainability (Chair)
Current Outside Public Directorships:
•Tempur Sealy International, Inc. (NYSE: TPX)
•QuidelOrtho Corporation (NASDAQ: QDEL)

Evelyn Dilsaver has served as a member of our board of directors since 2014.
Ms. Dilsaver is a member of the board of directors and chair of the audit committee of Tempur Sealy International, Inc. (NYSE: TPX) and a member of the board of directors of QuidelOrtho Corporation (NASDAQ: QDEL). In the past five years, Ms. Dilsaver has also served as a director of Aéropostale Inc. (NYSE: ARO), HighMark Funds, Russell Exchange Traded Funds, Longs Drug Stores Corp. and Tamalpais Bancorp. She is also a member of the board of directors of a privately held corporation and real estate investment trust. Ms. Dilsaver was formerly a member of The Charles Schwab Corporation from 1991 until her retirement in 2007. During her tenure at The Charles Schwab Corporation, Ms. Dilsaver held various senior management positions within the organization, including Executive Vice President (The Charles Schwab Corporation) and President and Chief Executive Officer (Charles Schwab Investment Management). Prior to becoming President and Chief Executive Officer of Charles Schwab Investment Management, a position she held from 2003 to 2007, Ms. Dilsaver held the position of Senior Vice President, Asset Management Products and Services.
Ms. Dilsaver holds a B.S. in Accounting from California State University, East Bay, and is a Certified Public Accountant.
The board of directors believes that Ms. Dilsaver’s extensive financial industry experience and her background as the chief executive officer of a significant business line of a publicly traded corporation qualifies her to serve as a member of our board of directors.

10	HealthEquity, Inc. 2024 Proxy Statement

Proposal No. 1 Election of Directors

Debra McCowan
Independent Director

Director Since: 2018 Committees: •Nominating, Governance and Corporate Sustainability •Talent, Compensation and Culture (Chair) Current Outside Public Directorships: •None
Debra McCowan has served as a member of our board of directors since 2018.
Ms. McCowan served as Executive Vice President and Chief Human Resources Officer for NetApp, Inc. (NASDAQ: NTAP), a hybrid cloud data services and data management company, from 2018 to 2024, where she was responsible for developing the global HR strategy. Prior to joining NetApp, Ms. McCowan was the Executive Vice President and Chief Human Resource Officer of Equinix, Inc. (NASDAQ: EQIX), a global interconnection and data center company, from 2013 to 2018. Prior to joining Equinix, Ms. McCowan was the co-founder and partner at Accelerance, Inc. from 2011 to 2013, where she provided organizational and systems change strategy consulting services, including leadership development and executive coaching. Ms. McCowan also served as Vice President of Worldwide Human Resources for Avago Technologies U.S. Inc. from 2007 to 2011, and Vice President of Human Resources for Hitachi Data Systems, a subsidiary of Hitachi, Ltd., from 2005 to 2006.
Ms. McCowan graduated with a post-graduate degree in Human Resources and Industrial Relations Management from the University of Melbourne and holds a Bachelor of Arts degree from La Trobe University in Australia.
The board of directors believes that Ms. McCowan’s extensive human resources, governance and compliance background, experience developing talent-driven organizations with strong cultures, insights into organizational architectures and deep understanding of employee benefits qualify her to serve as a member of our board of directors.

Rajesh Natarajan
Independent Director

Director Since: 2022 Committees: •Audit and Risk •Cybersecurity and Technology Current Outside Public Directorships: •Bread Financial Holdings, Inc. (NYSE: BFH)
Rajesh Natarajan has served as a member of our board of directors since 2022.
Mr. Natarajan has been the Chief Product and Strategy Officer of Globalization Partners since 2022. Prior to joining Globalization Partners, Mr. Natarajan was Executive Vice President of Products and Engineering of RingCentral, Inc. (NYSE: RNG) from 2020 to 2021. Mr. Natarajan was Executive Vice President and Chief Product and Technology Officer of Ancestry.com from 2017 to 2020. Mr. Natarajan served in senior leadership positions with increasing responsibility in the areas of technology and product development at Intuit, Inc. (NASDAQ: INTU) from 2014 to 2017, including as Senior Vice President and Chief Information Security and Fraud Officer. Mr. Natarajan served in senior leadership positions with increasing responsibility in the areas of technology and product development at PayPal Holdings, Inc. (NASDAQ: PYPL) from 2006 to 2014, including as Vice President, Platform Engineering and Operations. Mr. Natarajan also served in various management positions with increasing responsibility in the area of technology from 1995 to 2006 with Sabre Holdings Corporation, including as an early member of the development team that founded Travelocity.com. Mr. Natarajan currently serves as a member of the board of directors for Bread Financial Holdings, Inc. (NYSE: BFH).
Mr. Natarajan holds a B.S. in Mechanical Engineering from Jawaharlal Nehru Technological University and an M.S. in Industrial Engineering from Clemson University.
The board of directors believes that Mr. Natarajan’s extensive experience in technology development, information technology, product development and cybersecurity qualify him to serve as a member of our board of directors.

HealthEquity, Inc. 2024 Proxy Statement	11

Proposal No. 1 Election of Directors

Stuart Parker
Independent Director

Director Since: 2020 Committees: •Cybersecurity and Technology •Talent, Compensation and Culture Current Outside Public Directorships: •Kemper Corporation (NYSE: KMPR)
Stuart Parker has served as a member of our board of directors since 2020.
Mr. Parker currently serves as a member of the board of directors for Kemper Corporation (NYSE: KMPR) and Factory Mutual Insurance Company. Mr. Parker served as President and CEO of United Services Automobile Association (USAA) from 2015 until his retirement in 2020. He spent more than 21 years with USAA in various roles, including Chief Operating Officer (2014—2015), Chief Financial Officer (2012—2014), President of the Property & Casualty Insurance Group (2007—2012), and President of Financial Planning Services (2004—2007).
Mr. Parker holds a B.B.A. in Management from Valdosta State University and an M.B.A. from St. Mary’s University. Mr. Parker is a distinguished graduate of the Air Force ROTC program and served in the U.S. Air Force for nearly 10 years, including service in Operations Desert Shield and Desert Storm.
The board of directors believes that Mr. Parker’s business experience and his background as a president and chief executive officer of a large financial institution qualifies him to serve as a member of our board of directors.

Gayle Wellborn
Independent Director

Director Since: 2017 Committees: •Cybersecurity and Technology (Chair) •Nominating, Governance and Corporate Sustainability Current Outside Public Directorships: •None
Gayle Wellborn has served as a member of our board of directors since 2017.
Ms. Wellborn currently works as an independent Digital and Customer Experience consultant. Prior to her work as a consultant, Ms. Wellborn was the Senior Vice President, Brand and Digital Group for Ally Financial Inc. (NYSE: ALLY) from 2012 to 2015, and Senior Vice President, eCommerce executive for Ally from 2008 to 2012. She also was Senior Vice President, Online Banking and responsible for Bank of America Corp’s (NYSE: BAC) online and mobile banking products and services from 2002 to 2008. At both Ally and Bank of America she was responsible for the strategy and delivery of innovative online and mobile products, services and customer experiences, and also was responsible for the development and execution of Ally’s consumer social media strategy. She was part of the team to lead the rebranding of GMAC to Ally Financial, and was accountable for the launch of Ally Bank and the Ally Bank call centers in the U.S. and Canada. Before joining Bank of America, Ms. Wellborn served in various technology and customer service leadership positions at First Union/Wachovia.
Ms. Wellborn graduated with an Executive M.B.A. from Queens University in North Carolina and holds a Bachelor of Arts degree from the University of North Carolina.
The board of directors believes that Ms. Wellborn’s extensive business experience, particularly in the financial, branding, technology and digital areas, qualifies her to serve as a member of our board of directors.

12	HealthEquity, Inc. 2024 Proxy Statement

Proposal No. 1 Election of Directors
Retiring Director
Effective immediately following the Annual Meeting, Frank Corvino’s term will expire, at which time he will retire from our board of directors. The Company gratefully acknowledges and thanks Mr. Corvino for his years of service and dedication to our board of directors.
Board Effectiveness and Long-Term Planning
Assessments and Performance Reviews
Our board of directors and each of its committees conducts annual self-assessments, which are intended to facilitate a candid assessment and discussion by the board and each committee of its effectiveness in fulfilling its responsibilities. The nominating, governance and corporate sustainability committee oversees the annual self-assessments. All directors complete an evaluation form for the board and for each committee on which they serve. These forms include ratings for certain key metrics, as well as the opportunity for written comments. The comments provide key insights into the areas directors believe the board can improve or in which its performance is strong. Evaluation topics include number and length of meetings, topics covered and materials provided, committee structure and activities, board composition and expertise, director education opportunities, succession planning, director participation and interaction with management. Directors also conduct regular peer assessments of the performance of their fellow directors. These peer assessments include a questionnaire and individual director interviews and are typically conducted by our chairman, although an independent third party is used periodically to provide an outside perspective. Our board considers the results of the board, committee and peer assessments when making decisions on the structure and responsibilities of our board and its committees, and in our board refreshment process.
Board Succession Planning
As part of board succession planning, and to ensure our board of directors has a diverse and relevant mix of perspectives and expertise, the nominating, governance and corporate sustainability committee has been conducting an ongoing board refreshment process. As a result of this process, one independent director, Mr. Corvino, is not standing for election, and accordingly, will retire from the board of directors effective following the Annual Meeting.
We expect this board refreshment process to continue over the coming years. As part of this process, gender diversity of our board of directors increased to 27% this year and, with Mr. Corvino’s retirement from the board, gender diversity will increase to 30% immediately following the Annual Meeting (assuming all director nominees are elected).
The board refreshment process also includes refreshing committee leadership and membership from time to time. The chairs of each of our committees were changed as a result of this process, with Ms. McCowan becoming chair of the talent, compensation and culture committee in June 2020, and Mr. Dillon and Mses. Dilsaver and Wellborn becoming chairs of the audit and risk committee, nominating, governance and corporate sustainability committee, and cybersecurity and technology committee, respectively, in September 2021. Committee membership has also been refreshed as new directors have joined the board of directors and others have retired.
Considerations in Evaluating Director Nominees
Our nominating, governance and corporate sustainability committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, including the members of the board of directors eligible for re-election, our nominating, governance and corporate sustainability committee will consider the current size, composition and needs of our board of directors and the respective committees of the board of directors, including, without limitation, issues of character, integrity, judgment, diversity, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, and other commitments. Our nominating, governance and corporate sustainability committee evaluates these factors, among others, and does not assign any particular weighting or priority to any of these factors.
Our nominating, governance and corporate sustainability committee requires the following minimum qualifications to be satisfied by any nominee for a position on the board of directors: (i) the highest personal and professional ethics and integrity; (ii) proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment; (iii) skills that are complementary to those of the existing members of the board of directors; (iv) the ability to assist and support management and make significant contributions to our success; and (v) an understanding of the fiduciary responsibilities that are required of a member of the board of directors and the commitment of time and energy necessary to diligently carry out those responsibilities.

HealthEquity, Inc. 2024 Proxy Statement	13

Proposal No. 1 Election of Directors
If our nominating, governance and corporate sustainability committee determines that an additional or replacement director is required, it may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the nominating, governance and corporate sustainability committee, the board of directors or management. Our nominating, governance and corporate sustainability committee also may propose to the board of directors a candidate recommended or offered for nomination by a stockholder as a nominee for election to the board of directors. After our nominating, governance and corporate sustainability committee makes its recommendations to the board of directors, the board of directors has final authority on determining the selection of those director candidates for nomination to the board of directors.
Director Education
Our directors regularly participate in education opportunities to help enable them to fulfill their responsibilities. Directors are provided ongoing education through in-depth presentations on topics such as, among others, strategy, cybersecurity, artificial intelligence, technological developments, product developments, ESG-related issues, and legal and regulatory issues. These presentations may be made by management or outside experts. Directors are also encouraged and provided opportunities to attend conferences and other third-party educational events and trainings.
Director Independence
Our common stock is listed on the NASDAQ Global Select Market. Under NASDAQ rules, independent directors must comprise a majority of a listed company’s board of directors. In addition, NASDAQ rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of the listed company’s board of directors, the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and NASDAQ listing requirements. In addition, compensation committee members must satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act and NASDAQ listing requirements.
Our board of directors has undertaken a review of the independence of each director and considered whether such director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our board of directors has determined that Messrs. Selander, Black, Corvino, Dillon, Natarajan, and Parker and Mses. Dilsaver, McCowan and Wellborn are “independent directors” as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of NASDAQ.
Our board of directors has determined that each member of our talent, compensation and culture committee meets the requirements for independence under the rules and regulations of the SEC, including Rule 10C-1 under the Exchange Act, and NASDAQ listing requirements, is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code.
Board Leadership Structure
Our board of directors is responsible for providing oversight of the affairs of the Company. Our board of directors consists of a non-executive chairman of the board of directors and four standing committees that are each led by a chair. Nine of the eleven current directors (eight of the ten following the Annual Meeting, assuming all nominees are re-elected) are independent, which we believe provides effective independent oversight of management. Our Chief Executive Officer is a director, but he does not serve as chairman of the board of directors and does not serve on any committee of the board of directors.
We believe that the current leadership structure of the board of directors is appropriate because it allows the board of directors and its committees to fulfill their responsibilities, draws upon the experience and talents of all directors, encourages management accountability to the board of directors and helps maintain good communication among members of the board of directors and with management. In particular, by having our Chief Executive Officer serve as a member of our board of directors—with a separate individual serving as chairman of our board of directors—we believe we optimize the development of our Company’s strategy by embracing the diverse perspectives and roles of our independent directors and our Chief Executive Officer.

14	HealthEquity, Inc. 2024 Proxy Statement

Proposal No. 1 Election of Directors
While we currently have a separate non-executive chairman of the board of directors and Chief Executive Officer, our corporate governance guidelines allow for the same person to serve as both chairman and chief executive officer. In that circumstance, the independent directors would be entitled to elect a lead independent director. Among other reasons, our board of directors could determine to have the same person serve as both chairman and chief executive officer if it determined that doing so would better optimize the development of our Company’s strategy while also allowing the board of directors and its committees to fulfill their responsibilities.
Board Meetings and Committees
During the fiscal year ended January 31, 2024, our board of directors held six meetings (including regularly scheduled and special meetings). Each director attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he or she served as a director and (ii) the total number of meetings held by all committees of our board of directors on which he or she served during the periods that he or she served.
It is the policy of our board of directors to regularly have separate meeting times for independent directors without management.
Our board of directors has adopted a policy that our directors are strongly encouraged to attend each annual meeting of stockholders. All of the members of our board of directors who were directors at the time of our 2023 annual meeting of stockholders attended the annual meeting of stockholders.
Our board of directors has four standing committees:
•the audit and risk committee
•the cybersecurity and technology committee
•the nominating, governance and corporate sustainability committee
•the talent, compensation and culture committee
The composition and responsibilities of each of the committees of our board of directors are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Each committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and NASDAQ listing requirements. A copy of the charter of each committee is available in the Corporate Governance section of our Investor Relations webpage: ir.healthequity.com.

Audit and Risk Committee
Members:
•Adrian Dillon (Chair and Financial Expert)
•Paul Black (Financial Expert)
•Frank Corvino
•Evelyn Dilsaver (Financial Expert)
•Rajesh Natarajan
Independence: 5 of 5
Meetings in Fiscal 2024: 10
Actions by Unanimous Written Consent: 0
Committee Report: Page 27

Key responsibilities include:
•selecting, hiring and setting the compensation for our independent registered public accounting firm to act as our independent auditor
•evaluating the qualifications, performance and independence of our independent registered public accounting firm
•pre-approving any audit and non-audit and tax services to be performed by our independent registered public accounting firm
•reviewing and approving the internal audit plan for each upcoming year
•reviewing the adequacy and effectiveness of our internal control policies and procedures and our disclosure controls and procedures
•overseeing procedures for the treatment of complaints on accounting, internal accounting controls or audit matters
•reviewing and discussing with the board of directors reports regarding the major risk exposures of the Company
•reviewing and approving the risk management plan for each upcoming year
•reviewing and discussing with management and our independent registered public accounting firm the results of our annual audit, our quarterly financial statements and our publicly filed reports
•reviewing our compliance with financial covenants under any existing debt instruments
•reviewing and approving related person transactions
•preparing the audit and risk committee report that the SEC requires be included in our annual proxy statement

HealthEquity, Inc. 2024 Proxy Statement	15

Proposal No. 1 Election of Directors

Cybersecurity and Technology Committee
Members: •Gayle Wellborn (Chair) •Adrian Dillon •Rajesh Natarajan •Stuart Parker Independence: 4 of 4 Meetings in Fiscal 2024: 4 Actions by Unanimous Written Consent: 0
Key responsibilities include:
•reviewing the Company’s cybersecurity threat landscape, risks and data security programs, as well as the Company’s management and mitigation of cybersecurity risks and potential breach incidents
•reviewing the Company’s compliance with applicable information security and data protection laws and industry standards
•reviewing the Company’s technology and information systems strategies and trends that may affect these strategies
•reviewing reports and key metrics on the Company’s cybersecurity, technology and information systems and related risk management programs
•reviewing the progress of major technology-related proposals, plans, projects and architecture decisions to ensure that these projects and decisions support the Company’s overall business strategy and receive appropriate support from the Company
•reviewing the capacity, performance and reliability of the Company’s technology platforms
•reviewing and discussing with management the Company’s cybersecurity, technology and information systems policies as to risk assessment and risk management
•reviewing and providing oversight on the Company’s crisis preparedness with respect to cybersecurity, technology and information systems
•referring to the audit and risk committee any matters that fall under the oversight of the audit and risk committee or are otherwise relevant for noting or consideration by the audit and risk committee
•reviewing the Company’s budget, investments, insurance, training and staffing as they relate to cybersecurity, technology and information systems

Nominating, Governance and Corporate Sustainability Committee
Members: •Evelyn Dilsaver (Chair) •Debra McCowan •Robert Selander •Gayle Wellborn Independence: 4 of 4 Meetings in Fiscal 2024: 6 Actions by Unanimous Written Consent: 0
Key responsibilities include:
•evaluating and making recommendations regarding the qualifications, composition, organization, and governance of our board of directors
•identifying and screening individuals qualified to become members of our board of directors and making recommendations regarding the selection and approval of nominees for director
•overseeing the annual evaluation of and reporting to the board of directors on the performance and effectiveness of the board of directors and its committees
•overseeing the Company’s strategy, policies, programs and public reporting relating to corporate social responsibility matters, including with respect to environmental, social and governance sustainability matters
•reviewing and making recommendations regarding our corporate governance guidelines and overseeing our corporate governance practices, including reviewing and making recommendations regarding other documents and policies in our corporate governance framework

16	HealthEquity, Inc. 2024 Proxy Statement

Proposal No. 1 Election of Directors

Talent, Compensation and Culture Committee
Members: •Debra McCowan (Chair) •Paul Black •Frank Corvino •Stuart Parker •Robert Selander Independence: 5 of 5 Meetings in Fiscal 2024: 6 Actions by Unanimous Written Consent: 3 Committee Report: Page 32
Key responsibilities include:
•reviewing and approving the corporate goals and objectives applicable to the compensation of our Chief Executive Officer and evaluating the Chief Executive Officer’s performance in light of those goals and objectives
•reviewing, approving and, when appropriate, making recommendations regarding our Chief Executive Officer’s and all other executive officers’ annual base salaries; incentive compensation plans, including the specific goals and amounts; equity compensation, employment agreements, severance arrangements and change-in-control arrangements; and any other benefits, compensation or arrangements
•administering our incentive compensation plans and equity compensation plans
•overseeing succession planning for key executives other than our Chief Executive Officer
•reviewing the Company’s program for management development
•reviewing, approving and, when appropriate, making recommendations regarding employee benefit plans
•overseeing the Company’s culture and related strategies, programs and risks
•overseeing the Company’s talent management, development and retention and related strategies, programs and risks, including the Company’s diversity and inclusion initiatives and results
•reviewing and discussing with management the Company’s Compensation Discussion and Analysis and the related executive compensation disclosures included in this proxy statement
•reviewing our incentive compensation arrangements to determine whether they encourage excessive risk-taking and evaluating compensation policies and practices that could mitigate such risk
•evaluating and making recommendations regarding the compensation of our non-employee directors
•reviewing our compliance with the requirements under the Sarbanes-Oxley Act relating to loans to directors and officers and with all other applicable laws affecting employee compensation and benefits
•overseeing our overall compensation philosophy, compensation plans and benefits programs

Compensation Committee Interlocks and Insider Participation
The current members of our talent, compensation and culture committee are Ms. McCowan and Messrs. Black, Corvino, Selander and Parker. None of the members of our talent, compensation and culture committee is or has been an officer or employee of the Company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee, or other board committee performing equivalent functions, of any entity that has one or more executive officers serving on our talent, compensation and culture committee or our board of directors. None of the members of our talent, compensation and culture committee has any relationship required to be disclosed under this caption under the rules of the SEC.

HealthEquity, Inc. 2024 Proxy Statement	17

Proposal No. 1 Election of Directors
Board Diversity Matrix
The following table includes the Company’s board diversity matrix as of May 17, 2024:

Total Number of Directors	11

	Female	Male	Non-Binary	Did Not Disclose Gender

Part I: Gender Identity
Directors	3	8	0	0
Part II: Demographic Background
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	2	1	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	1	7	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0
Stockholder Recommendations for Nominations to the Board of Directors
Our nominating, governance and corporate sustainability committee will consider candidates for directors recommended by stockholders holding at least one percent (1%) of the fully diluted capitalization of HealthEquity continuously for at least 12 months prior to the date of the submission of the recommendation. Our nominating, governance and corporate sustainability committee will evaluate such recommendations in the same manner as candidates recommended from other sources. Stockholders wishing to recommend a candidate for nomination should direct the recommendation in writing by letter to our Corporate Secretary at:
HealthEquity, Inc.
15 W. Scenic Pointe Dr., Suite 100
Draper, UT 84020
Such recommendations must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve on our board of directors, information regarding any relationships between the candidate and HealthEquity and evidence of the recommending stockholder’s ownership of our common stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for membership to the board of directors. Our nominating, governance and corporate sustainability committee has discretion to decide which individuals to recommend for nomination as directors, including issues of character, integrity, judgment, diversity, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and personal references.
A stockholder can nominate a candidate directly for election to our board of directors by complying with the procedures in Article II, Section 2 of our Amended and Restated By-Laws (“by-laws”) and the rules and regulations of the SEC. Any eligible stockholder who wishes to submit a nomination should review the requirements in our by-laws on nominations by stockholders. Any nomination should be sent in writing to our Corporate Secretary at:
HealthEquity, Inc.
15 W. Scenic Pointe Dr., Ste. 100
Draper, UT 84020

18	HealthEquity, Inc. 2024 Proxy Statement

Proposal No. 1 Election of Directors
To be timely for our 2025 annual meeting of stockholders, our Corporate Secretary must receive the nomination no earlier than February 28, 2025, and no later than March 29, 2025. The notice must state the information required by Article II, Section 2 of our by-laws and otherwise must comply with applicable federal and state law.
A nomination will not be considered if it does not comply with these notice procedures and the additional requirements set forth in our by-laws, including, as appropriate, those set forth in Rule 14a-19 of the Exchange Act.
Director Compensation
In November 2023, with the assistance of Semler Brossy, our compensation consultant, our board of directors benchmarked our non-employee director compensation against our peers, reviewed our non-employee director compensation policy and approved certain changes to the retainer fees payable to our non-employee directors pursuant to such policy. A director may elect to receive these retainer fees in cash or in the form of restricted stock units. The retainers that were payable to each of the non-employee directors of our board of directors for the fiscal year ended January 31, 2024 and that will be payable to each of the non-employee directors for the fiscal year ending January 31, 2025 are described below.

Director Retainer Fees	FY2025 ($)	FY2024 ($)

Annual Retainer Fee	60,000	50,000
Additional Annual Retainer Fee for Board Committee Chairpersons:
•Audit and Risk Committee	40,000	40,000
•Talent, Compensation and Culture Committee	20,000	20,000
•Nominating, Governance and Corporate Sustainability Committee	15,000	10,000
•Cybersecurity and Technology Committee	20,000	20,000
Additional Annual Retainer Fee for Board Committee Members:
•Audit and Risk Committee	15,000	15,000
•Talent, Compensation and Culture Committee	10,000	7,500
•Nominating, Governance and Corporate Sustainability Committee	5,000	5,000
•Cybersecurity and Technology Committee	10,000	7,500
Additional Chairperson Retainer Fee	100,000	100,000
In addition, pursuant to our non-employee director compensation policy, each non-employee director is entitled to receive:
•an annual restricted stock unit award granted on the date of the Company’s annual meeting of stockholders with a value of $210,000, with all of the shares of our common stock subject to the award vesting on the earlier of either the date of the Company’s next annual meeting of stockholders or the one-year anniversary of the date of the grant; and
•for any newly appointed non-employee director, a pro-rated annual restricted stock unit award based on the date of appointment, that will vest on the date of the annual meeting following such appointment.
Pursuant to our non-employee director compensation policy, each non-employee director may elect to receive restricted stock units (with quarterly vesting) in lieu of cash retainers, except that no such election is available in a non-employee director’s first year of service. The number of restricted stock units will be determined by dividing the value of the cash retainer by the closing price of a share of our common stock on the date of grant. Restricted stock units will be valued at 100% of the closing price of our common stock on the date of grant.
We also reimburse our directors for reasonable and necessary out-of-pocket expenses incurred in attending board of directors and committee meetings or performing other services for us in their capacities as directors.
Directors who also serve as directors of our wholly owned subsidiary HealthEquity Trust Company receive an annual cash retainer fee of $15,000 for that service.

HealthEquity, Inc. 2024 Proxy Statement	19

Proposal No. 1 Election of Directors
Fiscal 2024 Director Compensation Table
The following table sets forth information concerning the compensation paid to our non-employee directors during the fiscal year ended January 31, 2024.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	All Other Compensation(3) ($)	Total ($)

Robert Selander	162,500	200,000	—	362,500
Paul Black(4)	72,500	200,000	—	272,500
Frank Corvino	72,500	200,000	—	272,500
Adrian Dillon	97,500	200,000	—	297,500
Evelyn Dilsaver	75,000	200,000	15,000	290,000
Debra McCowan	75,000	200,000	—	275,000
Rajesh Natarajan(4)	72,500	200,000	—	272,500
Stuart Parker(4)	65,000	200,000	15,000	280,000
Ian Sacks(4)	62,500	—	—	62,500
Gayle Wellborn	78,873	200,000	—	278,873
(1)The amounts reported in this column represent the aggregate grant date value of the restricted stock units granted to the non-employee directors during the fiscal year ended January 31, 2024, calculated in accordance with FASB ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The grant date fair value is calculated using the closing price of our common stock on the date of grant. See Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2024 for a discussion of the assumptions used to calculate these values.
(2)The table below shows the aggregate number of option awards outstanding, whether or not exercisable, and unvested restricted stock units outstanding for each non-employee director as of January 31, 2024.

Name	Aggregate Option Awards Outstanding as of January 31, 2023 (#)	Aggregate Unvested Restricted Stock Units Outstanding as of January 31, 2023 (#)

Robert Selander	65,000	3,164
Paul Black	—	5,622
Frank Corvino	6,482	3,164
Adrian Dillon	24,446	3,164
Evelyn Dilsaver	55,851	4,801
Debra McCowan	—	3,164
Rajesh Natarajan	—	3,164
Stuart Parker	—	9,797
Gayle Wellborn	12,075	3,164
(3)Includes cash retainer fees paid to Ms. Dilsaver and Mr. Parker for serving on the board of directors of HealthEquity Trust Company, a wholly owned subsidiary of the Company.
(4)The amount reported in the “Fees Earned or Paid in Cash” column represents the value of unrestricted shares of the Company’s stock, which the director elected to receive in lieu of a cash retainer.
Director Stock Ownership Guidelines
Under our stock ownership guidelines, each non-employee director, within five years of the director’s election or appointment to the board of directors, should own shares of our common stock with a value equal to five times the director’s annual cash retainer.
The table below shows the ownership guidelines for each of our non-employee directors, their applicable compliance dates, and whether they were in compliance, as applicable, as of July 31, 2023, which was the last applicable measurement date under our stock ownership guidelines:

20	HealthEquity, Inc. 2024 Proxy Statement

Proposal No. 1 Election of Directors

Name	Ownership Guideline (Multiple of Annual Cash Retainer)	Compliance Date	Compliance Status

Robert Selander	5x	July 31, 2021	In compliance
Paul Black	5x	September 1, 2027	N/A
Frank Corvino	5x	July 31, 2021	In compliance
Adrian Dillon	5x	September 1, 2021	In compliance
Evelyn Dilsaver	5x	July 31, 2021	In compliance
Debra McCowan	5x	April 1, 2023	In compliance
Rajesh Natarajan	5x	May 2, 2027	N/A
Stuart Parker	5x	December 4, 2025	N/A
Gayle Wellborn	5x	August 1, 2022	In compliance
At the time of the last applicable measurement date, shares of our common stock underlying vested stock options were not included when determining the director’s stock ownership, but both unvested and deferred and vested time-based restricted stock units are included. We believe that the stock ownership guidelines serve to further align the interests of our non-employee directors with the interests of our stockholders.
Vote Required
The election of directors requires a majority of the votes cast by the holders of shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. A “majority of the votes cast” means the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election. Abstentions and broker non-votes will not count as a vote cast either “for” or “against” a director’s election.
In the event any nominee for director receives a greater number of votes “against” his or her election than votes “for” such election, such nominee is required pursuant to the Company’s Corporate Governance Guidelines to irrevocably offer in writing his or her resignation to the board of directors, which the board of directors will determine whether to accept or reject. Our nominating, governance and corporate sustainability committee (excluding, if applicable, the director who tendered the resignation) will evaluate any such resignation in light of the best interests of the Company and its stockholders in determining whether to recommend to the board of directors that it accept or reject the resignation.
In reaching its decision, pursuant to our corporate governance guidelines, the board of directors may consider any factors it deems relevant, including but not limited to, (i) any stated reasons why stockholders voted against the director, (ii) any alternatives for curing the underlying cause of the “against” votes, (iii) the director’s tenure, (iv) the director’s qualifications, (v) the director’s past and expected future contributions to the Company, and (vi) the overall composition of the board of directors. In addressing such resignation, the board of directors may (A) accept the resignation offer, (B) defer acceptance of the resignation offer, (C) maintain the director but attempt to address the underlying cause of the “against” votes, (D) resolve that the director will not be re-nominated in the future for election, or (E) reject the resignation offer. An accepted resignation offer will become effective immediately upon acceptance or upon such other time as determined by the independent members of the board of directors.
Additional Corporate Governance Matters
Risk Management
Risk is inherent with every business, and we face a number of risks, including strategic, financial, cyber, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk to our business. Management is responsible for the day-to-day management of risks the Company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management.
Our enterprise risk management program is led by our Senior Vice President of Risk and Compliance, who reports to our Executive Vice President, General Counsel and Corporate Secretary. The enterprise risk management team works with leaders across the Company to identify material risks and makes plans for risk remediation and acceptance. Our SVP of Risk and Compliance is a member of the Company’s disclosure committee and assists with the preparation of the Company’s public disclosure as part of the Company’s disclosure controls and procedures.

HealthEquity, Inc. 2024 Proxy Statement	21

Proposal No. 1 Election of Directors
In its risk oversight role, our board of directors and its committees have the responsibility to satisfy themselves that the risk management processes designed and implemented by management are appropriate and functioning as designed.
Our board of directors believes that open communication between management and our board of directors is essential for effective risk management and oversight. Our board of directors meets with our President and Chief Executive Officer and other members of the senior management team at quarterly meetings of our board of directors, where, among other topics, they discuss strategy and risks facing the Company, as well as at such other times as they deem appropriate.
Our full board of directors reviews strategic and operational risk in the context of reports from our management team, receives reports on all significant committee activities at each regular meeting and evaluates the risks inherent in any significant transactions. In addition, the board of directors meets annually to discuss the key risks impacting the Company’s ability to achieve its corporate strategy.
While our board of directors is ultimately responsible for risk oversight, to more effectively provide adequate oversight, our board committees assist our board of directors in fulfilling its oversight responsibilities in certain areas of risk:
•Our audit and risk committee assists our board of directors in fulfilling its oversight responsibilities with respect to enterprise risk management. The audit and risk committee annually reviews the Company’s enterprise risk management program and annual plan and receives quarterly updates on the state of the program and progress toward achievement of the plan. In addition, the audit and risk committee reviews risks in the areas of internal control over financial reporting and disclosure controls and procedures and legal and regulatory compliance, and discusses with management and our independent auditor guidelines and policies with respect to risk assessment and risk management. Our audit and risk committee also reviews our major financial risk exposures and the steps management has taken to monitor and control these exposures. Furthermore, the audit and risk committee is directly responsible for the appointment, retention, compensation and oversight of the work of the Company’s independent auditor (including resolution of disagreements between management and our auditor regarding financial reporting) in connection with auditing the Company’s annual financial statements, books, records, accounts and internal controls over financial reporting and related work.
•Our cybersecurity and technology committee oversees management’s responsibilities with respect to the Company’s cybersecurity and technology and associated risks.
•Our nominating, governance and corporate sustainability committee assists our board of directors in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, environmental, social and governance matters and corporate governance.
•Our talent, compensation and culture committee assesses risk created by the incentives inherent in our compensation policies and practices, as well as our culture and talent management and our diversity and inclusion initiatives.
Oversight of Environmental, Social and Governance Matters
Environmental, social and governance (“ESG”) matters are overseen by our board of directors and its committees, as well as management. Our board of directors provides strategic oversight of ESG topics material to the Company. As described above in “—Board Meetings and Committees—Nominating, Governance and Corporate Sustainability Committee”, the nominating, governance and corporate sustainability committee provides general oversight of the Company’s strategy, policies, programs and public reporting relating to corporate social responsibility matters, including ESG matters and provides regular updates to the board of directors regarding these matters. As further described below, the board’s committees also provide oversight of individual ESG topics material to the Company.
In 2021, the Company engaged an independent third-party to develop a materiality assessment of ESG topics. This assessment was overseen by our nominating, governance and corporate sustainability committee and coordinated by our then Vice President of Corporate Sustainability. The assessment identified ESG topics material to the Company. For a description of these ESG topics, please review the Company’s 2024 Corporate Sustainability Report, which is available on the Company’s website, but is not incorporated into this proxy statement.
The following table identifies each of the material ESG topics and the board committee that provides oversight of that topic:

Oversight Committee
	Audit and Risk	Cybersecurity and Technology	Nominating, Governance and Corporate Sustainability	Talent, Compensation and Culture

ESG Topic	Customer Privacy	Data Security	Anti-Corruption	Diversity and Equal Opportunity
Employment and Employee Benefits
Non-Discrimination

22	HealthEquity, Inc. 2024 Proxy Statement

Proposal No. 1 Election of Directors
Cybersecurity Oversight
As described above in “—Board Meetings and Committees—Cybersecurity and Technology Committee”, the cybersecurity and technology committee provides oversight of the Company’s cybersecurity threat landscape, risks and data security programs, and the Company’s management and mitigation of cybersecurity risks and potential breach incidents. The cybersecurity and technology committee meets with the Company’s Chief Security Officer and team to, among other items, review any cybersecurity incidents, review key risks and metrics on the Company’s cybersecurity program and related risk management programs, and discuss the Company’s cybersecurity programs and goals. The cybersecurity and technology committee also participates in cybersecurity tabletop exercises with management and receives training on cybersecurity trends and developments. The cybersecurity and technology committee updates the full board of directors during each quarterly board meeting, or more frequently if circumstances dictate.
The audit and risk committee provides an additional layer of cybersecurity oversight, as it provides oversight of the Company’s enterprise risk management program, which includes management of cybersecurity risks and the potential fraud and privacy risks that could arise from a cybersecurity incident.
Corporate Governance Guidelines, Code of Business Conduct and Ethics and Policy Oversight
Our board of directors has adopted corporate governance guidelines. These guidelines address items such as the role of our board of directors, conduct of board of directors and committee meetings and other corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. Our code of business conduct and ethics and our corporate governance guidelines are posted on the Corporate Governance section of our Investor Relations webpage: ir.healthequity.com. We intend to post any amendments to our code of business conduct and ethics and our corporate governance guidelines, and any waivers of our code of business conduct and ethics for directors and executive officers, on the same website.
In addition to the corporate governance guidelines and code of business conduct and ethics, our board of directors also conducts an annual review of each committee charter and several other key governance policies.
Related Person Transactions Governance
Our board of directors has adopted a formal written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. Related persons include any executive officer, director, or person who was serving as a director and/or executive officer at any time since the beginning of our last fiscal year, nominee for director, or holder of more than five percent of our common stock, or any of their immediate family members or affiliates. Related person transactions refers to any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we or our subsidiaries were or are to be a participant, where the amount involved exceeds or is reasonably expected to exceed $120,000, and a related person had, has or will have a direct or indirect interest, other than publicly disclosed compensation arrangements with directors and executive officers, reimbursement of advances of business travel and expenses, certain transactions with other companies, certain charitable contributions, transactions where all stockholders receive proportional benefits and transactions involving competitive bids.
The policy provides that for any transaction the General Counsel determines is a related person transaction, our audit and risk committee or, in those instances in which the General Counsel, in consultation with the Chief Executive Officer or the Chief Financial Officer, determines that it is not practicable or desirable to wait until the next regularly scheduled audit and risk committee meeting, the chair of the audit and risk committee will consider all of the available facts and circumstances relevant to the transaction, including (if applicable) but not limited to: (i) the benefits to us; (ii) in the event the related person is a director (or immediate family member of a director or an entity with which a director is a partner, stockholder or executive officer), the impact that the transaction will have on a director’s independence; (iii) whether any alternative transactions or sources for comparable services or products are available; (iv) the terms of the transaction; and (v) the terms available to unrelated third parties or to associates generally. After considering all such facts and circumstances and evaluating all options available to us, including ratification, revision or termination of the related person transaction, our audit and risk committee or the chair of the audit and risk committee, as applicable, shall determine in good faith whether the related person transaction is in, or is not inconsistent with, our best interests.
Related Person Transactions
We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were or will be a party, in which:
•the amounts involved exceeded or are expected to exceed $120,000; and
•any of our directors, nominees for director, executive officers or holders of more than 5% of our common stock, or any immediate family member or affiliate of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

HealthEquity, Inc. 2024 Proxy Statement	23

Proposal No. 1 Election of Directors
The Vanguard Group, Inc. (“Vanguard”) is the beneficial owner of more than 5% of the Company’s outstanding common stock. The Company is party to an Employer Services Agreement with Vanguard through which the Company provides HSAs to Vanguard employees. Vanguard is also party to a Client Referral and SSO Agreement with the Company through which Vanguard may refer its clients to the Company for the provision of HSAs in return for certain referral fees paid by the Company. Under the agreements, the Company received $319,785 during the fiscal year ended January 31, 2024, paid Vanguard $663,142 during the fiscal year ended January 31, 2024, and expects to receive more than $120,000 during the fiscal year ending January 31, 2025.
BlackRock, Inc. (“BlackRock”) is the beneficial owner of more than 5% of the Company’s outstanding common stock. The Company is party to a Master Services Agreement with BlackRock through which the Company provides consumer-directed benefits to BlackRock employees. Under this agreement, BlackRock paid the Company $194,277 during the fiscal year ended January 31, 2024, and the Company expects to receive more than $120,000 during the fiscal year ending January 31, 2025.
FMR, LLC (“FMR”) is the beneficial owner of more than 5% of the Company’s outstanding common stock. The Company, through its subsidiary WageWorks, is party to an Employer Services Agreement with an affiliate of FMR through which WageWorks provides consumer-directed benefits to employees of FMR and its affiliates. Under this agreement, the Company received $3,328,406 during the fiscal year ended January 31, 2024, and the Company expects to receive more than $120,000 during the fiscal year ending January 31, 2025.
We have also entered into indemnification agreements with our directors and certain of our executive officers. The indemnification agreements and our certificate of incorporation and by-laws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.
Other than as described above, there has not been over the last fiscal year, nor is there any currently proposed, transactions or series of similar transactions to which we have been or will be a party.
Whistleblower Policy
The audit and risk committee has established a telephone and Internet whistleblower hotline available to employees of the Company for the confidential and anonymous submission of suspected violations, including complaints regarding accounting, internal accounting controls or auditing matters, harassment, fraud and policy violations.
Stockholder Engagement
We carefully consider feedback from our stockholders regarding our executive compensation program and corporate governance issues. Our stockholders are invited to express their views to members of our board of directors as described under “Policies and Procedures for Communications to Independent Directors” below. We also engage in dialogue with our major stockholders throughout the year to solicit their views and opinions about various topics and matters of mutual interest.
We believe that our stockholder outreach process continues to strengthen our understanding of our stockholders’ concerns and the issues on which they are focused. We therefore expect to continue to engage with our stockholders on a regular basis.
Policies and Procedures for Communications to Independent Directors
In cases where stockholders wish to communicate directly with our non-management directors, messages can be sent to our General Counsel at:
HealthEquity, Inc.
15 W. Scenic Pointe Drive, Suite 100
Draper, UT, 84020
(801) 727-1000
Our General Counsel will review all incoming stockholder communications (except for mass mailings, product complaints or inquiries, job inquiries, business solicitations and patently offensive or otherwise inappropriate material) and, if appropriate, route such communications to the appropriate member(s) of the board of directors. Our General Counsel may decide in the exercise of his judgment whether a response to any stockholder communication is necessary and shall provide a report to our nominating, governance and corporate sustainability committee on a quarterly basis of any stockholder communications received to which the General Counsel has responded. This procedure does not apply to communications to non-management directors from officers or directors of HealthEquity who are stockholders or to stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act.

24	HealthEquity, Inc. 2024 Proxy Statement

Proposal No. 2
Ratification of Appointment of Independent Registered Public Accounting Firm
Our audit and risk committee has appointed PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending January 31, 2025. PwC also served as our independent registered public accounting firm for the fiscal year ended January 31, 2024. Pursuant to the requirement mandated by the Sarbanes-Oxley Act of 2002, PwC’s lead audit partner rotates every five years, and will be required to rotate after the completion of the audit of our financial statements for the fiscal year ending January 31, 2026.
At the Annual Meeting, stockholders are being asked to ratify the appointment of PwC as our independent registered public accounting firm for the fiscal year ending January 31, 2025. Stockholder ratification of the appointment of PwC is not required by our by-laws or other applicable legal requirements. However, our board of directors is submitting the appointment of PwC to our stockholders for ratification as a matter of good corporate governance. In the event that this appointment is not ratified by the affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote, such appointment will be reconsidered by our audit and risk committee. Even if the appointment is ratified, our audit and risk committee, in its sole discretion, may appoint another independent registered public accounting firm at any time during the fiscal year ending January 31, 2025, if our audit and risk committee believes that such a change would be in the best interests of the Company and its stockholders.
Representatives of PwC are expected to be present virtually at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from our stockholders.
Recommendation

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2025.

HealthEquity, Inc. 2024 Proxy Statement	25

Proposal No. 2 Ratification of Appointment of Independent Registered Public Accounting Firm
Fees Paid to the Independent Registered Public Accounting Firm
The following table presents fees for professional audit services and other services rendered to us by PwC for the fiscal years ended January 31, 2024 and 2023.

	2024 ($ in thousands)	2023 ($ in thousands)
Audit fees(1)	3,184	5,288
Audit-related fees(2)	—	—
Tax fees(3)	—	—
All other fees(4)	2	1
Total	3,186	5,289
(1)Audit fees consist of fees billed for professional services rendered in connection with the audit of our annual financial statements, review of our quarterly financial statements, services rendered in connection with registration statements on Form S-8, services performed in connection with the filing of a prospectus supplement, and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements for those fiscal years.
(2)Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit fees.”
(3)Tax fees consist of fees billed for professional services rendered by PwC for tax advice.
(4)All other fees consist of the aggregate fees billed for products and services provided and not otherwise included in “Audit fees,” “Audit-related fees” or “Tax fees”.
Auditor Independence
In the fiscal year ended January 31, 2024, there were no other professional services provided by PwC that would have required our audit and risk committee to consider their compatibility with maintaining the independence of PwC.
Audit and Risk Committee Policy on Pre-Approval of Audit and Permitted Non-Audit and Tax Services of Independent Registered Public Accounting Firm
Our audit and risk committee has established a policy governing our use of the services of our independent registered public accounting firm. Under the policy, our audit and risk committee is required to pre-approve all audit and permitted non-audit and tax services performed by our independent registered public accounting firm in order to ensure that the provision of such services do not impair such accounting firm’s independence. All fees paid to PwC for the fiscal years ended January 31, 2024 and 2023 were pre-approved by our audit and risk committee.
Vote Required
The ratification of the appointment of PwC requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal.

26	HealthEquity, Inc. 2024 Proxy Statement

Audit and Risk Committee Report
The information contained in the following Audit and Risk Committee Report shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that HealthEquity, Inc., or the Company, specifically incorporates it by reference in such filing.
As members of the audit and risk committee, we are responsible for overseeing the Company’s accounting and financial reporting processes, the Company’s risk management and risk governance structure, the performance of the Company’s internal audit function and the audit of the Company’s financial statements. In addition, the audit and risk committee is responsible for reviewing and approving the Company’s risk management plan for each fiscal year. During the fiscal year ended January 31, 2024, the audit and risk committee held 10 meetings—with and without management present—at which the audit and risk committee reviewed and discussed, among other items, the Company’s operational auditing procedures, the annual plan and scope of work of the independent auditor, and the requirements of, and the Company’s compliance with Section 404 of the Sarbanes-Oxley Act, including the Public Company Accounting Oversight Board’s, or PCAOB’s, Auditing Standard No. 5 regarding the audit of internal control over financial reporting.
The audit and risk committee has oversight responsibility for management’s implementation of procedures for identifying, monitoring and communicating the risks inherent to the Company’s business, including financial and strategic risks and risks regarding the Company’s operations and reputation (including cyber risks). The audit and risk committee receives regular reports from management regarding the Company’s assessment of risk and regularly reports to the full board of directors. In addition, the cybersecurity and technology committee refers to the audit and risk committee any matters that have come to the attention of the cybersecurity and technology committee that fall under the oversight of the audit and risk committee, or are otherwise relevant for noting or consideration by the audit and risk committee, including any matters relating to the Company’s internal control over financial reporting.
The audit and risk committee has established a telephone and Internet whistleblower hotline available to employees of the Company for the confidential and anonymous submission of suspected violations, including complaints regarding accounting, internal accounting controls or auditing matters, harassment, fraud and policy violations. The audit and risk committee receives regular updates on submissions to the hotline.
The audit and risk committee has reviewed and discussed the Company’s audited consolidated financial statements with management and PricewaterhouseCoopers LLP, or PwC, the Company’s independent registered public accounting firm. The audit and risk committee has discussed with PwC the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the PCAOB.
The audit and risk committee has received and reviewed the written disclosures and the letter from PwC required by the applicable requirements of the PCAOB regarding PwC’s communications with the audit and risk committee concerning independence, and has discussed with PwC its independence. In such discussions, the audit and risk committee considered, among other things, the length of time the PwC audit partner and other staff have been on the engagement, and other relationships that may impact the firm’s objectivity and independence.
Based on the review and discussions referred to above, the audit and risk committee recommended to the board of directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended January 31, 2024, for filing with the Securities and Exchange Commission.
Respectfully submitted by the members of the audit and risk committee of the board of directors:
Adrian Dillon (Chair)
Paul Black
Frank Corvino
Evelyn Dilsaver
Rajesh Natarajan

HealthEquity, Inc. 2024 Proxy Statement	27

Proposal No. 3
Advisory Vote on Compensation Paid to Our Named Executive Officers
Section 14A of the Exchange Act enables our stockholders to vote to approve, on a non-binding, advisory basis, the fiscal 2024 compensation paid to our named executive officers as disclosed in the section of this proxy statement titled “Executive Compensation,” including the Compensation Discussion and Analysis, compensation tables and narrative discussion that follows the compensation tables. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation paid to our named executive officers. Our stockholders previously approved, on a non-binding, advisory basis, that we conduct a “say-on-pay” vote on an annual basis.
As described in detail in the section of this proxy statement titled “Executive Compensation,” our compensation program for our named executive officers is designed to (i) attract and retain highly qualified named executive officers, who are critical to our long-term success; (ii) motivate and reward our named executive officers for achieving our short-term business and long-term strategic goals; and (iii) align the financial interests of our named executive officers with those of our stockholders.
Stockholders are urged to read the Compensation Discussion and Analysis, compensation tables and narrative discussion that follows the compensation tables in this proxy statement, which discuss in greater detail our compensation philosophy, policies and practices. Our board of directors believes that the compensation paid to our named executive officers is necessary, appropriate and properly aligned with our compensation philosophy and policies.
This vote is not intended to address any specific item of compensation, but rather the overall compensation paid to our named executive officers, and the philosophy, policies and practices described in this proxy statement. Accordingly, stockholders are being asked to indicate their support for the compensation paid to our named executive officers as described in this proxy statement by approving the following advisory resolution:
RESOLVED, that the stockholders of the Company approve, on a non-binding, advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.
Although the vote is intended to be advisory and non-binding, we value the views of our stockholders, and the board of directors and our talent, compensation and culture committee will consider the voting results, along with other relevant factors, in connection with their ongoing evaluation of our executive compensation program.
Recommendation

The Board of Directors unanimously recommends that stockholders vote their shares, on a non-binding, advisory basis, “FOR” the proposal to approve the compensation paid to our named executive officers as described in this proxy statement.

Vote Required
The approval, on a non-binding, advisory basis, of the compensation paid to our named executive officers as described in this proxy statement requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal. Broker non-votes will have no effect on this proposal.

28	HealthEquity, Inc. 2024 Proxy Statement

Executive Officers
The following table identifies certain information about our executive officers as of May 17, 2024. Each executive officer serves at the discretion of our board of directors and holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Name	Age	Position(s)
Jon Kessler	56	President and Chief Executive Officer
Stephen Neeleman, M.D.	56	Founder and Vice Chairman
James Lucania	45	Executive Vice President, Chief Financial Officer
Elimelech Rosner	67	Executive Vice President, Chief Technology Officer
Delano Ladd	43	Executive Vice President, General Counsel and Corporate Secretary
Selim Aissi	60	Executive Vice President, Chief Security Officer
Michael Fiore	49	Executive Vice President, Chief Commercial Officer

Jon Kessler
President and Chief Executive Officer

Director Since: 2009 Executive Officer Since: 2014
Jon Kessler has served as our President and Chief Executive Officer since February 2014 and as a director since March 2009. From March 2009 through January 2014, he served as our Executive Chairman. Prior to joining HealthEquity, Mr. Kessler founded WageWorks, a provider of tax-advantaged programs for consumer-centric health, commuter and other employee spending account benefits, serving as Chief Executive Officer of that company from 2000 to 2004, Executive Chairman in 2005, and Chief Executive Officer from 2006 to 2007. Prior to founding WageWorks, Mr. Kessler was a benefits taxation specialist at Arthur Andersen, LLP and, prior to that, he was a senior economist in Washington, D.C., specializing in employee benefits and environmental taxation during the Clinton and Bush (Sr.) administrations.
Mr. Kessler also currently serves as a trustee of the Employee Benefits Research Institute and the George Washington University Medical Faculty Associates, both nonprofit organizations. He also served as director of the nonprofit International Baccalaureate Organization from 2017 to 2020.
Mr. Kessler holds a B.A. from George Washington University in International Affairs and an M.P.P. from Harvard University’s John F. Kennedy School of Government.

HealthEquity, Inc. 2024 Proxy Statement	29

Executive Officers

Stephen Neeleman, M.D.
Founder and Vice Chairman

Director Since: 2002 Executive Officer Since: 2002
Stephen Neeleman, M.D. founded HealthEquity in 2002 and has served as our Vice Chairman since February 2014, having previously served as Chief Executive Officer from November 2002 through January 2014 and as a director since November 2002. Dr. Neeleman is a board certified general surgeon and practiced in Arizona and for Intermountain Healthcare in Utah, from July 2003 to December 2014. Dr. Neeleman is the co-author of The Complete HSA Guidebook—How to Make Health Savings Accounts Work for You and a contributor to The Innovator’s Prescription—A Disruptive Solution for Health Care. While on the faculty of the University of Arizona Department of Surgery, Dr. Neeleman spent time in Washington, D.C. educating lawmakers prior to the passage of the law that created HSAs. He serves on the America’s Health Insurance Plans’ HSA Leadership Council and the American Bankers’ Association HSA Council. He also serves on the State of Utah’s Health Data Committee and the Governor’s Office of Economic Development Board of Directors.
Prior to attending medical school, Dr. Neeleman worked as a senior manager for Morris Air (later acquired by Southwest Airlines).
Dr. Neeleman holds a B.A. from Utah State University and an M.D. from the University of Utah, and completed his surgical residency at the University of Arizona in Tucson.

James Lucania
Executive Vice President and Chief Financial Officer

Executive Officer Since: 2023
James Lucania has served as our Executive Vice President and Chief Financial Officer since September 2023. Prior to joining HealthEquity, Mr. Lucania was the Chief Financial Officer of Ascensus Holdings from August 2016 to July 2023. Prior to that, Mr. Lucania was the Chief Financial Officer of Checkpoint Systems, Inc. from March 2015 to June 2016, and Vice President of Finance and Treasurer of Checkpoint Systems from October 2012 to March 2015. Prior to joining Checkpoint Systems, Mr. Lucania served in various positions at Miller Buckfire & Co. and Levine Leichtman Capital Partners.
Mr. Lucania holds a B.S. in economics and a B.A. in music from the University of Pennsylvania, and an M.B.A. from the UCLA Anderson School of Management.

Elimelech Rosner
Executive Vice President and Chief Technology Officer

Executive Officer Since: 2022
Elimelech Rosner has served as our Executive Vice President and Chief Technology Officer since March 2022 and leads our technology team. Prior to joining HealthEquity, Mr. Rosner was Chief Product and Technology Officer for Finastra Limited from 2018 to 2022. Prior to his employment by Finastra Limited, Mr. Rosner worked in various technology leadership roles at NCR Payment Solutions from 2011 to 2018, including most recently as Chief Technology Officer from 2016 to 2018.
Mr. Rosner holds a B.A. in Computer Science and a B.S. in Civil Engineering, each from Technion - Israel Institute of Technology.

30	HealthEquity, Inc. 2024 Proxy Statement

Executive Officers

Delano Ladd
Executive Vice President, General Counsel, and Corporate Secretary

Executive Officer Since: 2016
Delano Ladd has served as our Executive Vice President, General Counsel and Corporate Secretary since September 2016, having previously served as our Deputy General Counsel from April to September 2016. Prior to joining HealthEquity, Mr. Ladd worked as an attorney in the Corporate and Financial Services practice group in the New York office of Willkie Farr & Gallagher LLP.
Mr. Ladd holds a B.A. from the University of Colorado and a J.D. from St. John’s University School of Law.

Selim Aissi
Executive Vice President and Chief Security Officer

Executive Officer Since: 2024
Selim Aissi has served as our Executive Vice President and Chief Security Officer since January 2024. Prior to joining HealthEquity, Mr. Aissi was the Chief Information Security Officer of Blackhawk Network Holdings Inc. from January 2022 to October 2023. Prior to that, Mr. Aissi was the Chief Information Security Officer of ICE Mortgage Technology, Inc. from June 2015 to August 2021.
Mr. Aissi holds a B.S., M.S., and Ph.D., all in aerospace engineering from the University of Michigan.

Michael Fiore
Executive Vice President and Chief Commercial Officer

Executive Officer Since: 2024
Michael Fiore has served as our Executive Vice President and Chief Commercial Officer since March 2024. Prior to joining HealthEquity, Mr. Fiore spent over 18 years with Mastercard Inc. (NYSE: MA), serving as Executive Vice President Business Integration & Expansion – Mastercard Data & Services from May 2020 to March 2024, as Executive Vice President & General Manager – National Accounts Issuer Segment North American Markets from January 2017 to May 2020, and in several other positions of increasing responsibility from May 2005 to January 2017.
Mr. Fiore holds a B.A. in economics from Manhattanville College.

HealthEquity, Inc. 2024 Proxy Statement	31

Talent, Compensation and Culture Committee Report
Our talent, compensation and culture committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussion, our talent, compensation and culture committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.
Respectfully submitted by the members of the talent, compensation and culture committee of the board of directors:
Debra McCowan (Chair)
Paul Black
Frank Corvino
Stuart Parker
Robert Selander

32	HealthEquity, Inc. 2024 Proxy Statement

Compensation Discussion and Analysis
This Compensation Discussion and Analysis describes the compensation program for our named executive officers. During the fiscal year ended January 31, 2024, these individuals were:
•Jon Kessler, our President and Chief Executive Officer (our “CEO”)
•Stephen Neeleman M.D., our Founder and Vice Chairman (our “Founder and Vice Chairman”)
•James Lucania, our Executive Vice President and Chief Financial Officer (our “CFO”)
•Elimelech Rosner, our Executive Vice President and Chief Technology Officer (our “CTO”)
•Delano Ladd, our Executive Vice President, General Counsel and Corporate Secretary (our “GC”)
•Tyson Murdock, our former Executive Vice President and Chief Financial Officer (our “Former CFO”)
•Larry Trittschuh, our former Executive Vice President and Chief Security Officer (our “Former CSO”)
This Compensation Discussion and Analysis describes the material elements of our executive compensation program during the fiscal year ended January 31, 2024. It also provides an overview of our executive compensation philosophy and objectives. Finally, it analyzes how and why our talent, compensation and culture committee, which we refer to as the compensation committee in this Compensation Discussion & Analysis, arrived at the specific compensation decisions for our executive officers, including the named executive officers, for the fiscal year ended January 31, 2024, including the key factors that the compensation committee considered in determining their compensation.
Executive Summary
Fiscal Year 2024 Business Highlights
During the fiscal year ended January 31, 2024, we continued to execute on our core financial and business objectives. Our key financial and operational results were as follows:
•Overall revenue of $999.6 million, representing an increase of 16% from the fiscal year ended January 31, 2023
•Net income of $55.7 million, compared to net loss of $26.1 million in the fiscal year ended January 31, 2023
•Net income per diluted share of $0.64, compared to net loss per diluted share of $0.31 for the fiscal year ended January 31, 2023
•Adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”)(1) of $369.2 million, representing an increase of 36% from the fiscal year ended January 31, 2023
•8.7 million health savings accounts (“HSAs”) at the end of the fiscal year ended January 31, 2024, representing an increase of 9% compared to the fiscal year ended January 31, 2023
•New HSAs from sales of 949,000
•15.7 million Total Accounts, including both HSAs and complementary CDBs, an increase of 5% compared to the fiscal year ended January 31, 2023
•HSA Assets of $25.2 billion as of January 31, 2024, representing an increase of 14% from the fiscal year ended January 31, 2023
•The Company agreed to acquire the BenefitWallet HSA portfolio
(1) Adjusted EBITDA is not a generally accepted accounting principles (“GAAP”) financial measure. The definition of this non-GAAP financial measure, and a reconciliation to the most comparable GAAP measure, is included as Exhibit A to this proxy statement.

HealthEquity, Inc. 2024 Proxy Statement	33

Compensation Discussion and Analysis
Fiscal Year 2024 Executive Compensation Highlights
The following key compensation actions were taken with respect to the named executive officers for the fiscal year ended January 31, 2024 in order to better align their compensation with those holding similar executive positions within our compensation peer group:

Base Salaries
Annual base salaries for our CEO, CTO, Former CFO, and Former CSO were unchanged from their previous year-end levels for the fiscal year ended January 31, 2023. The annual base salaries for our Founder and Vice Chairman and our GC were increased by 13% and 7%, respectively, from their previous year-end level for the fiscal year ended January 31, 2023. The annual base salary of our Founder and Vice Chairman and GC were increased in order to compensate them for increased responsibilities, and, with respect to our GC, also to better align our GC’s compensation with those holding similar positions within our compensation peer group. In connection with the hiring of our CFO effective September 6, 2023, our CFO received an annual base salary of $575,000.

Annual Cash Bonuses
The target annual cash bonus opportunities for our CEO, Founder and Vice Chairman, CTO, and Former CFO were unchanged from their previous levels for the fiscal year ended January 31, 2023. The target annual cash bonus opportunities for our GC and Former CSO were each increased from 50% to 75% of base salary in order to provide a consistent target annual cash bonus opportunity for all of our executive officers who report directly to our CEO. In connection with the hiring of our CFO effective September 6, 2023, our CFO was eligible to earn an annual cash bonus with a target of 75% of his base salary under the terms of our executive bonus program. Based on our performance as measured against our corporate performance objectives, annual cash bonuses paid to our CEO, Founder and Vice Chairman, CFO, CTO, and GC under the 2024 Executive Bonus Plan were 115% of their target annual cash bonus opportunities. In connection with their involuntary separations without cause, our Former CFO and Former CSO each received a pro-rated annual cash bonus payment pursuant to the terms of each of their employment agreements.

Long-Term Incentive Compensation
Our CEO, Founder and Vice Chairman, CTO, GC, Former CFO, and Former CSO received performance-based vesting restricted stock units, which are earned based on our relative total stockholder return compared to the stock price of the constituents of the Russell 2000 index in the period beginning March 29, 2023 (the date the performance-based vesting restricted stock units were granted by the compensation committee) and ending January 31, 2026. All of our CEO’s long-term incentive compensation was in the form of these PRSUs. In addition, our Founder and Vice Chairman, CFO, CTO, GC, Former CFO, and Former CSO were granted long-term incentive compensation in the form of time-based vesting restricted stock units, which vest over a multi-year period.

Pay-for-Performance Discussion
We believe that our executive compensation program is reasonable, competitive, and appropriately balances the goals of attracting, motivating, rewarding, and retaining our executive officers. To ensure that our executive officers’ interests are aligned with those of our stockholders and to motivate and reward individual initiative and effort, the compensation committee seeks to ensure that a majority of their target annual total direct compensation opportunity is “at-risk” and will vary above or below target levels commensurate with our performance.
We emphasize performance-based compensation that appropriately rewards our executive officers for delivering financial, operational, and strategic results that meet or exceed pre-established goals through our annual cash bonus plan, as well as through the grant of both time-based and performance-based vesting equity awards for shares of our common stock, which we use to deliver long-term incentive compensation opportunities.

34	HealthEquity, Inc. 2024 Proxy Statement

Compensation Discussion and Analysis
Executive Compensation Policies and Practices
We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The compensation committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following policies and practices were in effect during the fiscal year ended January 31, 2024:

What We Do:
•Independent Compensation Committee. Our compensation committee is comprised solely of independent directors.
•Independent Compensation Committee Advisor. The compensation committee engaged its own independent compensation consultant to assist with its compensation review for the fiscal year ended January 31, 2024.
•Annual Executive Compensation Review. The compensation committee reviews and approves our compensation strategy, including a review and determination of our compensation peer group to be used for comparative purposes and a review of our compensation-related risk profile, to ensure that our compensation programs do not encourage excessive or inappropriate risk taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us.
•Multi-Year Vesting and Earn-Out Requirements. The equity awards granted to our executive officers vest or are earned over multi-year periods, consistent with current market practice and our retention objectives.
•Risk Mitigation. Our executive compensation program is designed, in part, to manage business and operational risk and to discourage short-term risk taking at the expense of long-term results.
•Pay for Performance. A majority of target annual compensation for our named executive officers is “at-risk” compensation, including the performance-based annual cash incentive and long-term equity awards, subject to both performance-based and time-based vesting requirements.
•Limited Executive Perquisites. We limit the number and amount of executive perquisites and other personal benefits provided to our executive officers.
•Double-Trigger Vesting of Equity Awards. All outstanding equity awards held by our executive officers provide that such awards will vest only upon a qualifying termination within a 12-month period following a change in control of the Company in which the awards are assumed or substituted by the acquirer.
•Stock Ownership Guidelines. We maintain robust stock ownership guidelines to further align the interests of our executive officers with the interests of our stockholders.
•Clawback Policy. Our board of directors has adopted a clawback policy for the purpose of recouping certain executive compensation.
•Engage with Our Stockholders. We engage with our stockholders to discuss and understand their perceptions or concerns regarding our executive compensation program and other matters

What We Do Not Do
•No Special Retirement Plans. We do not currently offer, nor do we have plans to provide, pension arrangements, retirement plans or nonqualified deferred compensation plans or arrangements to our executive officers that are not generally available to our other full-time, salaried team members.
•No Special Health or Welfare Benefits. Our executive officers participate in broad-based, company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried team members.
•No Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits to our executive officers.
•No Post-Employment Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any severance or change-in-control payments or benefits.
•Hedging and Pledging Prohibited. We prohibit our executive officers, directors and certain other team members from hedging or pledging our equity securities.
•No Dividends or Dividend Equivalents on Unvested Performance Awards. We do not pay dividends or dividend equivalents on performance-based awards unless and until the performance shares are earned and vest.

HealthEquity, Inc. 2024 Proxy Statement	35

Compensation Discussion and Analysis
FY24 Executive Officer Changes
New Chief Financial Officer
On September 6, 2023, Mr. Lucania started his employment as our Chief Financial Officer. Mr. Lucania’s initial compensation consists of a $575,000 base salary, 75% target bonus, and $4.5 million new hire equity award was determined after consultation with our compensation consultant and through an arm’s-length negotiation at the time of Mr. Lucania’s hiring.
New Chief Security Officer
On January 16, 2024, Mr. Aissi started his employment as our Chief Security Officer. Mr. Aissi’s initial compensation consists of a $450,000 base salary, 75% target bonus, and $3.0 million new hire equity award was determined after consultation with our compensation consultant and through an arm’s-length negotiation at the time of Mr. Aissi’s hiring.
Former Chief Security Officer Termination
On July 28, 2023, Mr. Trittschuh’s employment as our Chief Security Officer was involuntarily terminated without cause. Upon termination of his employment, Mr. Trittschuh received severance for a termination without cause pursuant to the terms of his employment agreement. Please see “Potential Payments Upon Termination or Change In Control” below for more information on the severance terms included in our employment agreements, including for Mr. Trittschuh.
Former Chief Financial Officer Termination
On September 5, 2023, Mr. Murdock’s employment as our Chief Financial Officer was involuntarily terminated without cause. Mr. Murdock continued serving in an interim advisory role for the Company through November 30, 2023 and received a one-time transition bonus of $100,000 in addition to his normal compensation during that interim period. Upon termination of his employment, Mr. Murdock received severance for a termination without cause pursuant to the terms of his employment agreement. Please see “Potential Payments Upon Termination or Change In Control” below for more information on the severance terms included in our employment agreements, including for Mr. Murdock.
Executive Compensation Philosophy and Program Design
Compensation Philosophy
Our executive compensation program is guided by our overarching philosophy of only paying for demonstrable performance. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:
•Provide compensation and benefit levels that will attract, retain, motivate, and reward a highly talented team of executive officers within the context of responsible cost management;
•Establish a direct link between our financial and operational results and strategic objectives and the compensation of our executive officers; and
•Align the interests and objectives of our executive officers with those of our stockholders by linking the long-term incentive compensation opportunities to stockholder value creation and their cash incentives to our annual performance.
Program Design
We structure the annual target total direct compensation of our executive officers, including the named executive officers, using three principal elements: base salary, an annual cash bonus opportunity, and a long-term incentive compensation opportunity in the form of equity awards for shares of our common stock. We also design our executive compensation program based on a variety of factors, with the primary goals being to align the interests of our executive officers and stockholders and to link pay with performance. We evaluate performance over both short-term (annual) and multi-year periods based on our financial and operational performance, including results for certain key performance measures.

36	HealthEquity, Inc. 2024 Proxy Statement

Compensation Discussion and Analysis
Governance of Executive Compensation Program
Role of the Compensation Committee
The compensation committee discharges the responsibilities of our board of directors relating to the compensation of our executive officers, including the named executive officers. The compensation committee has overall responsibility for: (i) overseeing our compensation and benefits policies generally; (ii) overseeing, evaluating, and approving the compensation plans, policies, and programs applicable to our CEO as well as our other executive officers; (iii) overseeing, evaluating, and recommending to our full board of directors for approval compensation plans and arrangements for the non-employee members of our board of directors; (iv) determining and overseeing the process of evaluating our CEO’s performance; and (v) overseeing the preparation of, reviewing, and approving this Compensation Discussion and Analysis.With respect to our CEO, the compensation committee sets, and with respect to our other executive officers, the compensation committee reviews and approves their:
•annual base salaries;
•annual cash bonus opportunities and payments;
•long-term incentive compensation;
•employment agreements (including post-employment compensation arrangements); and
•other compensation, perquisites, and other personal benefits, if any.
The compensation committee’s practice of developing and maintaining compensation arrangements that are competitive includes a balance between hiring and retaining the best possible talent and maintaining a reasonable and responsible cost structure.
Role of Chief Executive Officer and Members of Our Management Team
In discharging its responsibilities, the compensation committee works with members of our management team, including our CEO. The management team assists the compensation committee by providing information on Company and individual performance, and management’s perspective and recommendations on compensation matters. The compensation committee solicits and reviews our CEO’s recommendations and proposals with respect to adjustments to annual cash compensation, long-term incentive compensation opportunities, program structures, and other compensation-related matters for our executive officers (other than with respect to his own compensation). The compensation committee reviews and discusses these recommendations and proposals with our CEO and uses them as one factor in determining and approving the compensation for our executive officers (other than our CEO) and other members of our executive leadership team. Our CEO recuses himself from all discussions and recommendations regarding his own compensation.
Role of Compensation Consultant
The compensation committee has the authority to retain and terminate compensation consultants, legal counsel, and other advisors as it may deem necessary to assist it in the performance of its duties and responsibilities, without consulting or obtaining the approval of the senior management of the Company. The compensation committee recognizes the importance of objective, independent expertise and advice in carrying out its responsibilities and, therefore, engages an external compensation consultant to assist it by providing information, analysis, and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review.
The compensation committee engaged Semler Brossy, a national compensation consulting firm, as its compensation advisor for the fiscal year ended January 31, 2024. The compensation consultant reports directly, and is directly accountable, to the compensation committee, and the compensation committee has the sole authority to retain, terminate, and obtain the advice of Semler Brossy at the Company’s expense. The compensation committee selected Semler Brossy as its compensation consultant because of the firm’s expertise and reputation and the fact that Semler Brossy provides no services to us other than its services to the compensation committee, has no other ties to management that could jeopardize its independent status, and has strong internal governance policies that help ensure that it maintains its independence.
During the fiscal year ended January 31, 2024, our compensation consultants attended the meetings of the compensation committee (both with and without management present) as requested by the compensation committee and consulted with the compensation committee chair and other members between meetings.
The compensation committee regularly reviews the objectivity and independence of the advice provided by its compensation advisors on executive and non-employee director compensation. The compensation committee considered the independence of Semler Brossy under the relevant SEC rules and NASDAQ listing standards and determined that its work does not give rise to any conflicts of interest.

HealthEquity, Inc. 2024 Proxy Statement	37

Compensation Discussion and Analysis
Compensation Review Cycle
The compensation committee reviews the base salary levels, annual cash bonus opportunities, and long-term incentive compensation opportunities of our executive officers, including the named executive officers, during the first half of each fiscal year, or more frequently as warranted. Adjustments, if any, are generally effective shortly thereafter.
Compensation-Setting Process
With the assistance of its compensation consultant, Semler Brossy, the compensation committee targets total direct compensation for our executive officers at the 50th percentile of the market, based on our compensation peer group. However, our compensation committee expects to make exceptions to such guidelines to reflect individual performance and other relevant factors as further discussed below. Total direct compensation for this purpose is comprised of base salary, annual cash incentives and long-term equity incentives. When selecting and setting the amount of each compensation element, the compensation committee may consider the following factors:
•our performance against the financial and operational objectives established by the compensation committee and our board of directors;
•each individual executive officer’s skills, experience, and qualifications relative to other similarly situated executives at the companies in our compensation peer group and/or in selected broad-based compensation surveys;
•the scope of each executive officer’s role compared to other similarly situated executives at the companies in our compensation peer group and/or in selected broad-based compensation surveys;
•the performance of each individual executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, and work as part of a team, all of which reflect our core values;
•compensation parity among our executive officers;
•our financial performance relative to our peers; and
•the compensation practices of our compensation peer group and the positioning of each executive officer’s compensation relative to the compensation levels of similarly situated executives at the companies in our compensation peer group and/or in selected broad-based compensation surveys.
These factors provide the framework for compensation decision making and final decisions regarding the compensation opportunity for each executive officer. No single factor is determinative in setting pay levels, nor was the impact of any factor on the determination of pay levels quantifiable.
Competitive Positioning
For purposes of comparing our executive compensation against the competitive market, the compensation committee reviews and considers the compensation levels and practices of a group of comparable companies. During much of the fiscal year ended January 31, 2024, the compensation committee referenced the following compensation peer group for purposes of understanding the competitive market:

•ACI Worldwide, Inc.	•Green Dot Corporation	•Paylocity Holding Corporation
•Black Knight, Inc.(1)	•Guidewire Software Inc.	•Progyny, Inc.
•Ceridian HCM Holding Inc.	•Health Catalyst, Inc.	•Tyler Technologies, Inc.
•Coupa Software Incorporated	•Omnicell, Inc.	•Verint Systems Inc.
•Envestnet, Inc.	•Paycom Software, Inc.	•WEX Inc.
•Evolent Health, Inc.
(1) On September 5, 2023, Intercontinental Exchange, Inc. completed its acquisition of Black Knight, Inc.
The companies in this compensation peer group were selected on the basis of their similarity to us in size, as determined using the following criteria:
•similar revenue size
•similar market capitalization

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Compensation Discussion and Analysis
The compensation committee further refined the peer group by considering each company’s:
•profitability—positive operating income
•revenue growth—equal to or greater than approximately 10%
•similar industry focus—financial technology and technology-enabled business services
•geographic location
To analyze the compensation practices of the companies in our compensation peer group, the compensation committee’s compensation consultant gathers data from public filings (primarily proxy statements). In the fiscal year ended January 31, 2024, this market data was then used as a reference point for the compensation committee to assess our current incentive compensation levels in the course of its deliberations on compensation forms and amounts. Based on a review of market practices among our compensation peer group, as a general guideline, our compensation committee targets the 50th percentile of the peer group executive officer compensation. However, our compensation committee expects to make exceptions to such guidelines to reflect individual performance and other relevant factors as further described above.
In selecting peers, our compensation committee seeks to maintain consistency from year to year, other than for events potentially calling for immediate elimination of a peer group member. In September 2023, the compensation committee, with the assistance of Semler Brossy, modified our peer group by removing Coupa Software Incorporated because it was acquired and Health Catalyst, Inc. because it fell below the revenue and market capitalization requirements. In addition, the compensation committee, with the assistance of Semler Brossy, added BlackBaud, Inc. and CorVel Corporation to our peer group. This updated peer group will continue to be used for analyzing compensation practices during the fiscal year ending January 31, 2025. The compensation committee has and will continue to review our compensation peer group at least annually and make adjustments to its composition, taking into account changes in both our business and the businesses of the companies in the peer group.
Advisory Vote on Named Executive Officer Compensation
At our 2023 annual meeting of stockholders, our “say-on-pay” proposal resulted in a favorable vote from approximately 98% of the shares present and entitled to vote at the annual meeting. We believe the level of support was due to the appropriateness of the overall design of our executive compensation program and our communications with our stockholders and responsiveness to stockholder feedback obtained through our stockholder engagement process. The compensation committee noted the results of the vote and made no changes to our compensation program or policies as a result.
Frequency of Say-on-Pay Vote
Consistent with the preference expressed by our stockholders at our 2023 annual meeting of stockholders, our board of directors decided that the Company will include a vote to approve, on a non-binding, advisory basis, the compensation paid to our named executive officers in our proxy materials every year until the next required advisory vote to approve the frequency of future advisory votes on named executive officer compensation, which will occur at the 2029 annual meeting of stockholders.
Individual Compensation Elements
In the fiscal year ended January 31, 2024, the primary elements of our executive compensation program consisted of base salary, an annual cash bonus opportunity, and long-term incentive compensation in the form of equity awards. While the compensation committee reviews each of these compensation elements, as well as target total direct compensation, it does not use any specific formula to determine the allocation between fixed and variable compensation in making its decisions. Rather, the compensation committee considers together all elements that comprise the target total direct compensation of our executive officers, including the named executive officers, rather than each element in isolation.

HealthEquity, Inc. 2024 Proxy Statement	39

Compensation Discussion and Analysis

Compensation Element	Primary Purpose of Compensation Element	Philosophy Behind Providing Compensation Element
Annual Compensation:
Base Salary	•A fixed portion of the compensation that reflects expertise and scope of responsibilities.	•Provides a base component of total compensation. •Attracts and retains key talent. •Provides financial certainty and stability. •Recognition of individual performance.
Performance-Based Annual Cash Bonus Opportunity
•Provides “at-risk” pay that reflects annual Company performance and performance against strategic accomplishments.
•Rewards “top-line” growth and “bottom-line” profitability.
•Rewards execution of our annual operating plan.

•Promotes the achievement of financial and operational performance metrics important to stockholders.
•Reinforces the importance of pre-established strategic accomplishments and goals.
•Rewards team success.

Long-Term Compensation:
Long-Term Incentive Program	•Provides “at-risk” pay with a long-term focus, subject to both performance-based and service-based vesting requirements.	•Retains talent through long-term wealth-creation opportunities. •Attracts and retains key talent. •Aligns our executive officers’ and long-term stockholders’ interests. •Reflects long-term performance.
Other Executive Benefits:
Retirement Programs and Other Benefits	•Provides income security for retirement. •Provides competitive benefits to team members.	•Provides for safety and wellness of our team members. •Attracts and retains key talent.
Base Salary
Generally, we establish the initial base salaries of our executive officers through arm’s-length negotiation at the time we hire the individual executive officer, taking into account his or her position, qualifications, experience, and the base salaries of our other executive officers and executive officers in similar roles at peer companies. Thereafter, the compensation committee reviews the base salaries of our executive officers annually and makes adjustments to base salaries as it determines to be necessary or appropriate.
In the first quarter of the fiscal year ended January 31, 2024, the compensation committee reviewed the base salaries of our executive officers, including the named executive officers, taking into consideration a competitive market analysis prepared by its compensation consultant, the recommendations of our CEO (except with respect to his own base salary), and the other factors described above. As a result of such market review, the annual base salaries of our CEO, CTO, Former CFO, and Former CSO remained unchanged. In addition, the compensation committee approved increases in the annual base salaries of our Founder and Vice Chairman and GC in order to compensate them for increased responsibilities, and, with respect to our GC, also to better align our GC’s compensation with those holding similar positions within our compensation peer group. The annual base salaries of our Founder and Vice Chairman and our GC increased by 13% and 7%, respectively. In connection with the hiring of our CFO effective September 6, 2023, the compensation committee approved an annual base salary for our CFO of $575,000.The base salaries of the named executive officers for the fiscal years ended January 31, 2024 and 2023 were as follows:

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Compensation Discussion and Analysis

Named Executive Officer	Fiscal Year 2024 Base Salary(1)	Fiscal Year 2023 Base Salary	% Base Salary Increase

Mr. Kessler	$700,000	$700,000	0%
Dr. Neeleman	450,000	400,000	13%
Mr. Lucania(2)	575,000	N/A	N/A
Mr. Rosner	550,000	550,000	0%
Mr. Ladd	400,000	375,000	7%
Mr. Murdock	400,000	400,000	0%
Mr. Trittschuh	450,000	450,000	0%
(1)Any changes in base salaries are generally effective April 1st of the fiscal year in which the increases are approved.
(2)Mr. Lucania joined the Company on September 6, 2023.
In connection with the compensation committee’s review of our executive officers’ compensation for our fiscal year ending January 31, 2025, the compensation committee approved increases to the base salaries for our CEO and CTO, which increased from $700,000 to $750,000 and from $550,000 to $575,000, respectively, effective April 1, 2024. The compensation committee made these changes in order to (i) help ensure retention and (ii) ensure consistency with the general guideline established by our compensation committee of targeting total direct compensation for executive officers at the 50th percentile of the market, based on our compensation peer group.
Annual Cash Bonuses
For the fiscal year ended January 31, 2024, we had a cash bonus plan, the HealthEquity Executive Bonus Plan for the fiscal year ended January 31, 2024 (the “2024 Executive Bonus Plan”), for our executive officers, including our named executive officers. The compensation committee established each executive officer’s target annual cash bonus opportunity and set the formula and corporate and personal performance measures for bonus payments in March 2023. Under the 2024 Executive Bonus Plan, each executive officer’s target annual cash bonus opportunity was expressed as a percentage of each individual’s base salary. The bonus amount funded under the 2024 Executive Bonus Plan was determined based on the achievement of a percentage based on the target performance level taking into account both Company performance and individual and team performance. The annual cash bonus that our named executive officers would actually earn under the 2024 Executive Bonus Plan was based on our achievement with respect to certain corporate performance measures for the fiscal year ended January 31, 2024.
Target Annual Cash Bonus Opportunities
Each of our executive officers participating in the 2024 Executive Bonus Plan was assigned a target annual cash bonus opportunity, the amount of which was calculated as a percentage of his or her base salary. In March 2023, the compensation committee reviewed the target annual cash bonus opportunities of our executive officers, taking into consideration a competitive market analysis prepared by its compensation consultant, the recommendations of our CEO (except with respect to his own target annual cash bonus opportunity), and the other factors described above. Following this review, the compensation committee determined to maintain the annual cash bonus opportunities for our CEO, Founder and Vice Chairman, CTO, and Former CFO at their same levels for the fiscal year ended January 31, 2024. The target annual cash bonus opportunities for our GC and Former CSO were each increased from 50% to 75% of base salary in order to provide a consistent target annual cash bonus opportunity for all of our executive officers who report directly to our CEO. Our CFO’s target annual cash bonus opportunity was determined through an arm’s-length negotiation in connection with his initial appointment in September 2023. The target annual cash bonus opportunities of the named executive officers for the fiscal year ended January 31, 2024, were as follows:

HealthEquity, Inc. 2024 Proxy Statement	41

Compensation Discussion and Analysis

Named Executive Officer	Fiscal Year 2024 Target Annual Cash Bonus Opportunity (as a Percentage of Base Salary)	Fiscal Year 2024 Target Annual Cash Bonus Opportunity

Mr. Kessler	100%	$700,000
Dr. Neeleman	75%	331,438
Mr. Lucania	75%	431,250
Mr. Rosner	75%	412,500
Mr. Ladd	75%	296,969
Mr. Murdock(1)	75%	249,041
Mr. Trittschuh(2)	75%	164,589
(1)Amounts for Mr. Murdock reflect pro-ration of his bonus in connection with his involuntary separation without cause from the Company on
November 30, 2023.
(2)Amounts for Mr. Trittschuh reflect pro-ration of his bonus in connection with his involuntary separation without cause from the Company on
July 28, 2023.
In connection with the compensation committee’s review of our executive officers’ compensation for our fiscal year ending January 31, 2025, the compensation committee determined to maintain the annual cash bonus opportunities for each of our named executive officers at their same levels as the prior fiscal year.
2024 Executive Bonus Plan Formula
For purposes of the 2024 Executive Bonus Plan, the actual cash bonus payment was based on corporate performance measures and paid as a percentage of the target annual cash bonus opportunity, calculated as follows:

	Funding Percentage(1)
Operating Objective	50%	100%	150%	Weighting Factor

Revenue	97.5% of target	100% of target	102.5% of target	25%
Adjusted EBITDA	96% of target	100% of target	104% of target	50%
New HSA sales	90% of target	100% of target	110% of target	25%
(1)Performance achievement between the specified levels was interpolated on a straight-line basis; provided that the funding percentage for each Operating Objective was zero if actual performance was below 50% and was capped at 150%.
Corporate Performance Measures
In March 2023, the compensation committee selected revenue, Adjusted EBITDA (as defined below), and new HSA sales as the corporate performance measures for purposes of the 2024 Executive Bonus Plan. The compensation committee selected these corporate performance measures because it believed that they were appropriate drivers for our business as they provided a balance between generating revenue, managing our expenses, and growing our business, which would enhance stockholder value over both the short-term and long-term. The compensation committee has authority to interpret any of the corporate performance measures, including the right to remove certain extraordinary items and/or unexpected expenses from the calculation of Adjusted EBITDA.
For purposes of the 2024 Executive Bonus Plan, Adjusted EBITDA was defined as earnings before interest, taxes, depreciation and amortization, amortization of acquired intangible assets, stock-based compensation expense, merger integration expenses, acquisition costs, gains and losses on equity securities, costs associated with unused office space, and certain other non-operating items. The compensation committee believes that Adjusted EBITDA provides useful information to enable our stockholders to understand and evaluate our operating results in the same manner as our management and our board of directors because it reflects operating profitability before consideration of certain non-operating expenses and non-cash expenses.
The target levels for these corporate performance measures were based on our operating plan for the fiscal year ended January 31, 2024, which was reviewed and approved by our board of directors. These target levels were set to reward strong management performance in light of our strategic objectives and the industry and economic conditions and trends at the time the targets were set.

42	HealthEquity, Inc. 2024 Proxy Statement

Compensation Discussion and Analysis
Fiscal Year 2024 Annual Cash Bonus Payments
In March 2024, the compensation committee determined the amounts to be paid under the 2024 Executive Bonus Plan based on our actual performance for the year with respect to each performance measure multiplied by each participant’s target annual cash bonus opportunity. For the fiscal year ended January 31, 2024, our revenue was $999.6 million, our Adjusted EBITDA was $369.2 million, and our new HSA sales were 949,000. Our performance was above the target level established for revenue, Adjusted EBITDA, and new HSA sales. As a result, according to the 2024 Executive Bonus Plan, funding of the executive bonus pool was calculated as follows:

Corporate Performance Measure	Target Performance Level (in Thousands)	Actual Performance Level (in Thousands)	Funding Percentage	Payment Weighting Percentage	Weighted Funding Percentage

Revenue	$976,000	$999,587	148%	25.0%	37%
Adjusted EBITDA	337,000	369,173	150%	50.0%	75%
New HSA sales	925,000	949,000	113%	25.0%	28%
Total					140%
However, the compensation committee used its discretion under the 2024 Executive Bonus Plan to exclude from the actual results of the corporate performance measures a portion of the impact of market interest rate increases on the Company’s revenue during the fiscal year ended January 31, 2024 and a portion of the impact of the favorable impact to Adjusted EBITDA of relatively flat interest paid to HSA members, resulting in a lower payout percentage than was funded. Actual bonus payments made to our named executive officers under the 2024 Executive Bonus Plan for the fiscal year ended January 31, 2024, were as follows:

Named Executive Officer	Fiscal Year 2024 Target Annual Cash Bonus Opportunity at 100% Achievement	Fiscal Year 2024 Annual Cash Bonus Opportunity at Maximum Achievement	Fiscal Year 2024 Actual Cash Bonus Paid	Resulting Funding Percentage

Mr. Kessler	$700,000	$1,050,000	$805,000	115%
Dr. Neeleman	331,438	497,157	381,154	115%
Mr. Lucania	431,250	646,875	495,938	115%
Mr. Rosner	412,500	618,750	474,375	115%
Mr. Ladd	296,969	445,454	341,515	115%
Mr. Murdock(1)	249,041	373,562	249,041	100%
Mr. Trittschuh(2)	164,589	246,884	164,589	100%
(1)Amounts for Mr. Murdock reflect pro-ration of his bonus in connection with his involuntary separation without cause from the Company on
November 30, 2023.
(2)Amounts for Mr. Trittschuh reflect pro-ration of his bonus in connection with his involuntary separation without cause from the Company on
July 28, 2023.
Fiscal Year 2025 Executive Bonus Plan
In March 2024, the compensation committee approved the terms of our executive bonus plan for the fiscal year ending January 31, 2025 (the “2025 Executive Bonus Plan”). The compensation committee selected revenue, Adjusted EBITDA (as defined below), and new HSA sales as the corporate performance measures for purposes of the 2025 Executive Bonus Plan, evenly weighted. The compensation committee selected these corporate performance measures because it believes that they are appropriate drivers for our business, as they provide a balance between generating revenue, managing our expenses, and growing our business, which would enhance stockholder value over both the short-term and long-term. The compensation committee has authority to interpret any of the corporate performance measures, including the right to remove certain extraordinary items and/or unexpected expenses from the calculation of Adjusted EBITDA, or to reflect the impact of individual performance.

HealthEquity, Inc. 2024 Proxy Statement	43

Compensation Discussion and Analysis
For purposes of the 2025 Executive Bonus Plan, Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, amortization of acquired intangible assets, stock-based compensation expense, merger integration expense, acquisition costs, gains and losses on equity securities, costs associated with unused office space, and certain other non-operating items. The compensation committee believes that Adjusted EBITDA provides useful information to enable our stockholders to understand and evaluate our operating results in the same manner as our management and our board of directors, because it reflects operating profitability before consideration of non-operating expenses and non-cash expenses.
The target levels for these corporate performance measures are based on our operating plan for the fiscal year ending January 31, 2025, which was reviewed and approved by our board of directors. These target levels were set to reward strong management performance in light of our strategic objectives and the industry and economic conditions and trends at the time the targets were set, with a potential of 200% of target for maximum performance (increased from 150% in the executive bonus plan for the fiscal year ending January 31, 2024). The maximum potential payout was increased to 200% to better align with maximum payout levels typically observed within the Company’s peer group. The performance levels required to achieve the new maximum payout of 200% are above those that otherwise would have been required to achieve the prior maximum of 150%.These target levels were set as follows:

	Funding Percentage(1)
Operating Objective	50%	100%	200%	Weighting Factor

Revenue	95% of target	100% of target	106% of target	33%
Adjusted EBITDA	95% of target	100% of target	108% of target	33%
New HSA sales	85% of target	100% of target	115% of target	33%
(1)The compensation committee has the authority to interpret any metric of the 2025 Executive Bonus Plan, including the right to remove certain extraordinary and/or unexpected expenses from the calculation of Adjusted EBITDA for purposes of the plan. Linear interpolation will be used to determine payout for performance between threshold and target or target and maximum.
Long-Term Incentive Compensation
As with their other elements of executive compensation, the compensation committee determines the amount of long-term incentive compensation opportunities for our executive officers as part of its annual compensation review and after taking into consideration a competitive market analysis prepared by its compensation consultant, the recommendations of our CEO (except with respect to his own long-term incentive compensation opportunity), the outstanding equity holdings of each executive officer, the projected impact of the proposed awards on our earnings, the proportion of our total shares outstanding used for annual employee long-term incentive compensation awards (our “burn rate”) in relation to the companies in our compensation peer group, the potential voting power dilution to our stockholders (our “overhang”) in relation to the companies in our compensation peer group, and the other factors described above.
During the fiscal year ended January 31, 2024, the compensation committee used equity awards in the form of restricted stock units to deliver the annual long-term incentive compensation opportunities to our executive officers and to address special situations as they may arise from time to time.
In March 2023, our compensation committee approved the grant of equity awards to each of our named executive officers, other than our CFO. The equity awards granted to each of our Founder and Vice Chairman, CTO, GC, Former CFO, and Former CSO were delivered in the form of restricted stock units, with one-half of the units of such grant comprised of time-based vesting restricted stock units and one-half comprised of performance-based vesting restricted stock units. The equity awards granted to our CEO were delivered solely in the form of performance-based vesting restricted stock units. All time-based vesting restricted stock units vested 25% on April 1, 2024 (the “FY24 award initial vesting date”), with the remaining portion vesting ratably over the 12 following calendar quarters, such that the award is fully vested on the third anniversary of the FY24 award initial vesting date. All performance-based vesting restricted stock units cliff vest upon approval by the compensation committee following the third anniversary of the grant, based on achievement of applicable performance metrics.
In June 2023, our compensation committee approved the grant of an equity award to our CFO, as determined through arm’s-length negotiation in connection with his initial appointment. The equity award granted to our CFO was delivered in the form of time-based restricted stock units, which vest 25% on September 6, 2024 (the “FY24 CFO award initial vesting date”), with the remaining portion vesting ratably over the 12 following quarters, such that the award is fully vested on the third anniversary of the FY24 CFO award initial vesting date.

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Compensation Discussion and Analysis
Restricted stock units are “full value awards,” meaning that each recipient receives shares of our common stock and vests in the full value of such shares over time. As a result, while the value the recipient realizes in connection with an award of restricted stock units depends on our stock price, time-based vesting restricted stock units generally have some value even if the Company’s stock price significantly decreases following their grant (unlike performance-based vesting restricted stock units which are not earned and do not vest unless a minimum performance level is achieved). As a result, time-based vesting restricted stock units help to secure and retain our executive officers and instill an ownership mentality, regardless of whether the Company’s stock price increases or decreases.
The performance-based vesting restricted stock units granted to our executive officers, including our named executive officers, are earned and vest based on our relative total stockholder return compared to the stock price of the constituents of the Russell 2000 index in the period beginning March 29, 2023 (the date the performance-based vesting restricted stock units were granted by the compensation committee) and ending January 31, 2026, as follows:

Relative Total Stockholder Return	Shares Subject to the Award That Become Vested
<10th percentile	0%
10th percentile	25%
50th percentile	100%
≥90th percentile	200%
Linear interpolation will be used to determine the percentage of the shares subject to the award that will be earned and vest between each threshold at or above the 10th percentile.
The table below provides a summary of the equity awards granted to each of our named executive officers during fiscal year ended January 31, 2024:

Named Executive Officer	Date of Grant	Performance-based Vesting Restricted Stock Units (Granted at Target) (#)	Time-based Vesting Restricted Stock Units (#)

Mr. Kessler	March 29, 2023	135,483	—
Dr. Neeleman	March 29, 2023	15,006	15,006
Mr. Lucania	September 6, 2023	—	64,888
Mr. Rosner	March 29, 2023	25,725	25,725
Mr. Ladd	March 29, 2023	12,862	12,862
Mr. Murdock(1)	March 29, 2023	23,581	23,581
Mr. Trittschuh(2)	March 29, 2023	15,006	15,006
(1)On account of his involuntary separation without cause from the Company on November 30, 2023, Mr. Murdock forfeited the outstanding restricted stock units set forth in this table, and all other unvested restricted stock units then outstanding.
(2)On account of his involuntary separation without cause from the Company on July 28, 2023, Mr. Trittschuh forfeited the outstanding restricted stock units set forth in this table, and all other unvested restricted stock units then outstanding.
All equity awards granted to our executive officers during the fiscal year ended January 31, 2024 also provide for accelerated vesting on a “double trigger” basis. For additional information, please see “Potential Payments Upon Termination or Change In Control” below.
For additional detail on the stock options and restricted stock units (both performance-based and service-based) held by our named executive officers, see the “Fiscal 2024 Outstanding Equity Awards at Fiscal Year-End Table” below.

HealthEquity, Inc. 2024 Proxy Statement	45

Compensation Discussion and Analysis
Fiscal Year 2022 Equity Awards
The performance-based vesting restricted stock units granted in 2021 to our executive officers (the “FY22 PRSUs”), including our named executive officers, vested in March 2024. The FY22 PRSUs vested based on our relative total stockholder return compared to the stock price of the constituents of the Russell 2000 index in the period beginning March 30, 2021 (the date the performance-based vesting restricted stock units were granted by the compensation committee) and ending January 31, 2024, as follows:

Relative Total Stockholder Return	Shares Subject to the Award That Become Vested

<10th percentile	0%
10th percentile	25%
50th percentile	100%
≥90th percentile	200%
Linear interpolation was used to determine the percent of the shares subject to the award that vested between each threshold. The actual relative total stockholder return was in the 53rd percentile. Accordingly, in March 2024, the compensation committee approved a vesting of 107% with respect to the FY22 PRSUs.
Fiscal Year 2025 Equity Awards
In March 2024, the compensation committee determined that the performance-based vesting restricted stock units granted in fiscal year ending January 31, 2025 (the “FY25 PRSUs”) would be earned and vest based (i) 75% on our relative total stockholder return compared to the stock price of the constituents of the Russell 2000 index, and (ii) 25% on our cumulative non-GAAP net income per share (as defined below) during the three fiscal years ending January 31, 2027. The compensation committee determined that the addition of cumulative non-GAAP net income per share metric provides a more comprehensive view of Company performance than a single, market-based metric. In addition, the compensation committee added a provision to the FY25 PRSUs such that upon an executive’s eligible retirement (defined as at least 55 years’ old with least 10 years of service at the Company), the FY25 PRSUs would remain outstanding and eligible to vest based on achievement of performance conditions without regard to the executive’s continued employment on the vesting date.
For purposes of the FY25 PRSUs, non-GAAP net income is calculated by adding back to GAAP net income (loss) before income taxes the following items: amortization of acquired intangible assets, stock-based compensation expense, merger integration expenses, acquisition costs, gains and losses on equity securities, costs associated with unused office space, and losses on extinguishment of debt, and subtracting a non-GAAP tax provision using a normalized non-GAAP tax rate. Non-GAAP net income per share is calculated by dividing non-GAAP net income by weighted-average shares outstanding. The compensation committee believes that non-GAAP net income per share provides useful information to enable our stockholders to understand and evaluate our operating results in the same manner as our management and our board of directors because it reflects operating profitability before consideration of certain non-operating expenses and non-cash expenses and serves as a basis for comparison against other companies in our industry.
In March 2024, our compensation committee approved the grant to our executive officers of equity awards in the form of both time-based vesting restricted stock units and FY25 PRSUs. An award consisting of one-half of the restricted stock units granted to each executive officer other than our CEO vests based upon the executive officer’s continuing service to the Company, with one quarter of the restricted stock units vesting on April 1, 2025 (the “FY25 award initial vesting date”) and the remaining portion vesting ratably over the 12 following calendar quarters, such that the award is fully vested on the third anniversary of the FY25 award initial vesting date. Another award consisting of one-half of the restricted stock units granted to each executive officer other than our CEO consists of FY25 PRSUs.
All of the restricted stock units granted to our CEO in March 2024 are FY25 PRSUs.
Welfare and Health Benefits
We sponsor a retirement plan intended to qualify for favorable tax treatment under Section 401(a) of the Code, which contains a cash or deferred feature that is intended to meet the requirements of Section 401(k) of the Code (the “Section 401(k) Plan”). The Section 401(k) Plan provides for a discretionary employer matching contribution and, for the fiscal year ended January 31, 2024, we made matching contributions to participant’s Section 401(k) Plan accounts in amounts up to 100% of the first 1% of his or her eligible earnings contributed to the Section 401(k) Plan and 50% of the next 5% of his or her eligible earnings contributed to the Section 401(k) Plan. An employee is 100% vested in his or her pre-tax deferrals when contributed and 100% vested in employer contributions after two years of employment.

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Compensation Discussion and Analysis
In addition, our executive officers, including the named executive officers, are eligible to participate in our employee benefits programs on the same basis as all of our full-time, salaried team members. These benefits include medical, dental and vision benefits, disability insurance, basic life insurance coverage, health savings accounts and accidental death and dismemberment insurance.
We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.
Perquisites and Other Personal Benefits
Our named executive officers participate in the same health care, disability, life insurance, HSA, consumer-directed benefits, and 401(k) benefits available to our other team members. Our named executive officers are also eligible to receive certain additional perquisites and personal benefits that are provided for the executives’ convenience, which include special financial planning assistance, an executive health management program and a cybersecurity protection benefit. We believe that the additional perquisites and personal benefits offered are similar to those of our peers and assist in attracting and retaining executives. These additional perquisites and personal benefits generally are provided on a consistent basis only to those who participate in our executive compensation programs, including our named executive officers. The incremental cost to the Company of providing these additional benefits to the named executive officers is reflected in the “All Other Compensation” column of the Summary Compensation Table. No tax gross-ups are provided on any of these additional benefits.
In the future, we may provide additional perquisites or other personal benefits in limited circumstances, such as in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the compensation committee.
Employment Agreements
We have entered into a written employment agreement with each of our named executive officers. Each of these agreements was approved on our behalf by the compensation committee or, in certain instances, by our board of directors.
In filling each of our executive positions, our board of directors or the compensation committee, as applicable, recognized that it would need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. At the same time, our board of directors and the compensation committee were sensitive to the need to integrate new executive officers into the executive compensation structure that we were seeking to develop, balancing both competitive and internal equity considerations.
Each employment agreement provides for “at-will” employment until termination thereof by the Company or the executive officer for any reason, and sets forth the initial compensation arrangements for the executive officer, including an initial base salary, an annual cash bonus opportunity, and, with respect to our CTO, CFO, and Former CSO, an equity award recommendation. None of our employment agreements has a stated duration or term. In addition, each employment agreement with each of our named executive officers provides them with the opportunity to receive certain post-employment payments and benefits in the event of certain terminations of employment. Finally, these employment agreements prohibit the executive officer from engaging directly or indirectly in competition with us, recruiting or soliciting any of our employees, diverting our customers to a competitor, or disclosing our confidential information or business practices.
For information on the specific terms and conditions of the employment agreements with the named executive officers, see “Narrative to Fiscal 2024 Summary Compensation Table and Fiscal 2024 Grant of Plan-Based Awards Table—Executive Employment Arrangements” below.
Other Compensation Policies and Practices
Policy Prohibiting Hedging or Pledging of Our Equity Securities
Our Insider Trading Policy provides that directors, executive officers, and all other employees of the Company are prohibited from engaging in short sales of our equity securities, buying or selling options or other derivative securities on our equity securities, and engaging in hedging or monetization transactions (such as prepaid variable forward contracts, equity swaps, collars and exchange funds). In addition, these persons are prohibited from holding our equity securities in a margin account or pledging our equity securities as collateral for a loan.

HealthEquity, Inc. 2024 Proxy Statement	47

Compensation Discussion and Analysis
Compensation Clawback Policy
The board of directors has adopted a clawback policy for the purpose of recouping certain executive compensation in the event of an accounting restatement (i) resulting from material non-compliance with financial reporting requirements under the federal securities laws (so called “Big R” restatements), or (ii) that corrects an error that is not material to previously issued financial statements, but would result in a material misstatement if the error were not corrected in the current period or left uncorrected in the current period (so called “little r” restatements). The clawback policy complies with Section 10D of the Exchange Act and the NASDAQ listing standards adopted in 2023 as mandated by the Dodd-Frank Act. A copy of the clawback policy is available as an exhibit to our Annual Report on Form 10-K for the fiscal year ended January 31, 2024.
The clawback policy applies to any current or former officer of the Company who is (or was) subject to Section 16 of the Exchange Act (including our named executive officers) and covers the following incentive compensation that may be paid to our executive officers during the three fiscal years prior to any restatement:
•Any annual bonus or other short-term and long-term cash incentive that is based on the attainment of a financial reporting measure (such as those described under “—Compensation Discussion and Analysis—Individual Compensation Elements—Annual Cash Bonuses” above), and
•Any performance-based vesting equity awards that are based on the attainment of a financial reporting measure (such as those described under “—Compensation Discussion and Analysis—Individual Compensation Elements—Long-Term Incentive Compensation” above).
Stock Ownership Guidelines
The board of directors has adopted stock ownership guidelines for our named executive officers and our other executive officers, which set the minimum ownership expectations for each such executive officer. The guidelines require that prior to the fifth anniversary of becoming an executive officer of the Company, our executive officers should own a certain amount of our common stock. The table below shows the ownership guidelines for each of our continuing named executive officers, their applicable compliance dates, and whether they were in compliance, as applicable, as of July 31, 2023, which was the last applicable measurement date under our stock ownership guidelines:

Name and Principal Position	Ownership Guideline (Multiple of Annual Base Salary)	Compliance Date	Compliance Status

Mr. Kessler President & Chief Executive Officer	6x	July 31, 2021	In compliance
Dr. Neeleman Founder and Vice Chairman	5x	July 31, 2021	In compliance
Mr. Lucania Executive Vice President and Chief Financial Officer	3x	September 5, 2028	N/A
Mr. Rosner Executive Vice President and Chief Technology Officer	3x	March 15, 2027	N/A
Mr. Ladd Executive Vice President, General Counsel and Corporate Secretary	3x	April 16, 2022	In compliance
At the time of the last applicable measurement date, shares of our common stock underlying vested stock options were not included when determining the executive officer’s stock ownership, but both unvested and deferred and vested time-based restricted stock units are included. We believe that the stock ownership guidelines serve to further align the interests of our executive officers with the interests of our stockholders.
Compensation and Risk Management
Our compensation committee regularly reviews our executive officer compensation and our company-wide compensation programs and policies. Our compensation committee’s independent compensation consultant is involved in this review process. With respect to fiscal year ended January 31, 2024 and the compensation programs in place for the fiscal year ended January 31, 2024, our compensation committee has concluded that our compensation programs are not reasonably likely to have a material adverse effect on the Company.

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Compensation Discussion and Analysis
Tax and Accounting Considerations
Deductibility of Executive Compensation
Section 162(m) of the Code, or Section 162(m), generally disallows public companies a tax deduction for federal income tax purposes for compensation in excess of $1 million paid to their chief executive officer, chief financial officer, and any employee who is among the three highest compensated executive officers for the taxable year (other than the chief executive officer and chief financial officer), regardless of whether the executive officer is serving at the end of the public company’s taxable year and regardless of whether the executive officer’s compensation is subject to disclosure for the last completed fiscal year under the applicable SEC rules (a “Covered Employee”). In addition, once an individual becomes a Covered Employee for any taxable year beginning after December 31, 2016, that individual will remain a Covered Employee for all future years, including following any termination of employment.
While our compensation committee considers tax deductibility as one factor in determining executive compensation, our compensation committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by us for tax purposes if it determines that doing so is in the best interests of the Company and its stockholders.
Taxation of “Parachute” Payments
Sections 280G and 4999 of the Code provide that executive officers and members of our board of directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the Company that exceeds certain prescribed limits, and that we (or our successor) may forfeit a deduction on the amounts subject to this additional tax. We do not provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer may owe as a result of the application of Sections 280G or 4999, and have not agreed and are not otherwise obligated to provide any executive officer with such a “gross-up” or other reimbursement.
Deferred Compensation
If an executive officer is entitled to nonqualified deferred compensation benefits that are subject to Section 409A of the Code (“Section 409A”), and such benefits do not comply with the requirements of Section 409A, such failure to comply could result in accelerated income inclusion for the executive officer of deferred compensation, as well as a 20% additional tax and additional interest penalties. We intend for all of our executive compensation to either comply with or be exempt from Section 409A.
Accounting for Stock-Based Compensation
We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and members of our board of directors, including options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards. While we consider the expense resulting from the application of FASB ASC Topic 718 when granting our stock-based compensation awards to ensure that it is reasonable, the amount of this expense is not the most important factor that the compensation committee considers when making equity-award decisions.

HealthEquity, Inc. 2024 Proxy Statement	49

Executive Compensation
Compensation of Named Executive Officers
The following table sets forth information regarding the compensation awarded to, earned by, or paid to our named executive officers during the fiscal years ended January 31, 2024, 2023, and 2022.
Summary Compensation Table

Name and Principal Position	Fiscal Year End (1)	Salary ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(5) ($)	Total ($)

Jon Kessler President & Chief Executive Officer	2024	700,000	—	11,926,568	—	805,000	—	16,450	13,448,018
	2023	700,000	—	11,849,492	—	840,000	—	10,675	13,400,167
	2022	700,000	—	8,711,847	—	525,000	—	10,675	9,947,522
Stephen Neeleman, M.D. Founder and Vice Chairman	2024	441,918	—	2,195,978	—	381,154	—	16,450	3,035,500
	2023	400,000	—	2,019,516	—	360,000	—	10,675	2,790,191
	2022	400,000	—	1,840,286	—	225,000	—	10,675	2,475,961
James Lucania(5) Executive Vice President and Chief Financial Officer	2024	233,151	—	4,499,983	—	495,938	—	4,900	5,233,972

Elimelech Rosner(5) Executive Vice President and Chief Technology Officer	2024	550,000	—	3,764,597	—	474,375	—	16,450	4,805,422
	2023	486,712	800,000	10,771,233	—	438,041	—	10,675	12,506,661

Delano Ladd(5) Executive Vice President, General Counsel and Corporate Secretary	2024	395,959	—	1,882,225	—	341,515	—	16,450	2,636,149

Tyson Murdock Former Executive Vice President and Chief Financial Officer	2024	332,054	—	3,450,843	—	249,041	—	444,006	4,475,944
	2023	391,917	—	3,702,566	—	352,726	—	10,675	4,457,884
	2022	350,000	—	2,146,989	—	196,875		10,675	2,704,539
Larry Trittschuh Former Executive Vice President and Chief Security Officer	2024	219,452	—	2,195,978	—	164,589	—	498,152	3,078,171
	2023	450,000	—	2,356,162	—	225,000	—	10,675	3,041,837
	2022	441,667	—	1,717,569	—	165,719	—	10,675	2,335,630
(1)Our fiscal year ends on January 31.
(2)Amount represents a one-time sign-on bonus resulting from arm’s-length negotiation in connection with Mr. Rosner’s appointment as CTO.
(3)The amounts reported in this column represent the aggregate grant date fair value of the restricted stock units granted to the named executive officers during the applicable fiscal year, calculated in accordance with FASB ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions, and do not necessarily correspond to the actual value that might be realized by the named executive officers, which depends on the market value of our common stock on a date in the future when the award vests or is settled, as applicable. Awards granted during the fiscal year ended January 31, 2024 include restricted stock units subject to both time-based and market-based vesting conditions and restricted stock units subject to time-based vesting. For time-based vesting restricted stock units, the grant date fair value is calculated by multiplying the Company’s closing stock price on the date of grant, less the present value of future expected dividends discounted at the risk-free interest rate, by the number of shares of common stock subject to the restricted stock units. For

50	HealthEquity, Inc. 2024 Proxy Statement

Executive Compensation
restricted stock units subject to both time-based and market-based vesting, the grant date fair value is calculated assuming the probable outcome of the market conditions on the date of grant and is consistent with our estimate of the aggregate compensation cost to be recognized over the vesting period determined in accordance with FASB ASC Topic 718. Assuming achievement of the highest level of performance conditions, the maximum value for the restricted stock units subject to market-based vesting, based on the grant date fair value of the Company’s stock, is: for Mr. Kessler, $15,800,027; for Dr. Neeleman, $1,750,000; for Mr. Rosner, $3,000,050; for Mr. Ladd, $1,499,966; for Mr. Murdock, $2,750,016, and for Mr. Trittschuh, $1,750,000. For additional information, including a discussion of the assumptions used to calculate these values, please see “—Fiscal 2024 Outstanding Equity Awards at Fiscal Year End Table” below and Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2024.
(4)The amounts reported in this column represent the bonuses earned by each executive pursuant to the executive bonus plan established for each applicable fiscal year. The amounts for each of Mr. Murdock and Mr. Trittschuh reflect the prorated bonus for the period during which each was employed by the Company during the fiscal year ended January 31, 2024.
(5)The amounts reported in this column for the fiscal year ended January 31, 2024, represent employer matching contributions made to our Section 401(k) Plan for each of our named executive officers except Mr. Lucania and cybersecurity protection benefits provided to each of our named executive officers. With respect to Mr. Murdock and Mr. Trittschuh, the amounts reported in this column also include the severance benefits payable in connection with their involuntary separation without cause.
(6)Mr. Lucania and Mr. Ladd were not named executive officers for the fiscal years ended January 31, 2023 and 2022 and therefore, in accordance with SEC regulations, only compensation information for the fiscal year ended January 31, 2024 is included in the Summary Compensation Table. Mr. Rosner was not a named executive officer for the fiscal year ended January 31, 2022 and therefore, in accordance with SEC regulations, only compensation information for the fiscal years ended January 31, 2024 and 2023 is included in the Summary Compensation Table.

HealthEquity, Inc. 2024 Proxy Statement	51

Executive Compensation
Fiscal 2024 Grant of Plan-Based Awards Table
The following table sets forth information concerning grants of plan-based awards to the named executive officers during the fiscal year ended January 31, 2024.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			Number of Other Stock Awards(2) (#)	Number of Other Option Awards (#)	Exercise Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards(3) ($)
Name	Grant Date	Date of Approval	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Jon Kessler	3/29/2023	3/29/2023	—	—	—	33,871	135,483	270,966	—	—	—	11,926,568
		3/29/2023	350,000	700,000	1,050,000	—	—	—	—	—	—	—
Stephen Neeleman, M.D.	3/29/2023	3/29/2023	—	—	—	3,752	15,006	30,012	—	—	—	1,320,978
	3/29/2023	3/29/2023	—	—	—	—	—	—	15,006	—	—	875,000
		3/29/2023	165,719	331,438	497,157	—	—	—	—	—	—	—
James Lucania	9/6/2023	9/6/2023	—	—	—	—	—	—	64,888	—	—	4,499,983
		9/6/2023	215,625	431,250	646,875	—	—	—	—	—	—	—
Elimelech Rosner	3/29/2023	3/29/2023	—	—	—	6,431	25,725	51,450	—	—	—	2,264,572
	3/29/2023	3/29/2023	—	—	—	—	—	—	25,725	—	—	1,500,025
		3/29/2023	206,250	412,500	618,750	—	—	—	—	—	—	—
Delano Ladd	3/29/2023	3/29/2023	—	—	—	3,216	12,862	25,724	—	—	—	1,132,242
	3/29/2023	3/29/2023	—	—	—	—	—	—	12,862	—	—	749,983
		3/29/2023	148,485	296,969	445,454	—	—	—	—	—	—	—
Tyson Murdock(4)	3/29/2023	3/29/2023	—	—	—	5,895	23,581	47,162	—	—	—	2,075,835
	3/29/2023	3/29/2023	—	—	—	—	—	—	23,581	—	—	1,375,008
		3/29/2023	124,521	249,041	373,562	—	—	—	—	—	—	—
Larry Trittschuh(5)	3/29/2023	3/29/2023	—	—	—	3,752	15,006	30,012	—	—	—	1,320,978
	3/29/2023	3/29/2023	—	—	—	—	—	—	15,006	—	—	875,000
		3/29/2023	82,295	164,589	246,884	—	—	—	—	—	—	—
(1)The performance-based vesting restricted stock units granted to our executive officers, including our named executive officers, are earned and vest based on our relative total stockholder return compared to the stock price of the constituents of the Russell 2000 index in the period beginning March 29, 2023 (the date the performance-based vesting restricted stock units were granted by the compensation committee) and ending January 31, 2026. as follows:

Relative Total Stockholder Return	Shares Subject to the Award That Become Vested
<10th percentile	0%
10th percentile	25%
50th percentile	100%
≥90th percentile	200%
Linear interpolation will be used to determine the percentage of the shares subject to the award that will be earned and vest between each threshold.
(2)Restricted stock units reported in this column vest based upon the executive officer’s continuing service to the Company, with one quarter of the restricted stock units vesting on the FY24 award initial vesting date of April 1, 2024 and the remaining portion vesting ratably over the 12 following calendar quarters, such that the award is fully vested on the third anniversary of the FY24 award initial vesting date.

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Executive Compensation
(3)The amounts reported in this column represent the aggregate grant date fair value of the restricted stock units granted to the named executive officers, calculated in accordance with FASB ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions, and do not necessarily correspond to the actual value that might be realized by the named executive officers, which depends on the market value of our common stock on a date in the future when the restricted stock units are settled. For additional information, including a discussion of the assumptions used to calculate these values, please see “—Outstanding Equity Awards at Fiscal Year End Table” below and Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2024.
(4)Amounts reported in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns for Mr. Murdock reflect pro-ration of his bonus in connection with his involuntary separation without cause from the Company on November 30, 2023.
(5)Amounts reported in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns for Mr. Trittschuh reflect pro-ration of his bonus in connection with his involuntary separation without cause from the Company on July 28, 2023.
Narrative to Fiscal 2024 Summary Compensation Table and Fiscal 2024 Grant of Plan-Based Awards Table
Executive Employment Arrangements
Certain of the compensation paid to the named executive officers reflected in the Summary Compensation Table was provided pursuant to written employment agreements, which are summarized below. For a discussion of the severance payments and other benefits to be provided in connection with a termination of employment and/or a change in control of the Company under the arrangements with our named executive officers, please see “—Potential Payments Upon Termination or Change In Control” below.
The employment agreements entered into with our named executive officers do not have a stated term of employment and end upon a termination of the named executive officer’s at-will employment by us or the named executive officer for any reason. Pursuant to the terms of the employment agreements, each of our named executive officers are entitled to minimum base salaries, with the actual base salary paid determined by our compensation committee. In addition, pursuant to the terms of their employment agreements, each of our named executive officers are eligible to earn a target annual cash bonus, with payment of bonuses for each named executive officer based upon the achievement of corporate and individual performance objectives as determined by our compensation committee and communicated to the named executive officer no later than 90 days after the commencement of the fiscal year to which the bonus relates. For a discussion of our annual bonus plan, please see “—Compensation Discussion and Analysis—Individual Compensation Elements—Annual Cash Bonuses” above. For a discussion of the severance payments and other benefits to be provided in connection with a termination of employment and/or a change in control of the Company under the employment agreements with our named executive officers, please see “Potential Payments Upon Termination or Change In Control” below.
Annual Bonus Plan
Our named executive officers participated in the 2024 Executive Bonus Plan, pursuant to which each was eligible to earn a bonus with respect to the fiscal year ended January 31, 2024, provided that (except as may be provided for in any individual employment agreement) the named executive officer remained employed with us through the date the bonuses were paid in April 2024 after an independent audit of our financial statements for the fiscal year ended January 31, 2024, was completed. Pursuant to the terms of each of their employment agreements, Mr. Murdock and Mr. Trittschuh received a pro-rated bonus for the period during which he was employed by the Company during the fiscal year ended January 31, 2024.
Stock Plan
During the fiscal year ended January 31, 2024, we granted restricted stock units to each of our named executive officers. For a discussion of such restricted stock unit grants, please see “—Compensation Discussion and Analysis—Individual Compensation Elements—Long-Term Incentive Compensation” above.

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Executive Compensation
Fiscal 2024 Outstanding Equity Awards at Fiscal Year-End Table
The following table sets forth outstanding equity awards to acquire shares of our common stock held by each of our named executive officers as of January 31, 2024.

		Options awards					Stock awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1)(2) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price(3) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1)(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(4) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2)(5) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(4) ($)

Jon Kessler	7/30/2014	60,000(9)	—	—	14.00	7/30/2024	—	—	—	—
	3/27/2017	52,229(9)	—	—	41.28	3/27/2027	—	—	—	—
	3/27/2018	47,859(9)	—	—	61.72	3/27/2028	—	—	—	—
	3/26/2019	51,125(9)	—	—	73.61	3/26/2029	—	—	—	—
	3/30/2021	—	—	—	—	—	—	—	103,806(6)	7,845,657
	3/30/2022	—	—	—	—	—	—	—	208,178(7)	15,734,093
	3/29/2023	—	—	—	—	—	—	—	270,966(8)	20,479,610
Stephen Neeleman M.D.	7/30/2014	70,000	—	—	14.00	7/30/2024	—	—	—	—
	3/27/2017	19,897	—	—	41.28	3/27/2027	—	—	—	—
	3/27/2018	14,228	—	—	61.72	3/27/2028	—	—	—	—
	3/26/2019	15,337	—	—	73.61	3/26/2029	—	—	—	—
	3/31/2020	—	—	—	—	—	2,059	155,619	—	—
	3/30/2021	—	—	—	—	—	3,731	281,989	15,970(6)	1,207,013
	3/30/2022	—	—	—	—	—	6,273	474,113	22,304(7)	1,685,736
	3/29/2023	—	—	—	—	—	15,006	1,134,153	30,012(8)	2,268,307
James Lucania	9/6/2023	—	—	—	—	—	64,888	4,904,235	—	—
Elimelech Rosner	3/30/2022	—	—	—	—	—	33,455	2,528,529	118,960(7)	8,990,997
	3/29/2023	—	—	—	—	—	25,725	1,944,296	51,450(8)	3,888,591
Delano Ladd	3/31/2020	—	—	—	—	—	1,647	124,480	—	—
	3/30/2021	—	—	—	—	—	2,736	206,787	11,711(6)	885,117
	3/30/2022	—	—	—	—	—	5,017	379,185	17,844(7)	1,348,650
	3/29/2023	—	—	—	—	—	12,862	972,110	25,724(8)	1,944,220
(1)Time-based vesting options or restricted stock units, as applicable, granted prior to March 2022, vest and become exercisable or vest and settle, as applicable, on each of the first four anniversaries of the applicable grant date. Time-based vesting restricted stock units granted in March 2022 or later vest 25% on the first anniversary of the applicable award vesting commencement date, with the remaining portion vesting ratably over the 12 following calendar quarters, such that the award is fully vested on the third anniversary of the applicable award initial vesting date.
(2)These options or restricted stock units, as applicable, would vest and become exercisable or vest and settle, as applicable, if the executive’s employment with the Company is terminated by the Company without “cause” or by the executive for “good reason” (each as defined in the applicable employment or award agreement) within a 12-month period following a change in control of the Company in which the stock options or restricted stock units, as applicable, are assumed or substituted for by the acquirer.
(3)The option exercise price for awards granted in connection with our initial public offering was the price per share at which our common stock was first sold in our initial public offering and the exercise price for awards granted following our initial public offering was the fair market value of one share of our common stock on the applicable grant date.
(4)The market value was determined based on the closing sale price per share of our common stock on the NASDAQ Global Market on January 31, 2024, which was $75.58.

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(5)For awards for which the performance period is complete, the number of shares earned is reported in this column based on the actual achievement as certified by our compensation committee.
(6)The performance-based vesting restricted stock units granted in 2021 vested following certification by the compensation committee based on relative total stockholder return compared to the stock price of the constituents of the Russell 2000 index, as follows:

Relative Total Stockholder Return	Shares Subject to the Award That Become Vested

<10th percentile	0%
10th percentile	25%
50th percentile	100%
≥90th percentile	200%
Linear interpolation is used to determine the percent of the shares subject to the award that vest between each threshold. The number of shares reported in this table reflects the actual relative shareholder return of 107%.
(7)The performance-based vesting restricted stock units granted in 2022 vest based on relative total stockholder return compared to the stock price of the constituents of the Russell 2000 index, as follows:

Relative Total Stockholder Return	Shares Subject to the Award That Become Vested

<10th percentile	0%
10th percentile	25%
50th percentile	100%
≥90th percentile	200%
Linear interpolation will be used to determine the percent of the shares subject to the award that will be earned and vest between each threshold. The Company’s relative total stockholder return as of January 31, 2024 exceeded the 50th percentile, and in accordance with applicable SEC rules, the number of shares reported in this table assumes achievement of the performance goal at maximum, or 200%.
(8)The performance-based vesting restricted stock units granted in 2023 vest based on relative total stockholder return compared to the stock price of the constituents of the Russell 2000 index, as follows:

Relative Total Stockholder Return	Shares Subject to the Award That Become Vested

<10th percentile	0%
10th percentile	25%
50th percentile	100%
≥90th percentile	200%
Linear interpolation will be used to determine the percent of the shares subject to the award that will be earned and vest between each threshold. The Company’s relative total stockholder return as of January 31, 2024 exceeded the 50th percentile, and in accordance with applicable SEC rules, the number of shares reported in this table assumes achievement of the performance goal at maximum, or 200%.
(9)As a result of Mr. Kessler’s transfer by gift, certain options are held by GKF, LLC. Mr. Kessler and his wife serve as co-managers of GKF, LLC, which is wholly owned by the Jon Kessler and Laura M. Gottsman Family Trust (the “Trust”), of which the Mr. Kessler and his wife are co-trustees. Mr. Kessler and members of his immediate family are the sole beneficiaries of the Trust. As of January 31, 2024, GKF, LLC held 60,000 of the options granted on 7/30/2014, 34,820 of the options granted on 3/27/2017, 23,930 of the options granted on 3/27/2018, and 12,782 of the options granted on 3/26/2019.

HealthEquity, Inc. 2024 Proxy Statement	55

Executive Compensation
Fiscal 2024 Option Exercises and Stock Vested Table
The following table sets forth information concerning stock option exercises by and the vesting of stock awards held by our named executive officers during the fiscal year ended January 31, 2024.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Jon Kessler	—	—	86,179	4,991,488
Stephen Neeleman, M.D.	70,000	3,820,047	21,861	1,289,952
James Lucania	—	—	—	—
Elimelech Rosner	—	—	26,025	1,625,451
Delano Ladd	—	—	18,385	1,081,946
Tyson Murdock	—	—	22,263	1,319,025
Larry Trittschuh	6,419	82,131	17,022	993,372
(1)The value realized on exercise is calculated by multiplying the number of shares of common stock acquired on exercise by the difference between the closing price of our common stock on the date of exercise and the exercise price of the option.
(2)The value realized on settlement of a restricted stock unit is calculated by multiplying the number of shares of common stock acquired on settlement by the closing price of our common stock on the date of settlement.
Pension Benefits
We do not currently sponsor or maintain any defined benefit pension plans or other benefit plans providing specified retirement payments and benefits for team members.
Non-Qualified Deferred Compensation
We do not currently sponsor or maintain any non-qualified defined contribution or other non-qualified deferred compensation plans for team members.
Potential Payments upon Termination or Change in Control
The following summaries describe the potential payments and benefits that we would provide to our named executive officers in connection with a termination of employment and/or a change in control of the Company.
Severance Payments and Benefits
Pursuant to the terms of each of our named executive officers’ employment agreement, each executive is entitled to certain severance payments and benefits in connection with a qualifying termination of employment. Upon a termination of the named executive officer’s employment by us without “cause” (as defined in the applicable employment agreement) or by such named executive officer for “good reason” (as defined in the applicable employment agreement), in addition to any compensation that has been accrued or earned but not yet paid, subject to the execution of a general release of claims in favor of us and our affiliates, the executive would be entitled to: (i) continued payment of his then current annual base salary for 12 months following the termination date, or 18 months in the case of a qualifying termination of Mr. Kessler’s employment following a change of control of the Company; (ii) subject to the achievement of the applicable performance conditions for such fiscal year, his annual bonus for the fiscal year in which the termination date occurs, pro-rated based on the number of days which elapsed in the applicable fiscal year through the date of termination, payable at such time annual bonuses are paid to our other executive officers; (iii) with respect to any vested stock options held by the executive as of the date of his termination, the ability to exercise such options until the earlier to occur of (a) the expiration date of such options and (b) the 12-month anniversary of the termination date; and (iv) subject to the executive’s election of COBRA continuation coverage, provided he does not become eligible to receive comparable health benefits through a new employer, a monthly cash payment equal to the monthly COBRA premium cost for the 12-month period following the date of termination, or 18 months in the case of a qualifying termination of Mr. Kessler’s employment following a change of control of the Company. In connection with each of their involuntary separations from the Company, our Former CFO and Former CSO were eligible to receive the benefits described in this paragraph pursuant to their employment agreements, subject to their continuing compliance with restrictive covenant obligations described below.

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Executive Compensation
In addition, upon a termination of the named executive officer’s employment due to death or disability, in addition to any accrued or earned but unpaid amounts, the executive (or the executive’s estate or beneficiaries, as the case may be) would be entitled to, subject to the achievement of the applicable performance conditions for such fiscal year, his annual bonus for the fiscal year in which the termination date occurs, pro-rated based on the number of days which elapsed in the applicable fiscal year through the date of termination, payable at such time annual bonuses are paid to our other executive officers.
Each named executive officer’s employment agreement or letter agreement subjects the executive to customary confidentiality restrictions that apply during his employment and indefinitely thereafter, and a covenant not to compete during his employment, and for a period of 12 months thereafter (in the case of Mr. Kessler and Dr. Neeleman, 24 months, in the event of a termination of the executive’s employment by us for cause, due to disability or by the executive without “good reason”). In addition, each named executive officer is subject to a non-competition covenant while employed with us and for a period of 24 months thereafter (in the case of Mr. Rosner and Mr. Lucania, 12 months). Generally, the non-compete provisions prevent the executives from engaging in consumer healthcare related businesses, including the business of acting as custodian or administrator for medical payment RAs, including, but not limited to, health savings accounts, flexible spending accounts and health reimbursement accounts or any other business activities in which we or any of our affiliates are engaged (or have committed plans to engage) during such executive’s employment, and the non-interference covenant prevents the executive from soliciting or hiring our employees or those of our affiliates and from soliciting or inducing any of our customers, suppliers, licensees, or other business relations or those of our affiliates, to cease doing business with us, or reduce the amount of business conducted with us or our affiliates, or in any manner interfering with our relationships with such parties. With respect to Mr. Rosner and Mr. Lucania, the non-compete provision prohibits him from providing services to a specified group of Company competitors, and the non-solicitation covenants prohibit him from soliciting any of our customers and soliciting and hiring our employees, consultants, and independent contractors.
Vesting of Outstanding Equity Awards
Our named executive officers hold unvested stock options and restricted stock units granted pursuant to the HealthEquity, Inc. 2014 Equity Incentive Plan, as amended and restated (the “2014 Plan”). The 2014 Plan provides that in the event of a significant “corporate transaction,” as defined therein, each outstanding award will be treated as the administrator determines. In addition, all outstanding stock options and restricted stock units held by each named executive officer provide for accelerated vesting on a “double trigger” basis such that if the executive’s employment is terminated by us without “cause” or by the executive for “good reason” (each as defined in the applicable employment or award agreement) within a 12-month period following a change in control of the Company in which the stock options or the restricted stock units, as applicable, are assumed or substituted for by the acquirer, all of the then unvested stock options or restricted stock units, as applicable held by the executive will vest (assuming target performance for any performance-based vesting restricted stock units).
The information in the table below describes and quantifies certain estimated compensation that would have become payable following a change in control of the Company or termination of employment of our named executive officers assuming that the change in control or termination of employment occurred on January 31, 2024.

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Executive Compensation

Name	Cash Severance Payment(1) ($)	Bonus Payment(2) ($)	COBRA Premium Reimbursement(3) ($)	Value of Accelerated Equity Awards(4) ($)

Jon Kessler
Voluntary termination for good reason or involuntary termination without cause	700,000	805,000	30,981	—
Termination for disability or upon death	—	805,000	—	—
Voluntary termination for good reason or involuntary termination without cause following a change in control	1,050,000	805,000	46,472	25,439,245
Stephen Neeleman, M.D.
Voluntary termination for good reason or involuntary termination without cause	450,000	381,154	26,835	—
Termination for disability or upon death	—	381,154	—	—
Voluntary termination for good reason or involuntary termination without cause following a change in control	450,000	381,154	26,835	5,150,928
James Lucania
Voluntary termination for good reason or involuntary termination without cause	575,000	495,938	31,702
Termination for disability or upon death	—	495,938	—
Voluntary termination for good reason or involuntary termination without cause following a change in control	575,000	495,938	31,702	4,904,235
Elimelech Rosner
Voluntary termination for good reason or involuntary termination without cause	550,000	474,375	20,556	—
Termination for disability or upon death	—	474,375	—	—
Voluntary termination for good reason or involuntary termination without cause following a change in control	550,000	474,375	20,556	10,912,618
Delano Ladd
Voluntary termination for good reason or involuntary termination without cause	400,000	341,515	26,835	—
Termination for disability or upon death	—	341,515	—	—
Voluntary termination for good reason or involuntary termination without cause following a change in control	400,000	341,515	26,835	4,156,220
Tyson Murdock(5)
Voluntary termination for good reason or involuntary termination without cause	400,000	249,041	27,556	—
Larry Trittschuh(6)
Voluntary termination for good reason or involuntary termination without cause	450,000	164,589	31,702	—
(1)The severance amounts reported in this column are based on the base salaries in effect on January 31, 2024.
(2)The bonus amounts reported in this column represent the bonus under our annual bonus plan based on actual performance for the fiscal year ended January 31, 2024. With respect to Mr. Murdock and Mr. Trittschuh, such bonuses are pro-rated on account of their involuntary separations without cause from the Company, in accordance with the terms of their employment agreements.
(3)The amounts reported in this column are an estimate of the employer portion of the applicable COBRA premium cost for the level of coverage each named executive officer had as of January 31, 2024, and is based on approximate benefit costs for the fiscal year ended January 31, 2024.
(4)The amount reported in this column assumes outstanding performance-based vesting restricted stock units vest and are settled, as applicable, at target. The value of outstanding performance and time-based vesting restricted stock units, and unvested options was determined based on the closing sale price per share of our common stock on the NASDAQ Global Market on January 31, 2024, which was $75.58.

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Executive Compensation
(5)Mr. Murdock and ceased serving as the Company’s CFO in September 2023 and separated from the Company on November 30, 2023 following a brief transition period. These amounts reflect the actual payments and benefits to which Mr. Murdock was entitled pursuant to the terms of his employment agreement on account of his involuntary separation without cause from the Company.
(6)Mr. Trittschuh separated from the Company in July 2023. These amounts reflect the actual payments and benefits to which Mr. Trittschuh was entitled pursuant to the terms of his employment agreement on account of his involuntary separation without cause from the Company.
CEO Pay Ratio
As required by Item 402(u) of Regulation S-K, we are providing the following pay ratio information with respect to the fiscal year ended January 31, 2024:
•The total annual compensation for our median employee (other than our Chief Executive Officer) was $77,381;
•The annual total compensation of our Chief Executive Officer was 13,448,018; and
•Based on this information, the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all our employees is 174 to 1. We believe this ratio is a reasonable estimate calculated in a manner consistent with the rules of the SEC.
We identified our median employee for purposes of our pay ratio disclosure as of January 31, 2021. There were no changes in our employee population or employee compensation arrangements that we believe would significantly impact the pay ratio. To identify our median employee as well as to determine the annual total compensation of our median employee and our Chief Executive Officer, we took the following steps:
•We determined that, as of January 31, 2021, our employee population consisted of 3,007 employees, all of whom were located in the United States. This population consisted of our full-time, part-time, seasonal, and temporary employees. We did not include any contractors or other non-employee workers in our employee population.
•To identify the median employee from our employee population, we calculated the amount of salary and wages of our employees earned during the fiscal year ended January 31, 2021 by referring to our payroll records for the fiscal year ended January 31, 2021. We also included bonuses earned by each employee during the fiscal year. We annualized the compensation for any permanent full-time and part-time employees employed as of January 31, 2021 that were not employed by us for all of the fiscal year ended January 31, 2021.
•We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation. Since all our employees are located in the United States, as is our Chief Executive Officer, we did not make any cost-of-living adjustments in identifying the “median employee.”
•With respect to the annual total compensation of our median employee, we calculated this amount using the same methodology we use to calculate the amount reported for our Chief Executive Officer in the “Total” column of our fiscal 2024 Summary Compensation Table included in this proxy statement.
•With respect to the annual total compensation of our Chief Executive Officer, we used the amount reported in the “Total” column of our fiscal 2024 Summary Compensation Table included in this proxy statement.
Pay versus Performance
The following table sets forth additional compensation information of our Principal Executive Officer (“PEO”) and our non-PEO named executive officers (“Non-PEOs”) along with the relationship of such compensation to total shareholder return, net income, and Adjusted EBITDA performance results for our fiscal years ending in 2024, 2023, 2022, and 2021 in accordance with Item 402(v) of Regulation S-K. “Compensation Actually Paid” values shown in the required table below are calculated in accordance with SEC rules and do not represent amounts actually earned or realized by our PEO and Non-PEOs in such fiscal years, including with respect to RSUs and PRSUs. The calculations and analysis below do not necessarily reflect the Company’s approach to aligning executive compensation with performance. For information concerning the Company’s compensation philosophy and how the Company aligns executive compensation with financial performance, refer to the Compensation Discussion and Analysis section of this Proxy Statement.

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Executive Compensation

			Average Summary Compensation Table Total for Non-PEOs ($)	Average Compensation Actually Paid to Non-PEOs(2)(3) ($)	Value of Initial Fixed $100 Investment Based on:
Fiscal Year(1)	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid to PEO(2)(3) ($)			Total Shareholder Return(4) ($)	Peer Group Total Shareholder Return(4) ($)	Net Income ($ in Thousands)	Adjusted EBITDA ($ in Thousands)(5)
2024	13,448,018	22,912,953	3,877,526	2,838,659	114.41	88.94	55,712	369,173
2023	13,400,167	14,441,532	5,607,831	4,042,284	92.11	91.63	(26,143)	272,348
2022	9,947,622	(5,492,707)	2,398,514	(623,189)	80.90	111.32	(44,289)	236,015
2021	9,399,483	16,471,133	2,669,117	4,616,740	126.48	127.52	8,834	240,795
(1)Non-PEOs included in the above compensation columns reflect the following:

Fiscal Year	PEO	Non-PEOs
2024	Jon Kessler	Stephen Neeleman, M.D.; James Lucania; Elimelech Rosner; Delano Ladd; Tyson Murdock; Larry Trittschuh
2023	Jon Kessler	Stephen Neeleman, M.D.; Tyson Murdock; Elimelech Rosner; Edward Bloomberg; Larry Trittschuh
2022	Jon Kessler	Stephen Neeleman, M.D.; Tyson Murdock; Darcy Mott; Edward Bloomberg; Larry Trittschuh
2021	Jon Kessler	Stephen Neeleman, M.D.; Darcy Mott; Edward Bloomberg; William Otten
(2)Because of adjustments required by SEC rules, as explained in detail in Note (3) below, “Compensation Actually Paid” may be a negative amount. As noted previously, “Compensation Actually Paid” does not represent amounts actually earned or realized by our PEO and Non-PEOs in the applicable fiscal years.
(3)The fair value or change in fair value, as applicable, of equity awards in the “Compensation Actually Paid” columns was determined by reference to (1) for time-based vesting restricted stock awards or RSU awards, closing price on the applicable year-end date, or, in the case of vesting dates, the closing price on the applicable vesting dates, (2) for performance-based RSU awards (excluding awards with market-based vesting conditions), the same valuation methodology as RSU awards above except year-end values are multiplied by the probability of achievement as of each such date, (3) for awards with market-based vesting conditions, the fair value calculated by a Monte Carlo simulation model as of the applicable year-end date(s), and (4) for stock options, a Black-Scholes value as of the applicable year-end or vesting date, determined based on the same methodology as used to determine grant date fair value but using the closing stock price on the applicable revaluation date as the current market price and with an expected life equal to the original ratio of expected life relative to the ten-year contractual life multiplied by the remaining life as of the applicable revaluation date, and in all cases based on volatility and risk free rates determined as of the revaluation date based on the expected life period and based on an expected dividend rate of 0%.
Fiscal year 2024 Compensation Actually Paid to our PEO and the average Compensation Actually Paid to non-PEOs reflects the following adjustments from the compensation reported in the “Total” column of the Summary Compensation Table:

	PEO	Average Non-PEO
Total Reported in Fiscal 2024 Summary Compensation Table	13,448,018	3,877,526
Less, value of awards reported in Summary Compensation Table	(11,926,568)	(2,998,267)
Plus, year-end value of awards granted in fiscal year that are unvested and outstanding at the end of the fiscal year	16,786,344	2,599,161
Plus, change in fair value of prior year awards that are unvested and outstanding at end of fiscal year	4,864,518	644,799
Plus, fair value of awards granted in fiscal year and that vested this fiscal year	—	—
Plus, change in fair value of prior year awards that vested this fiscal year	(259,359)	(18,191)
Less, fair value of prior year awards that failed to vest this fiscal year	—	(1,266,369)
Total Adjustments	9,464,935	(1,038,867)
Compensation Actually Paid	22,912,953	2,838,659
Fiscal year 2023 Compensation Actually Paid to our PEO and the average Compensation Actually Paid to non-PEOs reflects the following adjustments from the compensation reported in the “Total” column of the Summary Compensation Table:

60	HealthEquity, Inc. 2024 Proxy Statement

Executive Compensation

	PEO	Average Non-PEO
Total Reported in Fiscal 2023 Summary Compensation Table	13,400,167	5,607,831
Less, value of awards reported in Summary Compensation Table	(11,849,492)	(4,577,738)
Plus, year-end value of awards granted in fiscal year that are unvested and outstanding at the end of the fiscal year	10,550,461	3,376,855
Plus, change in fair value of prior year awards that are unvested and outstanding at end of fiscal year	1,724,240	190,057
Plus, fair value of awards granted in fiscal year and that vested this fiscal year	—	—
Plus, change in fair value of prior year awards that vested this fiscal year	616,156	171,524
Less, fair value of prior year awards that failed to vest this fiscal year	—	(726,245)
Total Adjustments	1,041,365	(1,565,547)
Compensation Actually Paid	14,441,532	4,042,284
Fiscal year 2022 Compensation Actually Paid to our PEO and the average Compensation Actually Paid to Non-PEOs reflects the following adjustments from the compensation reported in the “Total” column of the Summary Compensation Table:

	PEO	Average Non-PEO
Total Reported in Fiscal 2022 Summary Compensation Table	9,947,622	2,398,514
Less, value of awards reported in Summary Compensation Table	(8,711,947)	(1,815,747)
Plus, year-end value of awards granted in fiscal year that are unvested and outstanding at the end of the fiscal year	5,685,079	1,256,445
Plus, change in fair value of prior year awards that are unvested and outstanding at end of fiscal year	(9,966,440)	(1,906,814)
Plus, fair value of awards granted in fiscal year and that vested this fiscal year	—	—
Plus, change in fair value of prior year awards that vested this fiscal year	(1,236,382)	(289,279)
Less, fair value of prior year awards that failed to vest this fiscal year	(1,210,639)	(266,308)
Total Adjustments	(15,440,329)	(3,021,703)
Compensation Actually Paid	(5,492,707)	(623,189)
Fiscal year 2021 Compensation Actually Paid to our PEO and the average Compensation Actually Paid to Non-PEOs reflects the following adjustments from the compensation reported in the “Total” column of the Summary Compensation Table:

	PEO	Average Non-PEO
Total Reported in Fiscal 2021 Summary Compensation Table	9,399,483	2,669,117
Less, value of awards reported in Summary Compensation Table	(8,012,443)	(1,924,184)
Plus, year-end value of awards granted in fiscal year that are unvested and outstanding at the end of the fiscal year	12,677,489	3,078,558
Plus, change in fair value of prior year awards that are unvested and outstanding at end of fiscal year	3,720,725	1,048,970
Plus, fair value of awards granted in fiscal year and that vested this fiscal year	—	—
Plus, change in fair value of prior year awards that vested this fiscal year	(1,314,121)	(255,721)
Less, fair value of prior year awards that failed to vest this fiscal year	—	—
Total Adjustments	7,071,650	1,947,623
Compensation Actually Paid	16,471,133	4,616,740

HealthEquity, Inc. 2024 Proxy Statement	61

Executive Compensation
(4)The peer group TSR reflects the cumulative total return of the compensation peer group used in evaluating our executive compensation: ACI Worldwide, Inc., Black Knight, Inc., Ceridian HCM Holding Inc., Coupa Software Incorporated, Envestnet, Inc., Evolent Health, Inc., Green Dot Corporation, Guidewire Software Inc., Health Catalyst, Inc., Omnicell, Inc., Paycom Software, Inc., Paylocity Holding Corporation, Progyny, Inc., Tyler Technologies, Inc., Verint Systems Inc., and WEX Inc. Each year reflects what the cumulative value of $100 would be, including reinvestment of dividends, if such amount were invested on January 31, 2020. In our 2023 Pay Versus Performance disclosure, we referenced the Russell 3000 Index (rather than our compensation peer group) but have revised our approach, as reflected in the table above, in response to subsequently issued clarifying SEC guidance. For comparison, the table below provides the TSR for our common stock, our compensation peer group (as used to calculate peer group TSR reflected in the table above), and the Russell 3000 Index (as used to calculate peer group TSR in our 2023 Pay Versus Performance disclosure).

Fiscal Year	HealthEquity ($)	Russell 3000 Index ($)	Compensation Peer Group ($)
2024	114.41	147.05	88.94
2023	92.11	125.40	91.63
2022	80.90	138.87	111.32
2021	126.48	118.45	127.52
(5)We define Adjusted EBITDA, which is a non-GAAP financial metric, as earnings before interest, taxes, depreciation and amortization, amortization of acquired intangible assets, stock-based compensation expense, merger integration expenses, acquisition costs, gains and losses on equity securities, amortization of incremental costs to obtain a contract, costs associated with unused office space, and certain other non-operating items.
The charts below visually represent the manner in which fluctuations in Compensation Actually Paid correlate with how our total shareholder return compared with peer group total shareholder return, and also with changes in our net income (loss) and Adjusted EBITDA.

62	HealthEquity, Inc. 2024 Proxy Statement

Executive Compensation
Compensation Actually Paid versus Total Shareholder Return
Compensation Actually Paid versus Net Income (Loss) and Adjusted EBITDA
The following performance measures reflect the Company’s most important performance measures in effect for the fiscal year ended January 31, 2024, as further described and defined in the Compensation Discussion and Analysis under Fiscal Year 2024 Business Highlights.

Most Important Performance Measures for Fiscal 2024	•Adjusted EBITDA
•New HSA sales
•Revenue

HealthEquity, Inc. 2024 Proxy Statement	63

Executive Compensation
Equity Compensation Plan Information
The following table provides information as of January 31, 2024, with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Restricted Stock Units, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))

Equity compensation plans approved by stockholders(2)	4,088,378	36.91	11,880,872(3)
Equity compensation plans not approved by stockholders	—	—	—
(1)Represents the weighted-average exercise price of outstanding options and is calculated without taking into account the shares of common stock subject to outstanding time-vesting restricted stock units/awards and performance restricted stock units/awards that become issuable without any cash payment required for such shares.
(2)Includes the HealthEquity, Inc. 2003 Stock Plan, the HealthEquity, Inc. 2009 Stock Plan and the 2014 Plan, in each case as amended from time to time.
(3)Reflects the shares remaining available for future issuance under our 2014 Plan. No shares are reserved for future issuance under the HealthEquity, Inc. 2003 Stock Plan, the HealthEquity, Inc. 2005 Stock Plan, the HealthEquity, Inc. 2006 Stock Plan, or the HealthEquity, Inc. 2009 Stock Plan, other than shares issuable upon exercise of equity awards outstanding under such plans at the time of our initial public offering in 2014. In addition, the 2014 Plan contains an “evergreen” provision pursuant to which the number of shares reserved for issuance under that plan automatically increased on February 1, 2024. The number of shares reported in this column does not include the 2,584,300 shares that became available for issuance as of February 1, 2024, pursuant to the evergreen provision of our 2014 Plan.

64	HealthEquity, Inc. 2024 Proxy Statement

Proposal No. 4
Approval of the HealthEquity, Inc. 2024 Equity Incentive Plan
Our board of directors adopted the HealthEquity, Inc. 2024 Equity Incentive Plan (the “2024 Plan”), subject to the approval of our stockholders, on June 27, 2024. The purpose of the 2024 Plan is to help the Company secure and retain the services of eligible award recipients, provide incentives for such persons to exert maximum efforts for the success of the Company, and provide a means by which the eligible recipients may benefit from increases in value of the Company’s common stock.
If approved by the stockholders at the meeting, the 2024 Plan will become effective on the date of such approval and no additional grants will be made under our 2014 Equity Incentive Plan, as amended and restated (the “2014 Plan”). If not approved by the stockholders, the 2014 Plan will otherwise remain in effect in accordance with its terms, including that the 2014 Plan will terminate effective as of July 13, 2024. In such event, the Company will no longer be able to grant equity awards to its key employees, officers, directors, and consultants, which our board of directors believes would negatively impact the retention of such individuals and negatively affect the ability of the Company to adequately recruit, incentivize, and retain talent. The board of directors recommends that our stockholders approve the 2024 Plan, the material terms of which are as described below.
Recommendation

The Board of Directors unanimously recommends that stockholders vote their shares “FOR” the proposal to approve the HealthEquity, Inc. 2024 Equity Incentive Plan.
Key Features of the 2024 Plan
The 2024 Plan is intended to be the successor to the 2014 Plan. The 2024 Plan contains substantially the same terms as the 2014 Plan, but the following key changes have been made to the 2024 Plan that enhance our commitment to our stockholders’ long-term interests and sound corporate governance:
•Removed “Evergreen” Feature. The 2024 Plan has a fixed number of shares reserved and available for grant. We eliminated the “evergreen” feature that provided for an automatic annual increase in the share reserve. Stockholder approval will be required to issue any additional shares, allowing our stockholders to have direct input on our equity compensation program.
•No Dividend or Dividend Equivalent Rights on Unearned or Unvested Awards. Under the 2024 Plan, we have added that no dividends or dividend equivalents may be paid in respect of unvested or unearned awards, unless and until such awards become vested or earned. No dividends or dividend equivalents are payable in respect of stock options or stock appreciation rights.
•Prohibition on Repricing of Awards without Stockholder Approval. The 2024 Plan adds a provision that expressly prohibits repricing of awards, including the reduction of an exercise price of stock options or base price of stock appreciation rights, or the cancellation of underwater stock options and stock appreciation rights, without prior stockholder approval.
•Removed Share “Recycling” on Net Exercise or Net Settlement. The 2024 Plan no longer includes a provision that allowed for the re-issuance of shares used to pay stock option exercise prices or stock appreciation right base prices, or shares that are withheld to pay a participant’s tax withholding obligation.
•Minimum Vesting Period. Generally, no portion of an Award under the 2024 Plan may vest over a period of not less than one year from the vesting commencement date set forth in the applicable award agreement unless (1) the shares with respect to the award granted do not exceed five percent (5%) of the aggregate number of shares reserved under the 2024 Plan, (2) the award is granted in lieu of an equivalent amount of salary, bonus or other cash compensation that has already been earned, (3) the award is granted to a non-employee director and vests on the earlier of the one-year anniversary of the grant date and the next annual stockholders’ meeting (so long as such meeting is within 50 weeks after the prior year’s meeting), (4) the participant’s continuous service is terminated by the Company without cause or by the participant for good reason upon or following the consummation of a change in control, or (5) the participant’s continuous service is terminated due to death or disability. This is a new requirement in the 2024 Plan.

HealthEquity, Inc. 2024 Proxy Statement	65

Proposal No. 4 Approval of the HealthEquity, Inc. 2024 Equity Incentive Plan
•CEO Minimum Holding Period. The Company’s CEO is generally required to hold shares acquired from the exercise or settlement of an award (net of any shares disposed of in connection with the payment of an exercise or purchase price or satisfaction of any tax withholding obligations) for a minimum of 12 months. This is a new requirement in the 2024 Plan.
•Treatment on a Change in Control. If an unvested award is not assumed, continued or substituted by an acquirer in connection with a change in control, time-based awards will become fully vested and performance-based awards will vest at the greater of actual and target levels of performance. If an unvested award is assumed, continued or substituted in connection with a change in control, such awards will vest on an accelerated basis only if, in connection with or within two years following such change in control, a participant experiences a qualifying termination. Any assumed, continued or substituted awards subject to performance goals may be converted into time-based awards at the greater of actual and target levels of performance and remain subject to continued vesting through the last day of the original performance. This is a new requirement in the 2024 Plan.
Key Data
The Company currently administers its equity compensation program under the 2014 Plan. If the 2024 Plan is approved by stockholders, it will become effective on June 27, 2024, replace the 2014 Plan, and no further awards will be made thereafter under the 2014 Plan.
If approved, the 2024 Plan will provide for the issuance of 4,085,000 shares, which as of May 3, 2024, would have represented approximately 4.7% of the Company’s outstanding shares.
The following table includes information regarding the outstanding awards and shares available for future issuance under the 2014 Plan as of May 3, 2024 (as if the 2024 Plan is not approved under this proposal):

2014 Plan(1)

Total shares underlying outstanding stock options	608,648
Weighted average exercise price of outstanding stock options	$40.84
Weighted average remaining contractual life of outstanding stock options	2.6 years
Total shares subject to outstanding, unvested full-value awards(2)	3,556,866
Total shares currently available for grant	14,264,832
(1)Upon stockholder approval of the 2024 Plan, these shares will no longer be available for grant under the 2014 Plan.
(2)Full-value awards include time-vested restricted stock units and performance-vested restricted stock units.
Our board of directors recognizes that the approval of the 2024 Plan will result in additional shares of common stock becoming available for issuance. In authorizing the number of shares available for issuance under the 2024 Plan, our board of directors considered the Company’s historical grant practices as well as the potential dilution and potential cost of the plan.
Our fully diluted overhang rate measures the total number of shares under all outstanding plan awards plus the number of shares authorized for future plan awards, as a percentage of the fully diluted number of shares of common stock outstanding. It measures the potential dilutive effect of outstanding equity awards and future awards available for grant. If the 2024 Plan is approved by our stockholders, as of May 3, 2024 our fully diluted overhang rate would be 8.7%, based on the number of shares of common stock outstanding.

Overhang

(a) Share reserve in 2024 Plan subject to stockholder approval	4,085,000
(b) Shares underlying awards outstanding under the 2014 Plan	4,165,514
(c) Total shares, underlying or available for awards (a+b)	8,250,514
(d) Total shares of common stock outstanding	87,009,915
(e) Fully diluted overhang (c/(c+d))	8.7%
Commencing on May 3, 2024 and through the date of the Annual Meeting, the Company will not grant any equity awards under the 2014 Plan. If the 2024 Plan is not approved by our stockholders, equity awards will again become available for issuance under the 2014 Plan until the 2014 Plan’s termination date on July 13, 2024.

66	HealthEquity, Inc. 2024 Proxy Statement

Proposal No. 4 Approval of the HealthEquity, Inc. 2024 Equity Incentive Plan
Burn rate, or run rate, refers to how fast a company uses the supply of shares authorized for issuance under its stock incentive plan. Our burn rate for fiscal year 2024 was 2.25%, calculated by dividing the number of shares subject to awards granted during the year by the weighted average number of shares outstanding during the year.
Based on a review of our historical and projected grant practices, we believe that the shares reserved for grant under the 2024 Plan will meet the Company’s equity grant needs for up to three years. The shares reserved may, however, last for more or less than three years depending on currently unknown factors, such as the number of grant recipients, future grant practices and the Company’s share price.
Summary of the 2024 Plan
The following description of the 2024 Plan is only a summary of certain provisions thereof and is qualified in its entirety by reference to its full text, a copy of which is filed with the Securities and Exchange Commission as Annex B to this proxy statement.
Purpose
The purpose of the 2024 Plan is to help the Company secure and retain the services of eligible award recipients, provide incentives for such persons to exert maximum efforts for the success of the Company, and provide a means by which the eligible recipients may benefit from increases in value of the Company’s common stock.
Eligibility
The 2024 Plan provides that awards may be granted to the directors, officers, employees, and consultants of the Company and its affiliates, as well as consultants and advisors who provide substantial services to the Company and its affiliates, except that incentive stock options may be granted only to employees of the Company and certain of our subsidiaries. As of May 3, 2024, there are approximately 300 directors, officers and employees who would be eligible to participate in the 2024 Plan if it were effective on such date. Members of management, including our named executive officers and each of our directors, are among the individuals eligible to receive awards under the 2024 Plan.
Administration
Our board of directors, or a duly authorized committee thereof, has the authority to administer the 2024 Plan. The Talent, Compensation and Culture Committee of the board of directors, which is the committee authorized to administer the 2024 Plan, consists of a sufficient number of “non-employee directors” as defined in Nasdaq Listing Rules or other applicable stock exchange rules. In accordance with applicable law, our board of directors or the authorized committee may also delegate to a subcommittee its authorities under the 2024 Plan. Subject to the terms of the 2024 Plan, our board of directors or the authorized committee, referred to herein as the plan administrator, determines recipients, dates of grant, the numbers and types of stock awards to be granted and the terms and conditions of the stock awards, including the period of their exercisability and vesting schedule applicable to a stock award. Under the terms of the 2024 Plan, the plan administrator can make rules and regulations and establish such procedures for the administration of the 2024 Plan as it deems appropriate. Any determination made by the plan administrator under the 2024 Plan will be made in the sole discretion of the plan administrator and such determinations will be final, binding, and conclusive on all persons.
Type of Awards
The 2024 Plan provides for the grant of incentive stock options (“ISOs”), nonstatutory stock options (“NSOs”), stock appreciation rights (“SARs”), restricted stock awards, restricted stock unit awards, performance-based stock awards, and other forms of equity compensation (collectively, “stock awards”), all of which may be granted to employees, including officers, non-employee directors and consultants of the Company and our affiliates. Additionally, the 2024 Plan provides for the grant of performance-based cash awards. ISOs may be granted only to employees. All other awards may be granted to employees, including officers, and to non-employee directors and consultants.

HealthEquity, Inc. 2024 Proxy Statement	67

Proposal No. 4 Approval of the HealthEquity, Inc. 2024 Equity Incentive Plan
Subject to the terms of our 2024 Plan, the plan administrator will determine the exercise price, base price, or purchase price of awards granted and the types of consideration to be paid for the awards. Stock awards granted under the 2024 Plan vest at the rate specified by the plan administrator but no portion of a stock award will vest sooner than one (1) year following the grant date, unless (1) the shares with respect to the award granted do not exceed five percent (5%) of the aggregate number of shares reserved under the 2024 Plan, (2) the award is granted in lieu of an equivalent amount of salary, bonus or other cash compensation that has already been earned, (3) the award is granted to a non-employee director and vests on the earlier of the one-year anniversary of the grant date and the next annual stockholders’ meeting (so long as such meeting is within 50 weeks after the prior year’s meeting), (4) the participant’s continuous service is terminated by the Company without cause or by the participant for good reason upon or following the consummation of a change in control, or (5) the participant’s continuous service is terminated due to death or disability. Shares acquired or purchased from a stock award are generally not subject to a minimum holding period, except that the Company’s CEO is generally required to hold shares acquired from the exercise or settlement of an award (net of any shares disposed of in connection with the payment of an exercise or purchase price or satisfaction of any tax withholding obligations) for a minimum of 12 months.
Shares and Other Limits
The aggregate number of shares of our common stock that may be issued pursuant to stock awards under the 2024 Plan after becoming effective is 4,085,000 shares. If a stock award granted under the 2024 Plan expires or otherwise terminates without being exercised in full, or is settled in cash, the shares of our common stock not acquired pursuant to the stock award will become available for subsequent issuance under the 2024 Plan. In addition, shares that are forfeited or repurchased by the Company due to the failure to meet a contingency or condition may again become available for the grant of new stock awards under the 2024 Plan. Shares may be issued in connection with a merger or acquisition as permitted by Nasdaq Listing Rule 5635(c) or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the 2024 Plan. The shares issued under the 2024 Plan may be previously unissued shares or reacquired shares bought by us on the open market or shares classified as treasury shares.
The maximum number of shares of our common stock subject to stock awards granted during a single calendar year to any non-employee director for services as a non-employee director, taken together with any cash fees paid to such non-employee director for services as a non-employee director during the calendar year, shall not exceed $750,000 in total value (calculating the value of any such stock awards based on the grant date fair value of such stock awards for financial reporting purposes and excluding, for this purpose, the value of any dividend equivalent payments paid pursuant to any stock award granted in a previous calendar year).
Termination of the 2024 Plan
No new awards may generally be made under the 2024 Plan on or after the day immediately before the tenth anniversary of the effective date of the 2024 Plan, which is June 26, 2034, except that no ISOs may be granted after the tenth anniversary of the earlier of (i) the date on which the 2024 Plan is approved by our board of directors and (ii) the date on which the 2024 Plan is approved by stockholders. Upon the adoption of the 2024 Plan, no further grants may be made under any other stock incentive plans maintained by the Company, including, but not limited to, the 2014 Plan, the WageWorks, Inc. Amended and Restated 2010 Equity Incentive Plan, the 2009 Stock Plan, the 2006 Stock Plan, the 2005 Stock Plan, and the 2003 Stock Plan.
Awards
Stock Options. ISOs and NSOs are granted pursuant to stock option award agreements adopted by the plan administrator. The plan administrator determines the exercise price for a stock option, within the terms and conditions of the 2024 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Options granted under the 2024 Plan vest at the rate specified by the plan administrator. The aggregate fair market value, determined at the time of grant, of our common stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our affiliates unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and (2) the term of the ISO does not exceed five years from the date of grant.
The plan administrator determines the term of stock options granted under the 2024 Plan, which is up to a maximum of ten years (or, five years in the case of certain ISOs, as noted above). The option term may be extended in the event that exercise of the option following such a termination of service is prohibited by applicable securities laws or our insider trading policy. If the expiration date of any stock option held by an active employee or service provider occurs during a blackout period under our insider trading policy, then the option term is automatically extended until the earlier of 90 days after the expiration of the blackout period and the day immediately before the tenth anniversary (or, in the case of certain ISOs, the fifth anniversary) from the date on which such award was granted.
Unless the terms of an optionholder’s stock option award agreement provide otherwise, if an optionholder’s service relationship with us, or any of our affiliates, ceases for any reason other than disability, death or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service.

68	HealthEquity, Inc. 2024 Proxy Statement

Proposal No. 4 Approval of the HealthEquity, Inc. 2024 Equity Incentive Plan
If an optionholder’s service relationship with us or any of our affiliates ceases due to disability or death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 12 months. In the event of a termination for cause, options generally terminate immediately upon the termination of the individual for cause. In no event may an option be exercised beyond the expiration of its term.
Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of our common stock previously owned by the optionholder, (4) a net exercise of the option if it is an NSO, and (5) other legal consideration approved by the plan administrator.
Unless the plan administrator provides otherwise, options generally are not transferable except by will, the laws of descent and distribution, or pursuant to a domestic relations order. An optionholder may designate a beneficiary, however, who may exercise the option following the optionholder’s death..
Stock Appreciation Rights. SARs are granted pursuant to SAR award agreements adopted by the plan administrator. The plan administrator determines the base price for an SAR, which generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Upon the exercise of an SAR, we will pay the participant an amount equal to the product of (1) the excess of the per-share fair market value of our common stock on the date of exercise over the base price, multiplied by (2) the number of shares of common stock with respect to which the SAR is exercised. An SAR granted under the 2024 Plan vests at the rate specified in the SAR award agreement as determined by the plan administrator. The appreciation distribution may be paid in our common stock, cash, or both, or in any other form of consideration.
The plan administrator determines the term of SARs granted under the 2024 Plan, which is up to a maximum of ten years. Unless the terms of a participant’s SAR award agreement provide otherwise, if a participant’s service relationship with us or any of our affiliates ceases for any reason other than cause, disability or death, the participant may generally exercise any vested SAR for a period of three months following the cessation of service. The SAR term may be further extended in the event that exercise of the SAR following such a termination of service is prohibited by applicable securities laws or our insider trading policy. If the expiration date of any SAR held by an active employee or service provider occurs during a blackout period under our insider trading policy, then the term of the SARs is automatically extended until the earlier of 90 days after the expiration of the blackout period and the day immediately before the tenth anniversary from the date on which such award was granted.
If a participant’s service relationship with us, or any of our affiliates, ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested SAR for a period of 12 months. In the event of a termination for cause, SARs generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may an SAR be exercised beyond the expiration of its term.
Unless the plan administrator provides otherwise, SARs generally are not transferable except by will, the laws of descent and distribution, or pursuant to a domestic relations order. A holder of SARs may designate a beneficiary, however, who may exercise the SAR following the holder’s death.
Restricted Stock Awards. Restricted stock awards are granted pursuant to restricted stock award agreements adopted by the plan administrator. Restricted stock awards may be granted in consideration for (1) cash, check, bank draft or money order, (2) past services rendered to us or our affiliates, or (3) any other form of legal consideration (including future services). Common stock acquired under a restricted stock award may, but need not, be subject to forfeiture pursuant to a vesting schedule to be determined by the plan administrator. A restricted stock award may be transferred only upon such terms and conditions as set by the plan administrator. Restricted stock awards that have not vested may be forfeited or repurchased by us upon the participant’s cessation of continuous service for any reason.
Restricted Stock Unit Awards. Restricted stock unit awards are granted pursuant to restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited upon the participant’s cessation of continuous service for any reason.
Other Stock Awards. The plan administrator may grant other awards based in whole or in part by reference to our common stock. The plan administrator will set the number of shares under the stock award and all other terms and conditions of such awards.
Dividend and Dividend Equivalents. If a dividend is declared during the period in which an award, including a restricted stock award or a restricted stock unit award (but excluding an award of options or SARs), is outstanding, dividends may not be paid or credited to such award, or may be accumulated but remain subject to vesting requirements to the same extent as the applicable award and paid at the time or times that such vesting requirements are satisfied. Dividend equivalents may be converted into additional shares of the Company’s common stock covered by an award (other than an award of stock options or SARs) in a manner determined by the board of directors and subject to the same terms and conditions of the underlying award. Unless the plan administrator determines otherwise, no interest will accrue or be paid on the amount of any cash dividends withheld. No dividends or dividend equivalents may be paid on stock options or SARs.

HealthEquity, Inc. 2024 Proxy Statement	69

Proposal No. 4 Approval of the HealthEquity, Inc. 2024 Equity Incentive Plan
Fair Market Value. For purposes of the 2024 Plan, the fair market value of our common stock as of any given date means the closing sales price for such stock as quoted on such principal national securities exchange (currently, Nasdaq) on which our common stock is listed and traded on such date of determination. Unless determined otherwise by the board of directors, if there is no closing sales price on such date of determination, the fair market value will be the closing price on the last preceding date for which a quotation exists on such securities exchange.
Changes to Capital Structure. In the event that there is a specified type of change in our capital structure, such as a stock split or recapitalization, to the extent necessary or advisable to prevent substantial dilution or enlargement of benefits or potential benefits under the 2024 Plan, as determined by our board of directors, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2024 Plan, (2) the class and maximum number of shares that may be issued upon the exercise of ISOs, (3) the class and number of shares and exercise price, base price, or purchase price, if applicable, of all outstanding stock awards, and (4) the class and maximum number of shares subject to stock awards that can be granted in a calendar year to non-employee directors. In addition, the board may provide a cash bonus instead of an adjustment if it determines that such a bonus is appropriate.
Corporate Transactions. In the event of certain specified significant corporate transactions, the plan administrator has the discretion to take any of the following actions with respect to stock awards:
•arrange for the assumption, continuation or substitution of a stock award by a surviving or acquiring entity or such entity’s parent company;
•arrange for the assignment of any reacquisition or repurchase rights held by us in respect of shares issued pursuant to stock awards to the surviving or acquiring entity or such entity’s parent company;
•to the extent not otherwise assumed, continued or substituted for a similar award, accelerate the vesting (and, if applicable, the exercisability) of the stock award and provide for its termination at or prior to the effective time of the corporate transaction;
•arrange for the lapse of any reacquisition or repurchase right held by us;
•to the extent not otherwise assumed, continued or substituted for a similar award, cancel or arrange for the cancellation of the stock award, to the extent not vested or not exercised prior to the closing of such transaction, in exchange for such cash consideration, if any, as our board of directors may deem appropriate; or
•to the extent not otherwise assumed, continued or substituted for a similar award, make a payment equal to the excess of (1) the value of the property the participant would have received upon exercise of the stock award over (2) the exercise price otherwise payable in connection with the stock award (subject to any deferred consideration requirements applicable to our stockholders, including earn-outs, escrows, and holdbacks).
Our plan administrator is not obligated to treat all stock awards, even those that are of the same type, in the same manner.
Under the 2024 Plan, a corporate transaction is generally the consummation of (1) a sale or other disposition of all or substantially all of our consolidated assets, (2) a sale or other disposition of at least 90% of our outstanding securities, (3) a merger, consolidation or similar transaction following which we are not the surviving corporation, or (4) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.
Change in Control. If, in connection with a change in control, the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) does not assume or continue an award or substitute a similar award for the award, the award will become fully vested, exercisable and no longer subject to repurchase or forfeiture (to the extent such award has not previously expired or terminated) prior to the consummation of a change in control. With respect to an award subject to performance-based goals (or portions thereof) that is not assumed, continued, or substituted for a similar award, such award will vest based on the greater of (x) deemed achievement of target performance and (y) a determination of actual performance as of the most recent quarter-end prior to the date of the consummation of a change in control, as determined by the plan administrator, in its sole discretion.

70	HealthEquity, Inc. 2024 Proxy Statement

Proposal No. 4 Approval of the HealthEquity, Inc. 2024 Equity Incentive Plan
If, in connection with a change in control, an award is assumed, continued, or substituted for a similar award by a surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company), the award will continue to vest in accordance with the regular vesting schedule applicable to the award and the vesting and exercisability of such award may not be accelerated by reason of the change in control for any participant unless the participant experiences a termination by the Company (other than for cause or due to death or disability) or by the participant for good reason as a result of or within two years following the change in control. With respect to an award subject to performance-based goals (or portions thereof), in connection with a change in control, the plan administrator may provide that such award will be assumed, continued, or substituted for a similar award, with the number of shares or the underlying value of the award to be determined based on greater of (x) deemed achievement of target performance and (y) a determination of actual performance as of the most recent quarter-end prior to the date of the consummation of a change in control, as determined by the plan administrator, in its sole discretion. Any such assumed, continued, or substituted award will vest at the conclusion of the performance period applicable to the original award, and, except as provided otherwise in this paragraph, will be subject to the participant’s continued employment or service with the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) through the last day of such performance period.
Under the 2024 Plan, a change in control is generally (1) the acquisition by a person or entity of more than 50% of our combined voting power other than by merger, consolidation or similar transaction; (2) a consummated merger, consolidation or similar transaction immediately after which our stockholders cease to own more than 50% of the combined voting power of the surviving entity; (3) our complete dissolution or liquidation, except a dissolution into a parent company; (4) a consummated sale, lease or exclusive license or other disposition of all or substantially of our consolidated assets; or (5) when individuals, who on the date we adopted the plan are members of our board of directors, cease for any reason to constitute at least a majority of the members of our board of directors, unless such appointment or election of new board members was approved by a majority of the members of the incumbent board then still in office.
No Repricing of Awards Without Stockholder Approval. None of the stock awards issued under the 2024 Plan may be “repriced” without stockholder approval, including reducing the exercise or base price (other than due to a change in capital structure), any action treated as repricing under GAAP, or repurchasing for cash or canceling in exchange for another award an underwater stock award (unless in connection with a corporate transaction or change in control).
Clawback/Restrictive Covenants. All awards subject to performance-based vesting conditions granted under the 2024 Plan will be subject to the HealthEquity, Inc. Clawback Policy or another other incentive compensation clawback policy maintained by the Company and as the same may be amended from time to time. In addition, the plan administrator may subject any award to forfeiture or repayment in the event that the participant is terminated for cause or breaches post-termination restrictions.
Plan Term; Earlier Termination or Suspension of the 2024 Plan; Amendments to the 2024 Plan
If approved by our stockholders, the 2024 Plan will be effective as of the date of our Annual Meeting. The board of directors may amend, terminate, or suspend the 2024 Plan at any time. Unless sooner terminated, the Plan will automatically terminate on the day before the tenth anniversary of the date on which the 2024 Plan is approved by the Company’s stockholders. No awards of ISOs may be granted after the tenth anniversary of the earlier of (i) the date on which the 2024 Plan is adopted by the board of directors and (ii) the date on which the Plan is approved by the Company’s stockholders. No awards may be granted while the 2024 Plan is suspended or after it is terminated. No amendment may be made that would materially impair the rights of the participant with respect to a previously granted award without such participant’s consent, except such an amendment made to comply with applicable law or stock exchange rules or to prevent adverse tax or accounting consequences to the Company or participants under Section 409A of the Code or accounting rules.
Federal Income Tax Consequences
The following is a summary of certain U.S. federal income tax consequences of awards made under the 2024 Plan, based upon the laws in effect on the date of the this proxy statement. The 2024 Plan is not subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended, and it is not, nor is it intended to be, qualified under Section 401(a) of the Code. Participants who are “insiders” under Section 16(b) of the Exchange Act may be subject to different tax treatment with respect to the grant, exercise or settlement of awards under the 2024 Plan, depending on the particular Section 16(b) exemption utilized. The discussion is general in nature, is based on current law, and does not take into account a number of considerations that may apply in light of the circumstances of a particular participant under the 2024 Plan. The income tax consequences under applicable state and local tax laws may not be the same as under U.S. federal income tax laws. This discussion is not intended to constitute tax advice and holders of awards under the 2024 Plan are encouraged to consult with their own tax advisors.

HealthEquity, Inc. 2024 Proxy Statement	71

Proposal No. 4 Approval of the HealthEquity, Inc. 2024 Equity Incentive Plan
Nonstatutory Stock Options. A participant will not recognize taxable income at the time of a grant of a NSO, and the Company will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and be subject to income tax withholding in respect of an employee) upon exercise of a NSO equal to the excess of the fair market value of the shares purchased over their exercise price, and the Company generally will be entitled to a corresponding deduction. Upon a subsequent sale of the shares received on exercise, appreciation (or depreciation) after the date of exercise is treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held, and no deduction will be allowed to such participant’s employer.
Incentive Stock Options. A participant will not recognize taxable income at the time of grant of an ISO and will not recognize taxable income (except for purposes of the alternative minimum tax) upon the exercise of an ISO. If the shares acquired by exercise of an ISO are held for the longer of two years from the date the option was granted and one year from the date the option was exercised, any gain or loss arising from a subsequent disposition of such shares will be taxed as a long-term capital gain or loss, and the Company will not be entitled to any deduction. If, however, such shares are disposed of prior to the expiration of either holding period, then in the year of such disposition, the participant will recognize compensation taxable as ordinary income equal to the excess of the lesser of the amount realized upon such disposition and the fair market value of such shares on the date of exercise over the exercise price, and the Company generally will be entitled to a corresponding deduction. Any further gain (or loss) realized by the participant will be taxed as short-term or long-term capital gain (or loss), as the case may be, and will not result in any deduction by the employer.
Stock Appreciation Rights. A participant will not recognize taxable income at the time of a grant of an SAR, and the Company will not be entitled to a tax deduction at such time. Upon exercise, a participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) equal to the fair market value of any shares delivered and the amount of cash paid by the Company, and the Company generally will be entitled to a corresponding deduction.
Restricted Stock. A participant will not recognize taxable income at the time of a grant of shares of restricted stock, and the Company will not be entitled to a tax deduction at such time, unless the participant makes an election under Section 83(b) of the Code within 30 days from the grant date to be taxed at such time. If such election is made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of the grant equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time the restrictions lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. The Company is entitled to a corresponding deduction at the time the ordinary income is recognized by the participant.
Restricted Stock Units. A participant will not recognize taxable income at the time of a grant of a restricted stock unit, and the Company will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of settlement of the award equal to the fair market value of any shares delivered or the amount of cash paid by the Company, and the Company will be entitled to a corresponding deduction.
The foregoing general tax discussion is intended for the information of stockholders considering how to vote with respect to this proposal and not as tax guidance to participants in the 2024 Plan. Participants are strongly urged to consult their own tax advisors regarding the federal, state, local, foreign and other tax consequences to them of participating in the 2024 Plan.
New Plan Benefits
The selection of participants who will receive awards under the 2024 Plan and the size and types of awards will be determined by our board of directors or compensation committee in its discretion. As such, the number or value of awards that will be granted under the 2024 Plan following the stockholder meeting is not yet determinable, and it is not possible to predict the benefits or amounts that will be received by, or allocated to, particular individuals or groups of employees.
Vote Required
The approval of the HealthEquity, Inc. 2024 Equity Incentive Plan as described in this proxy statement requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal. Broker non-votes will have no effect on this proposal.

72	HealthEquity, Inc. 2024 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of May 3, 2024, except as otherwise stated, for:
•each stockholder known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;
•each of our directors and nominees for director;
•each of our named executive officers; and
•all of our directors and executive officers as a group.
Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, or has the right to acquire beneficial ownership of that security within 60 days. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have or will have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Sections 13(d) and 13(g) of the Securities Act.
Our calculation of the percentage of beneficial ownership is based on 87,009,915 shares of common stock outstanding as of May 3, 2024.
Common stock subject to stock options currently exercisable or exercisable within 60 days of May 3, 2024, and common stock subject to the vesting of restricted stock units within 60 days of May 3, 2024, is deemed to be outstanding for computing the percentage ownership of the person holding these options and the percentage ownership of any group of which the holder is a member but is not deemed outstanding for computing the percentage of any other person.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o HealthEquity, Inc., 15 W. Scenic Pointe Dr., Ste. 100, Draper, UT 84020.

Name of Beneficial Owner	Number(1)	Percentage

5% Stockholders:
BlackRock, Inc.(2)	10,591,921	12.2%
The Vanguard Group(3)	8,619,499	9.9%
Wasatch Advisors, Inc.(4)	6,839,831	7.9%
FMR LLC(5)	5,213,014	6.0%

HealthEquity, Inc. 2024 Proxy Statement	73

Security Ownership of Certain Beneficial Owners and Management

Name of Beneficial Owner	Number(1)	Percentage
Directors and Named Executive Officers:
Stephen Neeleman, M.D.(6)	944,176	1.1%
Jon Kessler(7)	541,950	*
Robert Selander(8)	110,426	*
Adrian Dillon(9)	78,691	*
Evelyn Dilsaver(10)	55,474	*
Stuart Parker(11)	40,990	*
Delano Ladd(12)	38,561	*
Gayle Wellborn(13)	27,262	*
Tyson Murdock	20,767	*
Larry Trittschuh	17,290	*
Elimelech Rosner(14)	14,770	*
Frank Corvino(15)	13,775	*
Debra McCowan(16)	10,236	*
Rajesh Natarajan(17)	8,398	*
Paul Black(18)	6,851	*
James Lucania(19)	—	*
All current directors and executive officers as a group (16 persons)(20)	1,891,560	2.2%
*Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.
(1)Except as otherwise noted, each person or entity has sole voting and investment power with respect to the shares shown.
(2)Based upon a Schedule 13G/A filed with the SEC on January 23, 2024 by BlackRock, Inc. BlackRock, Inc. has sole voting power with respect to 10,424,251 shares and sole dispositive power with respect to 10,591,921 shares. The address of BlackRock, Inc. is 55 East 52nd St., New York, NY 10055. For information on transactions involving BlackRock, Inc. and the Company, see Related Person Transactions.
(3)Based upon a Schedule 13G/A filed with the SEC on February 13, 2024 by The Vanguard Group. The Vanguard Group has shared voting power with respect to 154,700 shares, sole dispositive power with respect to 8,374,088 shares and shared dispositive power with respect to 245,411 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355. For information on transactions involving The Vanguard Group and the Company, see Related Person Transactions.
(4)Based upon a Schedule 13G/A filed with the SEC on February 9, 2024 by Wasatch Advisors, Inc. Wasatch Advisors, Inc. has sole voting power with respect to 6,839,831 shares and sole dispositive power with respect to 6,839,831 shares. The address of Wasatch Advisors, Inc. is 505 Wakara Way, Suite 300, Salt Lake City, UT 84108.
(5)Based upon a Schedule 13G filed with the SEC on February 9, 2024 by FMR LLC. FMR LLC has sole voting power with respect to 5,193,892 shares and sole dispositive power with respect to 5,213,014 shares. The address of FMR LLC is 245 Summer Street, Boston, MA 02210. For information on transactions involving FMR LLC and the Company, see Related Person Transactions.
(6)Consists of (i) 559,235 shares held of record by The Stephen and Christine Neeleman Trust, (ii) 119,462 shares issuable upon exercise of outstanding options exercisable within 60 days of May 3, 2024, and (iii) 203,000 shares held of record by Neeleman Family Holdings, LLC, a Utah limited liability company (“Family Holdings”). Dr. Neeleman is the manager of Family Holdings and as such holds sole voting and dispositive power over the shares held of record by Family Holdings. Dr. Neeleman disclaims beneficial ownership of the shares held by Family Holdings except to the extent of his pecuniary interest therein. Dr. Neeleman also holds 37,134 shares of performance-based restricted stock not included in the table above, which may be forfeited depending upon whether or not certain financial performance objectives are achieved over the next three fiscal years.
(7)Consists of 126,235 shares held of record by GKF, LLC, and 151,213 shares issuable upon exercise of outstanding stock options within 60 days of May 3, 2024, 71,532 of which are held by GKF, LLC. Mr. Kessler and his wife serve as co-managers of GKF, LLC, which is wholly owned by the Jon Kessler and Laura M. Gottsman Family Trust (the “Trust”), of which the Mr. Kessler and his wife are co-trustees. Mr. Kessler and members of his immediate family are the sole beneficiaries of the Trust. Mr. Kessler disclaims beneficial ownership of the shares held by GKF, LLC, except to the extent of his pecuniary interest therein. Mr. Kessler also holds 347,450 shares of performance-based restricted stock not included in the table above, which may be forfeited depending upon whether or not certain financial performance objectives are achieved over the next three fiscal years.
(8)Includes (i) 65,000 shares issuable upon exercise of outstanding stock options and (ii) 3,164 shares deliverable upon vesting of outstanding restricted stock units within 60 days of May 3, 2024.

74	HealthEquity, Inc. 2024 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management
(9)Includes (i) 24,446 shares issuable upon exercise of outstanding stock options, and (ii) 3,164 shares deliverable upon vesting of outstanding restricted stock units, in each case within 60 days of May 3, 2024.
(10)Includes (i) 23,351 shares issuable upon exercise of outstanding stock options, and (ii) 3,164 shares deliverable upon vesting of outstanding restricted stock units, in each case within 60 days of May 3, 2024.
(11)Includes (i) 3,164 shares deliverable upon vesting of outstanding restricted stock units within 60 days of May 3, 2024, and (ii) 7,163 shares deliverable with respect to restricted stock units that have vested but for which delivery of the underlying shares has been voluntarily deferred.
(12)Includes 1,362 shares deliverable upon vesting of outstanding restricted stock units within 60 days of May 3, 2024. Mr. Ladd also holds 34,328 shares of performance-based restricted stock not included in the table above, which may be forfeited depending upon whether or not certain financial performance objectives are achieved over the next three fiscal years.
(13)Includes (i) 12,075 shares issuable upon exercise of outstanding stock options, and (ii) 3,164 shares deliverable upon vesting of outstanding restricted stock units, in each case within 60 days of May 3, 2024.
(14)Includes 5,326 shares deliverable upon vesting of outstanding restricted stock units within 60 days of May 3, 2024. Mr. Rosner also holds 104,021 shares of performance-based restricted stock not included in the table above, which may be forfeited depending upon whether or not certain financial performance objectives are achieved over the next three fiscal years.
(15)Includes (i) 6,482 shares issuable upon exercise of outstanding stock options, and (ii) 3,164 shares deliverable upon vesting of outstanding restricted stock units, in each case within 60 days of May 3, 2024.
(16)Includes 3,164 shares deliverable upon vesting of outstanding restricted stock units within 60 days of May 3, 2024.
(17)Includes 3,164 shares deliverable upon vesting of outstanding restricted stock units within 60 days of May 3, 2024.
(18)Includes (i) 3,164 shares deliverable upon vesting of outstanding restricted stock units within 60 days of May 3, 2024, and (ii) 2,458 shares deliverable with respect to restricted stock units that have vested but for which delivery of the underlying shares has been voluntarily deferred.
(19)Mr. Lucania also holds 21,952 shares of performance-based restricted stock not included in the table above, which may be forfeited depending upon whether or not certain financial performance objectives are achieved over the next three fiscal years.
(20)Consists of (i) 1,443,111 shares held by the directors and executive officers, (ii) 402,029 shares issuable pursuant to stock options held by such persons that are exercisable within 60 days of May 3, 2024, (iii) 36,799 shares deliverable upon vesting of outstanding restricted stock units within 60 days of May 3, 2024, and (iv) 9,621 shares deliverable with respect to restricted stock units that have vested but for which delivery of the underlying shares has been voluntarily deferred.

HealthEquity, Inc. 2024 Proxy Statement	75

Other Matters
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who beneficially own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that all filing requirements applicable to our officers, directors and greater than 10% stockholders were complied with for the fiscal year ended January 31, 2024.
Available Information
Our financial statements for the fiscal year ended January 31, 2024, are included in our Annual Report on Form 10-K. This proxy statement and our annual report are available in the Corporate Governance section of our Investor Relations webpage ir.healthequity.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to:
HealthEquity, Inc. Attention: Investor Relations 15 W. Scenic Pointe Dr., Ste. 100 Draper, UT 84020
Questions and Answers about the Annual Meeting
The information provided in the “question and answer” format below addresses certain frequently asked questions but is not intended to be a summary of all matters contained in this proxy statement. Please read this entire proxy statement carefully before voting your shares.

Q	What matters am I voting on?

A	You will be voting on:

•the election of 10 directors to hold office until the 2025 annual meeting of stockholders and until their successors are duly elected and qualified
•a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2025
•a proposal to approve, on a non-binding, advisory basis, the fiscal 2024 compensation paid to our named executive officers, as described in this proxy statement
•a proposal to approve the HealthEquity, Inc. 2024 Equity Incentive Plan
•any other business that may properly come before the Annual Meeting or any adjournments or postponements thereof

76	HealthEquity, Inc. 2024 Proxy Statement

Other Matters

Q	How does our board of directors recommend that I vote?

A	Our board of directors recommends that you vote:
	Proposal		Board Recommendation

1
The election of each of the 10 directors nominated by our board of directors and named in this proxy statement as directors to serve until the 2025 annual meeting of stockholders and until their successors are duly elected and qualified
FOR
	2	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2025	FOR
	3	The approval, on a non-binding, advisory basis, of the fiscal 2024 compensation paid to our named executive officers as described in this proxy statement	FOR
	4	The approval of the HealthEquity, Inc. 2024 Equity Incentive Plan	FOR

Q	Will there be any other items of business on the agenda?

A	If any other items of business or other matters are properly brought before the Annual Meeting, your proxy gives discretionary authority to the persons named on the proxy card with respect to those items of business or other matters. The persons named on the proxy card intend to vote the proxy in accordance with their best judgment. Our board of directors does not intend to bring any other matters to be voted on at the Annual Meeting, and at the date of this proxy statement we are not aware of any matters that may be properly presented by others for consideration at the Annual Meeting.

Q	Who is entitled to vote at the Annual Meeting?

A
Holders of our common stock at the close of business on May 3, 2024, the record date for the Annual Meeting (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of our common stock held as of the Record Date. As of the Record Date, there were 87,009,915 shares of common stock outstanding and entitled to vote. Stockholders are not permitted to cumulate votes with respect to the election of directors.

Q	Is there a list of stockholders entitled to vote at the Annual Meeting?

A
The names of stockholders of record entitled to vote at the Annual Meeting will be available for 10 days prior to the Annual Meeting for any purpose germane to the Annual Meeting. During the 10 days preceding the Annual Meeting, the names of the stockholders of record entitled to vote may be accessed by contacting our Corporate Secretary at:
HealthEquity, Inc.
15 W. Scenic Pointe Dr., Ste. 100
Draper, UT 84020
(801) 727-1000

HealthEquity, Inc. 2024 Proxy Statement	77

Other Matters

Q	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A
STOCKHOLDER OF RECORD: SHARES REGISTERED IN YOUR NAME.
If, at the close of business on the Record Date, your shares were registered directly in your name with American Stock Transfer & Trust Company, LLC (“AST”), our transfer agent, then you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.
BENEFICIAL OWNERS: SHARES REGISTERED IN THE NAME OF A BROKER, BANK OR OTHER NOMINEE.
If, at the close of business on the Record Date, your shares were held not in your name, but rather in a stock brokerage account or by a bank or other nominee on your behalf, then you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares by following the voting instructions your broker, bank or other nominee provides. If you do not provide your broker, bank or other nominee with instructions on how to vote your shares, your broker, bank or other nominee may, in its discretion, vote your shares with respect to routine matters but may not vote your shares with respect to any non-routine matters. Please see “What if I do not specify how my shares are to be voted?” for additional information.

Q	Do I have to do anything in advance if I plan to attend the Annual Meeting?

A
STOCKHOLDER OF RECORD: SHARES REGISTERED IN YOUR NAME.
If you were a stockholder of record at the close of business on the Record Date, you do not need to do anything in advance to attend and/or vote your shares at the Annual Meeting, but you will need to log in with your 16-digit control number (found on your proxy card, the stockholder meeting notice).
BENEFICIAL OWNERS: SHARES REGISTERED IN THE NAME OF A BROKER, BANK OR OTHER NOMINEE.
If you were a beneficial owner whose shares were registered in the name of a broker, bank or other nominee at the close of business on the Record Date, you may not vote your shares online at the Annual Meeting unless you obtain a “legal proxy” from such broker, bank or other nominee who is the stockholder of record with respect to your shares. You may still attend the Annual Meeting even if you do not have a legal proxy by visiting: www.virtualshareholdermeeting.com/HQY2024.
Please note that you may not make any audio or video recordings of the Annual Meeting, live stream the Annual Meeting or take any photographs of the Annual Meeting.

Q	Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

A
In accordance with the rules of the SEC, we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of delivery of proxy materials in printed form. However, if you received a Notice of Internet Availability of Proxy Materials and wish to receive proxy materials in printed or electronic form for this or future stockholder meetings, you may so request prior to June 1, 2024 by (1) visiting www.ProxyVote.com, (2) calling 1-800-579-1639, or (3) sending an email to sendmaterial@proxyvote.com. If sending an email, please include your control number in the subject line. Unless requested, you will not otherwise receive a paper or email copy.
A separate copy will be promptly provided following receipt of your request.

Q	What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials?

A	If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each Notice to ensure that all of your shares are voted.

78	HealthEquity, Inc. 2024 Proxy Statement

Other Matters

Q	How do I vote and what are the voting deadlines?

A
STOCKHOLDER OF RECORD: SHARES REGISTERED IN YOUR NAME.
If you are a stockholder of record, you can vote in one of the following ways:
•You may vote via the Internet or by telephone. To vote via the Internet or by telephone, follow the instructions provided in the Notice. If you vote via the Internet or by telephone, you do not need to return a proxy card by mail. Internet and telephone voting are available 24 hours a day. Votes submitted through the Internet or by telephone must be received by 11:59 p.m. Eastern Time on June 26, 2024. Alternatively, you may request a printed proxy card prior to June 1, 2024 by (1) visiting www.ProxyVote.com, (2) calling 1-800-579-1639, or (3) sending an email to sendmaterial@proxyvote.com. If sending an email, please include your control number in the subject line. Please follow the instructions under the heading “You may vote by mail” immediately below.
•You may vote by mail. If you have received printed proxy materials by mail and would like to vote by mail, you need to complete, date and sign the proxy card that accompanies this proxy statement and promptly mail it to the tabulation agent in the enclosed postage-paid envelope so that it is received no later than 11:59 p.m. Eastern Time on June 26, 2024. You do not need to put a stamp on the enclosed envelope if you mail it from within the United States. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you mail. If you return the proxy card, but do not give any instructions on a particular matter to be voted on at the Annual Meeting, the persons named in the proxy card will vote the shares you own in accordance with the recommendations of our board of directors.
•You may vote at the Annual Meeting. If you plan to attend the Annual Meeting, you may vote by logging in with your 16-digit control number (found on your proxy card, the stockholder meeting notice, or in an email you previously received from Broadridge). If you do not have your 16-digit control number, please contact Broadridge by (1) visiting www.ProxyVote.com, (2) calling 1-800-579-1639, or (3) sending an email to sendmaterial@proxyvote.com. If sending an email, please include your control number in the subject line.
BENEFICIAL OWNERS: SHARES REGISTERED IN THE NAME OF A BROKER, BANK OR OTHER NOMINEE.
If you are the beneficial owner of shares held of record by a broker, bank or other nominee, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee how to vote your shares. The availability of Internet and telephone voting options will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a beneficial owner, you may not vote your shares at the Annual Meeting itself unless you obtain a legal proxy from your broker, bank or other nominee.

Q	Is my vote confidential?

A	Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within HealthEquity or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote or to facilitate a successful proxy solicitation.

Q	What happens if I decide to attend the Annual Meeting, but I have already voted or submitted a proxy covering my shares?

A	You may still attend the Annual Meeting. Please be aware that attendance at the Annual Meeting will not, by itself, revoke a proxy.

HealthEquity, Inc. 2024 Proxy Statement	79

Other Matters

Q	Can I change my vote or revoke my proxy?

A
STOCKHOLDER OF RECORD: SHARES REGISTERED IN YOUR NAME.
If you are a stockholder of record, you may revoke your proxy or change your proxy instructions at any time before your proxy is voted at the Annual Meeting by:
•entering a new vote by Internet or telephone;
•signing and returning a new proxy card with a later date;
•delivering a written revocation to our Corporate Secretary at: HealthEquity, Inc., 15 W. Scenic Pointe Dr., Ste. 100, Draper, UT 84020, by 11:59 p.m. Eastern Time on June 26, 2024; or
•attending the Annual Meeting and voting online during the Annual Meeting.
BENEFICIAL OWNERS: SHARES REGISTERED IN THE NAME OF A BROKER, BANK OR OTHER NOMINEE.
If you are the beneficial owner of your shares, you must contact the broker, bank or other nominee holding your shares and follow their instructions to change your vote or revoke your proxy.

Q	What is the effect of giving a proxy?

A	Proxies are solicited by and on behalf of our board of directors. The persons named in the proxy have been designated as proxy holders by our board of directors. When a proxy is properly dated, executed and returned, the shares represented by the proxy will be voted at the Annual Meeting in accordance with the instructions of the stockholder; however, if no specific instructions are given, the shares will be voted in accordance with the recommendations of our board of directors. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is postponed or adjourned, the proxy holders can vote your shares on the new meeting date, unless you have properly revoked your proxy, as described above.

Q	What if I do not specify how my shares are to be voted?

A	STOCKHOLDER OF RECORD: SHARES REGISTERED IN YOUR NAME.
If you are a stockholder of record and you submit a proxy but you do not provide voting instructions, your shares will be voted:
•
 FOR the election of each of the 10 directors nominated by our board of directors and named in this proxy statement as directors to serve until the 2025 annual meeting of stockholders and until their successors are duly elected and qualified (Proposal No. 1)

	•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2025 (Proposal No. 2)
	•	FOR the approval, on a non-binding, advisory basis, of the fiscal 2024 compensation paid to our named executive officers, as described in this proxy statement (Proposal No. 3)
	•	FOR the approval of the HealthEquity, Inc. 2024 Equity Incentive Plan (Proposal No. 4)
	•	In the discretion of the named proxy holders regarding any other matters properly presented for a vote at the Annual Meeting
BENEFICIAL OWNERS: SHARES REGISTERED IN THE NAME OF A BROKER, BANK OR OTHER NOMINEE.
If you are a beneficial owner and you do not provide your broker, bank or other nominee that holds your shares with voting instructions, then your broker, bank or other nominee will determine if it has discretion to vote on each matter. Brokers do not have discretion to vote on non-routine matters. Proposal No. 1 (election of directors), Proposal No. 3 (advisory vote on compensation paid to our named executive officers) and Proposal No. 4 (equity plan approval) are non-routine matters, while Proposal No. 2 (ratification of appointment of independent registered public accounting firm) is a routine matter. As a result, if you do not provide voting instructions to your broker, bank or other nominee, then your broker, bank or other nominee may, in its discretion, vote your shares with respect to Proposal No. 2 (ratification of appointment of independent registered public accounting firm) but may not vote your shares with respect to the other proposals. For additional information regarding broker non-votes, see “What are the effects of abstentions and broker non-votes and how many votes are needed for approval of each proposal?” below.

80	HealthEquity, Inc. 2024 Proxy Statement

Other Matters

Q	How do I submit a question at the Annual Meeting?

A
If you wish to submit a question, beginning at 9:45 a.m. MT on the day of the Annual Meeting you may log into the virtual meeting platform at www.virtualshareholdermeeting.com/HQY2024, type your question into the “Ask a Question” field, and click “Submit.” Questions must be briefly stated and cover only one topic per question. If multiple questions are submitted on the same topic, those questions will be grouped and answered collectively. In order to allow us to answer questions from as many stockholders as possible, we will limit each stockholder to one question. We reserve the right to exclude questions that are irrelevant to the business of the Company or of the Annual Meeting, are related to material non-public information, are not a matter of interest to stockholders generally, are related to pending or threatened litigation or investigations, are derogatory in nature, relate to personal matters or personal grievances, or are otherwise out-of-order or not otherwise suitable for the conduct of the Annual Meeting. Germane questions received during the Annual Meeting, and their related responses, will be posted on the Company’s investor relations website at https://ir.healthequity.com/annual-reports-and-proxies as soon as practicable following the Annual Meeting.

Q	What is a quorum?

A
A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our by-laws and Delaware law. The presence, in person or by proxy, of the holders of record of a majority of voting power of the issued and outstanding shares of capital stock of the Company entitled to vote at the Annual Meeting constitutes a quorum for the transaction of business at the Annual Meeting. As noted above, as of the Record Date, there were a total of 87,009,915 shares of common stock issued and outstanding and there were no other shares of our capital stock outstanding, which means that 43,504,958 shares of common stock must be represented in person or by proxy at the Annual Meeting to have a quorum. If there is no quorum, the chairman of the meeting or, if the chairman of the meeting so elects, the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, if any, date or time.

HealthEquity, Inc. 2024 Proxy Statement	81

Other Matters

Q	What are the effects of abstentions and broker non-votes and how many votes are needed for approval of each proposal?

A
An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. If a stockholder indicates on its proxy card that it wishes to abstain from voting its shares, or if a broker, bank or other nominee holding its customers’ shares of record causes abstentions to be recorded for shares, these shares will be considered present for purposes of determining whether a quorum exists and will be entitled to vote at the Annual Meeting.
A broker non-vote occurs when a broker, bank or other nominee holding shares in street name for a beneficial owner does not vote on a particular proposal because the broker, bank or other nominee does not have discretionary voting power with respect to such proposal and has not received voting instructions from the beneficial owner of the shares. In tabulating the voting results for any of the proposals to be considered at the Annual Meeting, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting but will not be counted for purposes of determining the number of votes cast. Therefore, a broker non-vote will make a quorum more readily attainable but will not otherwise affect the outcome of the vote on any of the proposals to be considered at the Annual Meeting.
The following table describes the vote required to adopt each proposal at the Annual Meeting, and the manner in which votes will be counted:

	Proposal			Board Recommendation	Broker Discretionary Voting Allowed?	Effect of Abstentions	Effect of Broker Non-Votes
	1	Election of 10 directors	A majority of the votes cast by the holders of shares of the Company’s common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon	FOR	No	No effect	No effect
	2	Ratification of appointment of independent registered public accounting firm	The vote of the holders of a majority of the shares of the Company’s common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon	FOR	Yes	Same effect as a vote against	N/A (brokers have discretion to vote)
	3	Non-binding advisory vote on fiscal 2024 compensation paid to our named executive officers	The vote of the holders of a majority of the shares of the Company’s common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon	FOR	No	Same effect as a vote against	No effect
	4	Approval of the HealthEquity, Inc. 2024 Equity incentive Plan	The vote of the holders of a majority of the shares of the Company’s common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon	FOR	No	Same effect as a vote against	No effect

82	HealthEquity, Inc. 2024 Proxy Statement

Other Matters

Q	How are proxies solicited for the Annual Meeting and who is paying for such solicitation?

A
Our board of directors is soliciting proxies for use at the Annual Meeting by means of the proxy materials. We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Copies of solicitation materials will also be made available upon request to brokers, banks and other nominees to forward to the beneficial owners of the shares held of record by such brokers, banks or other nominees. The original solicitation of proxies may be supplemented by solicitation by telephone, electronic communication or other means by our directors, officers, employees or agents. No additional compensation will be paid to these individuals for any such services, although we may reimburse such individuals for their reasonable out-of-pocket expenses in connection with such solicitation. We do not plan to retain a proxy solicitor to assist in the solicitation of proxies.
If you choose to access the proxy materials and/or vote via the Internet, you are responsible for any Internet access charges you may incur. If you choose to vote by telephone, you are responsible for any telephone charges you may incur.

Q	Will members of the board of directors attend the Annual Meeting?

A	We strongly encourage, but do not require, our board members to attend the Annual Meeting. Those who do attend will be available to answer appropriate questions from stockholders.

Q	How can I find out the results of the voting at the Annual Meeting?

A	Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us at that time, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amendment to the Form 8-K to publish the final results.

Q	How can I submit a recommendation of a director candidate for the 2025 annual meeting of stockholders?

A
Stockholders who wish to submit a recommendation of a director candidate for consideration by the nominating, governance and corporate sustainability committee for election at our 2025 annual meeting of stockholders may do so by submitting in writing such candidates’ names, in compliance with the procedures and along with the other information required by the nominating, governance and corporate sustainability committee’s Policies and Procedures for Director Candidates, to the Corporate Secretary at:
HealthEquity, Inc.
15 W. Scenic Pointe Dr., Ste. 100
Draper, UT 84020

HealthEquity, Inc. 2024 Proxy Statement	83

Other Matters

Q	How can I submit a stockholder proposal for consideration at the 2025 annual meeting of stockholders?

A
Stockholders who, in accordance with the SEC’s Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2025 annual meeting of stockholders must submit their proposals by contacting the Corporate Secretary at:
HealthEquity, Inc.
15 W. Scenic Pointe Dr., Ste. 100
Draper, UT 84020
(801) 727-1000
Proposals must be received on or before February 28, 2025. In addition, all stockholder proposals requested to be included in the Company’s proxy statement and proxy card must also comply with the requirements set forth in the federal securities laws, including Rule 14a-8, in order to be included in the Company’s proxy statement and proxy card for the 2025 annual meeting of stockholders.
In addition, the Company’s by-laws establish an advance notice procedure with regard to certain matters, including nominations of persons for election as directors, to be brought before an annual meeting of stockholders. In accordance with our by-laws, for a matter not included in our proxy materials to be properly brought before the 2025 annual meeting of stockholders, a stockholder’s notice of the matter that the stockholder wishes to present must be delivered to the Corporate Secretary at: HealthEquity, Inc., 15 W. Scenic Pointe Dr., Ste. 100, Draper, UT 84020, not less than 90 nor more than 120 days prior to the first anniversary of the Annual Meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our by-laws (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than February 28, 2025, and no later than March 29, 2025. If the date of the 2025 annual meeting of stockholders is more than 30 days earlier or later than the anniversary date of the Annual Meeting, notice must be received not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made. A nomination or other proposal will not be considered if it does not comply with the notice procedures and the other requirements set forth in our by-laws, including, as appropriate, those set forth in Rule 14a-19 of the Exchange Act. Copies of the Company’s by-laws may be obtained free of charge by contacting the Corporate Secretary at:
HealthEquity, Inc.
15 W. Scenic Pointe Dr., Ste. 100
Draper, UT 84020
(801) 727-1000

Company Website
We maintain a website at www.healthequity.com. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement, and references to our website address in this proxy statement are inactive textual references only.
* * *

84	HealthEquity, Inc. 2024 Proxy Statement

Exhibit A
Non-GAAP Financial Information
To supplement our financial information presented on a GAAP basis, we disclose Adjusted EBITDA, which is a non-GAAP financial measure. We define Adjusted EBITDA, which is a non-GAAP financial metric, as earnings before interest, taxes, depreciation and amortization, amortization of acquired intangible assets, stock-based compensation expense, merger integration expenses, acquisition costs, gains and losses on equity securities, amortization of incremental costs to obtain a contract, costs associated with unused office space, and certain other non-operating items.
This non-GAAP financial measure should be considered in addition to results prepared in accordance with GAAP and should not be considered as a substitute for, or superior to, GAAP results. The Company cautions investors that non-GAAP financial information, by its nature, departs from traditional accounting conventions; accordingly, its use can make it difficult to compare current results with results from other reporting periods and with the results of other companies. Whenever we use a non-GAAP financial measure, we provide a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measure and the reconciliation of the non-GAAP financial measure to its most directly comparable GAAP financial measure as detailed in the tables below.
Net Income (Loss) Reconciliation to Adjusted EBITDA

	Year ended January 31,
(in thousands)	2024	2023

Net income (loss)	$55,712	$(26,143)
Interest income	(12,138)	(1,763)
Interest expense	55,455	48,424
Income tax provision (benefit)	19,328	(11,953)
Depreciation and amortization	60,315	66,615
Amortization of acquired intangible assets	92,763	94,586
Stock-based compensation expense	77,151	62,614
Merger integration expenses	10,435	28,596
Acquisition costs	—	53
Amortization of incremental costs to obtain a contract	5,435	4,393
Costs associated with unused office space	4,179	4,958
Other	538	1,968
Adjusted EBITDA	$369,173	$272,348

HealthEquity, Inc. 2024 Proxy Statement	A-1

Exhibit B
HealthEquity, Inc. 2024 Equity Incentive Plan

HealthEquity, Inc.
2024 Equity Incentive Plan
1.General.
a.Eligible Award Recipients. Employees, Directors and Consultants are eligible to receive Awards.
b.Available Awards. The Plan provides for the grant of the following types of Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Stock Appreciation Rights, (iv) Restricted Stock Awards, (v) Restricted Stock Unit Awards, (vi) Performance Stock Awards, (vii) Performance Cash Awards, and (viii) Other Stock Awards.
c.Purpose. The Plan, through the granting of Awards, is intended to help the Company secure and retain the services of eligible award recipients, provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate, and provide a means by which the eligible recipients may benefit from increases in value of the Common Stock.
d.Successor to and Continuation of Prior Plan. The Plan is intended as the successor to and continuation of the Prior Plan and, from and after the Effective Date, no additional awards may be granted under the Prior Plan. The adoption and effectiveness of the Plan will not affect the terms or conditions of any awards granted under the Prior Plan prior to the Effective Date and all such awards will remain subject to the terms of the Prior Plan.
2.Administration.
a.Administration by Board. The Board will administer the Plan. The Board may delegate administration of the Plan to a Committee or Committees, as provided in Section 2(c).
b.Powers of Board. The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:
i.To determine: (A) who will be granted Awards; (B) when and how each Award will be granted; (C) what type of Award will be granted; (D) the provisions of each Award (which need not be identical), including when a person will be permitted to exercise or otherwise receive cash or Common Stock under the Award; (E) the number of shares of Common Stock subject to, or the cash value of, an Award; and (F) the Fair Market Value applicable to a Stock Award.
ii.To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for administration of the Plan and Awards. The Board, in the exercise of these powers, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement or in the written terms of a Performance Cash Award, in a manner and to the extent it will deem necessary or expedient to make the Plan or Award fully effective.
iii.To settle all controversies regarding the Plan and Awards granted under it.
iv.To accelerate, in whole or in part, the time at which an Award may be exercised or vest (or at which cash or shares of Common Stock may be issued).
v.To suspend or terminate the Plan at any time. Except as otherwise provided in the Plan or an Award Agreement, suspension or termination of the Plan will not materially impair a Participant’s rights under the Participant’s then-outstanding Award without the Participant’s written consent except as provided in Section 2(b)(viii) below.

HealthEquity, Inc. 2024 Proxy Statement	B-1

vi.To amend the Plan in any respect the Board deems necessary or advisable, including, without limitation, by adopting amendments relating to Incentive Stock Options and certain nonqualified deferred compensation under Section 409A of the Code and/or to make the Plan or Awards granted under the Plan compliant with the requirements for Incentive Stock Options or exempt from or compliant with the requirements for nonqualified deferred compensation under Section 409A of the Code, subject to the limitations, if any, of applicable law. However, if required by applicable law or listing requirements, and except as provided in Section 9(a) relating to Capitalization Adjustments, the Company will seek stockholder approval of any amendment of the Plan that (A) materially increases the number of shares of Common Stock available for issuance under the Plan, (B) materially expands the class of individuals eligible to receive Awards under the Plan, (C) materially increases the benefits accruing to Participants under the Plan, (D) materially reduces the price at which shares of Common Stock may be issued or purchased under the Plan, (E) extends the term of the Plan, or (F) expands the types of Awards available for issuance under the Plan. Except as provided in the Plan (including Section 2(b)(viii) below) or an Award Agreement, no amendment of the Plan will materially impair a Participant’s rights under an outstanding Award without the Participant’s written consent.
vii.To submit any amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of (A) Section 422 of the Code regarding Incentive Stock Options, or (B) Rule 16b-3.
viii.To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more outstanding Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided, however, that a Participant’s rights under any Award will not be impaired by any such amendment unless (A) the Company requests the consent of the affected Participant, and (B) such Participant consents in writing. Notwithstanding the foregoing, (1) a Participant’s rights will not be deemed to have been impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights, and (2) subject to the limitations of applicable law, if any, the Board may amend the terms of any one or more Awards without the affected Participant’s consent (A) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (B) to change the terms of an Incentive Stock Option, if such change results in impairment of the Award solely because it impairs the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (C) to clarify the manner of exemption from, or to bring the Award into compliance with, Section 409A of the Code; or (D) to comply with other applicable laws or listing requirements.
ix.Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.
x.To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees, Directors or Consultants who are foreign nationals or employed outside the United States.
c.Delegation to Committee. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in the Plan to the Board will thereafter be to the Committee or subcommittee, as applicable). Any delegation of administrative powers will be reflected in resolutions, not inconsistent with the provisions of the Plan, adopted from time to time by the Board or Committee (as applicable). The Committee may, at any time, abolish the subcommittee and/or revest in the Committee any powers delegated to the subcommittee. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

B-2	HealthEquity, Inc. 2024 Proxy Statement

d.Delegation to an Officer. The Board may delegate to one (1) or more Officers the authority to do one or both of the following: (i) designate Employees who are not Officers to be recipients of Options and SARs (and, to the extent permitted by applicable law, other Stock Awards) and, to the extent permitted by applicable law, the terms of such Stock Awards; and (ii) determine the number of shares of Common Stock to be subject to such Stock Awards granted to such Employees; provided, however, that the Board resolutions regarding such delegation will specify the total number of shares of Common Stock that may be subject to the Stock Awards granted by such Officer and that such Officer may not grant a Stock Award to himself or herself. Any such Stock Awards will be granted on the form of Award Agreement most recently approved for use by the Committee or the Board, unless otherwise provided in the resolutions approving the delegation authority. The Board may not delegate authority to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) to determine the Fair Market Value pursuant to Section 13(v) below.
e.Rule 16b-3 Compliance. The Committee will, to the extent required, consist of Non-Employee Directors, in accordance with Rule 16b-3, and “independent directors” as defined under the NASDAQ Listing Rules, the NYSE Listed Company Manual or other applicable stock exchange rules. For avoidance of doubt, a failure of one or more members of the Committee to satisfy the requirements of Rule 16b-3 of the 1934 Act will not impair the validity of actions taken by the Committee, including the granting of any Award.
f.Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.
g.No Repricing of Awards Without Stockholder Approval. Notwithstanding anything to the contrary in Section 2(b) or any other provision of the Plan, the repricing of Awards will not be permitted without stockholder approval. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of an Award to lower its exercise or base price (other than on account of Capitalization Adjustments described in Section 9(a), (ii) any other action that is treated as a repricing under generally accepted accounting principles, and (iii) repurchasing for cash or canceling an Award in exchange for another Award at a time when its exercise or base price is greater than the Fair Market Value of the underlying Common Stock, unless the cancellation and exchange occurs in connection with a Corporate Transaction or Change in Control.
3.Shares Subject to the Plan.
a.Share Reserve.
i.Subject to Section 9(a) relating to Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Stock Awards from and after the Effective Date will not exceed four million eight-five thousand (4,085,000) shares (such aggregate number of shares, the “Share Reserve”).
ii.For clarity, the Share Reserve in this Section 3(a) is a limitation on the number of shares of Common Stock that may be issued pursuant to the Plan. Accordingly, this Section 3(a) does not limit the granting of Stock Awards, except as provided in Section 7(a).
iii.Shares may be issued in connection with a merger or acquisition as permitted by NASDAQ Listing Rule 5635(c) or, if applicable, NYSE Listed Company Manual Section 303A.08, AMEX Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.
b.Reversion of Shares to the Share Reserve. If a Stock Award or any portion thereof (i) expires, is cancelled or forfeited or otherwise terminates without all of the shares covered by such Stock Award having been issued or (ii) is settled in cash (i.e., the Participant receives cash rather than stock), such expiration, cancellation, forfeiture, termination or settlement will not reduce (or otherwise offset) the number of shares of Common Stock that may be available for issuance under the Plan. If any shares of Common Stock issued pursuant to a Stock Award are forfeited back to, reacquired at no cost by, or repurchased by the Company at cost because of the failure to meet a contingency or condition required to vest such shares in the Participant, then the shares that are forfeited, reacquired or repurchased will revert to and again become available for issuance under the Plan. Any shares of Common Stock reacquired by the Company in satisfaction of federal, state or local tax withholding obligations on a Stock Award or as consideration for the exercise or purchase price of a Stock Award will no longer be available for issuance under the Plan.
c.Incentive Stock Option Limit. Subject to the Share Reserve and Section 9(a) relating to Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options will be four million eight-five thousand (4,085,000) shares of Common Stock.

HealthEquity, Inc. 2024 Proxy Statement	B-3

d.Limitation on Grants to Non-Employee Directors. Subject to Section 9(a) relating to Capitalization Adjustments, the maximum number of shares of Common Stock subject to Stock Awards granted to any Non-Employee Director for services as a Non-Employee Director during any one calendar year, taken together with any cash fees paid to such Non-Employee Director for services as a Non-Employee Director during the calendar year, will not exceed $750,000 in total value (calculating the value of any such Stock Awards based on the grant date fair value of such Stock Awards for financial reporting purposes and excluding, for this purpose, the value of any dividend equivalent payments paid pursuant to any Stock Award granted in a previous calendar year).
e.Source of Shares. The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise, or shares classified as treasury shares.
f.Minimum Vesting Requirements. No portion of an Award may vest prior to the one (1) year anniversary of the vesting commencement date set forth in the applicable Award Agreement (which may be the date of commencement of employment or service, in the case of a grant made in connection with a Participant’s commencement of employment or service) unless (i) the Award involves a number of shares of Common Stock that, in the aggregate with all other applicable Awards, does not exceed five percent (5%) of the aggregate number of shares of Common Stock that may be delivered in connection with Awards under Section 3(a), (ii) the Award is granted in payment of or in exchange for an equivalent amount of salary, bonus or other earned cash compensation (including a Performance Cash Award), (iii) the Award is granted to Non-Employee Directors and vests on the earlier of the one-year anniversary of the date on which the Award was granted and the next annual meeting of stockholders (so long as such next annual meeting of stockholders is at least 50 weeks after the immediately preceding year’s annual meeting of stockholders), (iv) the Participant’s Continuous Service is terminated by the Company without Cause or by the Participant for Good Reason, in either case, upon or following the consummation of a Change in Control, or (v) the Participant’s Continuous Service is terminated by the Company due to death or Disability.
g.Minimum Holding Period for CEO. Any Stock Award granted under this Plan to a person who, at the time of grant of such Stock Award, is the Chief Executive Officer of the Company shall be subject to the provisions of this Section 3(g). Any Net Shares acquired pursuant to a Stock Award by the Chief Executive Officer may not be sold or otherwise transferred prior to 12 months after the date on which such Net Shares have been acquired pursuant to the Stock Award and are vested. The restrictions in the preceding sentence shall not apply to sales or transfers (A) to one or more “family members” (as such term is defined in the General Instructions to a Registration Statement on Form S-8) for tax or estate planning purposes, provided that the transferee shall continue to be subject to the restrictions on sale and transfer of the Net Shares pursuant to this Section 3(g) as though such Net Shares had continued to be held by the Chief Executive Officer, or (B) in connection with or following a Change in Control.
4.Eligibility.
a.Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and 424(f) of the Code). Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants; provided, however, that Stock Awards may not be granted to Employees, Directors and Consultants who are providing Continuous Service only to any “parent” of the Company, as such term is defined in Rule 405, unless (i) the stock underlying such Stock Awards is treated as “service recipient stock” under Section 409A of the Code (for example, because the Stock Awards are granted pursuant to a corporate transaction such as a spin off transaction), or (ii) the Company, in consultation with its legal counsel, has determined that such Stock Awards are otherwise exempt from or alternatively comply with the distribution requirements of Section 409A of the Code.
b.Ten Percent Stockholders. A Ten Percent Stockholder will not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.
5.Provisions Relating to Options and Stock Appreciation Rights.
Each Option or SAR will be in such form and will contain such terms and conditions as the Board deems appropriate. All Options will be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock Option, or if an Option is designated as an Incentive Stock Option but some portion or all of the Option fails to qualify as an Incentive Stock Option under the applicable rules, then the Option (or portion thereof) will be a Nonstatutory Stock Option. The provisions of separate Options or SARs need not be identical; provided, however, that each Award Agreement will conform to (through incorporation of provisions hereof by reference in the applicable Award Agreement or otherwise) the substance of each of the following provisions:

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a.Term. Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, no Option or SAR will be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Award Agreement. Notwithstanding the preceding sentence, if the expiration date of any such Option or SAR occurs during a period in which the sale of any Common Stock received upon exercise of an Option or SAR would violate the Company’s insider trading policy (each, a “Blackout Period”) and the holder of such Option or SAR has not terminated employment or service with the Company or any Affiliate on or prior to the expiration date set forth in the preceding sentence (the “Original Expiration Date”), the Original Expiration Date will automatically be extended to the earlier of (i) the date that occurs ninety (90) days after the expiration of the applicable Blackout Period, and (ii) the day before the tenth anniversary (or if the Option is an ISO granted to any Ten Percent Stockholder, the fifth anniversary) of the date on which the Option or SAR was granted (in either case, the “Extended Expiration Date”). For the sake of clarity, the preceding sentence will not apply to any holder of an Option or SAR who terminates employment or service with the Company or any Affiliate on or prior to the Original Expiration Date, notwithstanding the fact that such date may occur during a Blackout Period.
b.Exercise Price. Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, the exercise or strike price of each Option or SAR will be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option or SAR on the date the Award is granted. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Award if such Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Section 409A of the Code and, if applicable, Section 424(a) of the Code. Each SAR will be denominated in shares of Common Stock equivalents.
c.Purchase Price for Options. The purchase price of Common Stock acquired pursuant to the exercise of an Option may be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board will have the authority to grant Options that do not permit all of the following methods of payment (or that otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to use a particular method of payment. The permitted methods of payment are as follows:
i.by cash, check, bank draft or money order payable to the Company;
ii.pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;
iii.by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock;
iv.if an Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company will accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued. Shares of Common Stock will no longer be subject to an Option and will not be exercisable thereafter to the extent that (A) shares issuable upon exercise are used to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations; or
v.in any other form of legal consideration that may be acceptable to the Board and specified in the applicable Award Agreement.
d.Exercise and Payment of a SAR. To exercise any outstanding SAR, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Award Agreement evidencing such SAR. The appreciation distribution payable on the exercise of a SAR will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the SAR) of a number of shares of Common Stock equal to the number of Common Stock equivalents in which the Participant is vested under such SAR, and with respect to which the Participant is exercising the SAR on such date, over (B) the aggregate strike price of the number of Common Stock equivalents with respect to which the Participant is exercising the SAR on such date. The appreciation distribution may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the Award Agreement evidencing such SAR.
e.Transferability of Options and SARs. The Board may, in its sole discretion, impose such limitations on the transferability of Options and SARs as the Board will determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options and SARs will apply:

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i.Restrictions on Transfer. An Option or SAR will not be transferable except by will or by the laws of descent and distribution (or pursuant to Sections 5(e)(ii) and 5(e)(iii) below), and will be exercisable during the lifetime of the Participant only by the Participant. The Board may permit transfer of the Option or SAR in a manner that is not prohibited by applicable tax and securities laws. Except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration.
ii.Domestic Relations Orders. Subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulation Section 1.421-1(b)(2). If an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.
iii.Beneficiary Designation. Subject to the approval of the Board or a duly authorized Officer, a Participant may, by delivering written notice to the Company, in a form approved by the Company (or the designated broker), designate a third party who, upon the death of the Participant, will thereafter be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise. In the absence of such a designation, upon the death of the Participant, the executor or administrator of the Participant’s estate will be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise. However, the Company may prohibit designation of a beneficiary at any time, including due to any conclusion by the Company that such designation would be inconsistent with the provisions of applicable laws.
f.Vesting Generally. The total number of shares of Common Stock subject to an Option or SAR may vest and therefore become exercisable in periodic installments that may or may not be equal. The Option or SAR may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of Performance Goals or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options or SARs may vary. The provisions of this Section 5(f) are subject to any Option or SAR provisions governing the minimum number of shares of Common Stock as to which an Option or SAR may be exercised.
g.Termination of Continuous Service. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, if a Participant’s Continuous Service terminates (other than for Cause and other than upon the Participant’s death or Disability), the Participant may exercise the Participant’s Option or SAR (to the extent that the Participant was entitled to exercise such Award as of the date of termination of Continuous Service) within the period of time ending on the earlier of (i) the date three (3) months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the applicable Award Agreement) and (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after termination of Continuous Service, the Participant does not exercise the Participant’s Option or SAR (as applicable) within the applicable time frame, the Option or SAR will terminate.
h.Extension of Termination Date. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, if the exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause and other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option or SAR will terminate on the earlier of (i) the expiration of a total period of time (that need not be consecutive) equal to the applicable post-termination exercise period after the termination of the Participant’s Continuous Service during which the exercise of the Option or SAR would not be in violation of such registration requirements, or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement. In addition, unless otherwise provided in a Participant’s Award Agreement, if the sale of any Common Stock received upon exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause) would violate the Company’s insider trading policy, then the Option or SAR will terminate on the earlier of (i) the expiration of a period of time (that need not be consecutive) equal to the applicable post-termination exercise period after the termination of the Participant’s Continuous Service during which the sale of the Common Stock received upon exercise of the Option or SAR would not be in violation of the Company’s insider trading policy, or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement.

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i.Disability of Participant. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, if a Participant’s Continuous Service terminates as a result of the Participant’s Disability, the Participant may exercise the Participant’s Option or SAR (to the extent that the Participant was entitled to exercise such Option or SAR as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Award Agreement), and (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after termination of Continuous Service, the Participant does not exercise the Participant’s Option or SAR within the applicable time frame, the Option or SAR (as applicable) will terminate.
j.Death of Participant. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, if (i) a Participant’s Continuous Service terminates as a result of the Participant’s death, or (ii) the Participant dies within the period (if any) specified in the Award Agreement for exercisability after the termination of the Participant’s Continuous Service (for a reason other than death), then the Option or SAR may be exercised (to the extent the Participant was entitled to exercise such Option or SAR as of the date of death) by the Participant’s estate, by a person who acquired the right to exercise the Option or SAR by bequest or inheritance or by a person designated to exercise the Option or SAR upon the Participant’s death, but only within the period ending on the earlier of (i) the date twelve (12) months following the date of death (or such longer or shorter period specified in the Award Agreement), and (ii) the expiration of the term of such Option or SAR as set forth in the Award Agreement. If, after the Participant’s death, the Option or SAR is not exercised within the applicable time frame, the Option or SAR (as applicable) will terminate.
k.Termination for Cause. Except as explicitly provided otherwise in a Participant’s Award Agreement or other individual written agreement between the Company or any Affiliate and the Participant, if a Participant’s Continuous Service is terminated for Cause, the Option or SAR will terminate immediately upon such Participant’s termination of Continuous Service, and the Participant will be prohibited from exercising the Participant’s Option or SAR from and after the time of such termination of Continuous Service.
l.Non-Exempt Employees. If an Option or SAR is granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, the Option or SAR will not be first exercisable for any shares of Common Stock until at least six (6) months following the date of grant of the Option or SAR (although the Award may vest prior to such date). Consistent with the provisions of the Worker Economic Opportunity Act, (i) if such non-exempt employee dies or suffers a Disability, (ii) upon a Corporate Transaction in which such Option or SAR is not assumed, continued, or substituted, (iii) upon a Change in Control, or (iv) upon the Participant’s retirement (as such term may be defined in the Participant’s Award Agreement, in another agreement between the Participant and the Company, or, if no such definition, in accordance with the Company’s then current employment policies and guidelines), the vested portion of any Options and SARs may be exercised earlier than six (6) months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from the Participant’s regular rate of pay. To the extent permitted and/or required for compliance with the Worker Economic Opportunity Act to ensure that any income derived by a non-exempt employee in connection with the exercise, vesting or issuance of any shares under any other Award will be exempt from the employee’s regular rate of pay, the provisions of this Section 5(l) will apply to all Awards and are hereby incorporated by reference into such Award Agreements.
6.Provisions of Stock Awards Other Than Options and SARS.
a.Restricted Stock Awards. Each Restricted Stock Award Agreement will be in such form and will contain such terms and conditions as the Board deems appropriate. To the extent consistent with the Company’s bylaws, at the Board’s election, shares of Common Stock underlying a Restricted Stock Award may be (i) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse; or (ii) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. The terms and conditions of Restricted Stock Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical. Each Restricted Stock Award Agreement will conform to (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:
i.Consideration. A Restricted Stock Award may be awarded in consideration for (A) cash, check, bank draft or money order payable to the Company, (B) past services to the Company or an Affiliate, or (C) any other form of legal consideration (including future services) that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.
ii.Vesting. Shares of Common Stock awarded under the Restricted Stock Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board.

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iii.Termination of Participant’s Continuous Service. If a Participant’s Continuous Service terminates, the Company may receive through a forfeiture condition or a repurchase right, any or all of the shares of Common Stock held by the Participant that have not vested as of the date of termination of Continuous Service under the terms of the Restricted Stock Award Agreement.
iv.Transferability. Rights to acquire shares of Common Stock under the Restricted Stock Award Agreement will be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Board will determine in its sole discretion, so long as Common Stock awarded under the Restricted Stock Award Agreement remains subject to the terms of the Restricted Stock Award Agreement.
b.Restricted Stock Unit Awards. Each Restricted Stock Unit Award Agreement will be in such form and will contain such terms and conditions as the Board deems appropriate. The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical. Each Restricted Stock Unit Award Agreement will conform to (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:
i.Consideration. At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.
ii.Vesting. At the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions on or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.
iii.Payment. A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.
iv.Additional Restrictions. At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.
v.Termination of Participant’s Continuous Service. Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.
c.Performance Awards.
i.Performance Stock Awards. A Performance Stock Award is a Stock Award that is payable (including that may be granted, vest or exercised) contingent upon the attainment during a Performance Period of certain Performance Goals. A Performance Stock Award may, but need not, require the completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained will be conclusively determined by the Board, in its sole discretion. In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board may determine that cash may be used in payment of Performance Stock Awards.
ii.Performance Cash Awards. A Performance Cash Award is a cash award that is payable contingent upon the attainment during a Performance Period of certain Performance Goals. A Performance Cash Award may also require the completion of a specified period of Continuous Service. At the time of grant of a Performance Cash Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained will be conclusively determined by the Board, in its sole discretion. The Board may specify the form of payment of Performance Cash Awards, which may be cash or other property, or may provide for a Participant to have the option for the Participant’s Performance Cash Award, or such portion thereof as the Board may specify, to be paid in whole or in part in cash or other property.

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d.Other Stock Awards. Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof (e.g., options or stock rights with an exercise price or strike price less than one hundred percent (100%) of the Fair Market Value of the Common Stock at the time of grant) may be granted either alone or in addition to Stock Awards provided for under Section 5 and the preceding provisions of this Section 6. Subject to the provisions of the Plan, the Board will have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards.
7.Covenants of the Company.
a.Availability of Shares. The Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy then-outstanding Awards.
b.Securities Law Compliance. The Company will seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained. A Participant will not be eligible for the grant of an Award or the subsequent issuance of cash or Common Stock pursuant to the Award if such grant or issuance would be in violation of any applicable securities law.
c.No Obligation to Notify or Minimize Taxes. The Company will have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Award. Furthermore, the Company will have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award.
8.Miscellaneous.
a.Dividends and Dividend Equivalents. Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that provides for or includes a right to dividends or dividend equivalents, if dividends are declared during the period that an equity Award is outstanding, such dividends (or dividend equivalents) shall either (i) not be paid or credited with respect to such Award or (ii) be accumulated but remain subject to vesting requirement(s) to the same extent as the applicable Award and shall only be paid at the time or times such vesting requirement(s) are satisfied. At the sole discretion of the Board, dividend equivalents may be converted into additional shares of Common Stock covered by the Award in such manner as determined by the Board. Any such additional shares will be subject to all of the same terms and conditions of the underlying Award Agreement to which they relate. Except as otherwise determined by the Board, no interest will accrue or be paid on the amount of any cash dividends withheld. No dividends or dividend equivalents shall be paid on Options or SARs.
b.Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock issued pursuant to Awards will constitute general funds of the Company.
c.Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the papering of the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.
d.Stockholder Rights. No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to an Award unless and until (i) such Participant has satisfied all requirements for exercise of, or the issuance of shares of Common Stock under, the Award pursuant to its terms, and (ii) the issuance of the Common Stock subject to the Award has been entered into the books and records of the Company.

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e.No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or will affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without Cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.
f.Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of the Participant’s services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee) after the date of grant of any Award to the Participant, the Board has the right in its sole discretion to (x) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (y) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.
g.Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds one hundred thousand dollars ($100,000) (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).
h.Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, will be inoperative if (A) the issuance of the shares upon the exercise or acquisition of Common Stock under the Award has been registered under a then currently effective registration statement under the Securities Act, or (B) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.
i.Withholding Obligations. Unless prohibited by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; provided, however, that no shares of Common Stock are withheld with a value exceeding the maximum amount of tax required to be withheld by law (or such lesser amount as may be necessary to avoid classification of the Award as a liability for financial accounting purposes); (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; or (v) by such other method as may be set forth in the Award Agreement.
j.Electronic Delivery. Any reference herein to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access).

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k.Deferrals. To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee or otherwise providing services to the Company. The Board is authorized to make deferrals of Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of Continuous Service, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.
l.Compliance with Section 409A of the Code. To the extent that the Board determines that any Award granted hereunder is subject to Section 409A of the Code, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code. To the extent applicable, the Plan and Award Agreements will be interpreted in accordance with Section 409A of the Code. Notwithstanding anything to the contrary in the Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount will be made upon a “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) before the date that is six (6) months following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A of the Code, and any amounts so deferred will be paid in a lump sum on the day after such six (6) month period elapses, with the balance paid thereafter on the original schedule.
m.Clawback/Recovery. All Awards granted under the Plan subject to the achievement of Performance Goals will be subject to recoupment in accordance with the HealthEquity, Inc. Clawback Policy (as amended from time to time) or any other clawback policy that the Company has adopted pursuant to the listing standards of the national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of an event constituting Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement between the Participant and the Company.
9.Adjustments Upon Changes in Common Stock; Other Corporate Events.
a.Capitalization Adjustments. In the event of a Capitalization Adjustment, to the extent necessary or advisable to prevent substantial dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan as determined by the Board in its sole discretion, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 3(c), (iii) the class(es) and maximum number of securities and price per share of stock subject to outstanding Stock Awards, and (iv) the Performance Goals applicable to any outstanding Stock Awards. In addition, the Board may provide a cash bonus in lieu of adjustment if it determines such a bonus is appropriate. The Board will make such adjustments or payment, and its determination will be final, binding and conclusive.
b.Dissolution or Liquidation. Except as otherwise provided in the Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Stock Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.
c.Corporate Transaction. The following provisions will apply to Stock Awards in the event of a Corporate Transaction unless otherwise provided in the Award Agreement or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of a Stock Award. In the event of a Corporate Transaction, then, notwithstanding any other provision of the Plan (but subject to Section 9(d)), the Board may take one or more of the following actions with respect to Stock Awards, contingent upon the closing or completion of the Corporate Transaction:

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i.arrange for the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) to assume or continue the Stock Award or to substitute a similar stock award for the Stock Award (including, but not limited to, an award to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction);
ii.arrange for the assignment of any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to the Stock Award to the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company);
iii.other than to the extent a Stock Award is assumed, continued or substituted for a similar stock award in accordance with Section 9(d)(ii), accelerate the vesting, in whole or in part, of the Stock Award (and, if applicable, the time at which the Stock Award may be exercised) to a date prior to the effective time of such Corporate Transaction as the Board determines (or, if the Board does not determine such a date, to the date that is five (5) days prior to the effective date of the Corporate Transaction), with such Stock Award terminating if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction; provided, however, that the Board may require Participants to complete and deliver to the Company a notice of exercise before the effective date of a Corporate Transaction, which exercise is contingent upon the effectiveness of such Corporate Transaction;
iv.arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by the Company with respect to the Stock Award;
v.other than to the extent a Stock Award is assumed, continued or substituted for a similar stock award in accordance with Section 9(d)(ii), cancel or arrange for the cancellation of the Stock Award, to the extent not vested or not exercised prior to the effective time of the Corporate Transaction, in exchange for such cash consideration or no consideration, as the Board, in its sole discretion, may consider appropriate; and
vi.other than to the extent a Stock Award is assumed, continued or substituted for a similar stock award in accordance with Section 9(d)(ii), make a payment, in such form as may be determined by the Board equal to the excess, if any, of (A) the value of the property the Participant would have received upon the exercise of the Stock Award immediately prior to the effective time of the Corporate Transaction, over (B) any exercise price payable by such holder in connection with such exercise. For clarity, this payment may be zero ($0) if the value of the property is equal to or less than the exercise price. Payments under this provision may be delayed to the same extent that payment of consideration to the holders of the Company’s Common Stock in connection with the Corporate Transaction is delayed as a result of escrows, earn outs, holdbacks or any other contingencies.
The Board need not take the same action or actions with respect to all Stock Awards or portions thereof or with respect to all Participants. The Board may take different actions with respect to the vested and unvested portions of a Stock Award.
d.Change in Control.
i.If, in connection with a Change in Control, the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) does not assume or continue the Stock Award or substitute a similar stock award for the Stock Award in accordance with Section 9(c)(i) above, the Stock Award will become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) immediately before the consummation of such Change in Control. With respect to any Stock Awards subject to Performance Goals (or portions thereof) not assumed, continued or substituted for, the achievement of Performance Goals or other vesting criteria will be based on the greater of (x) deemed achievement of target performance and (y) a determination of actual performance as of the most recent quarter-end prior to the date of the consummation of the Change in Control as determined by the Board in its sole discretion, and all other terms and conditions met, in each case, unless specifically provided otherwise under the applicable Award Agreement or other written agreement authorized by the Board between the Participant and the Company or any of its Subsidiaries or Affiliates, as applicable.

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ii.Notwithstanding any other provisions of the Plan or an Award Agreement to the contrary, if the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) assumes or continues the Stock Award or substitutes a similar stock award for the Stock Award in accordance with Section 9(c)(i) above, such Stock Award will continue to vest in accordance with the vesting schedule applicable to the Stock Award and the vesting and exercisability of such Stock Award may not be accelerated by reason of the Change in Control for any Participant; provided, that, except as provided otherwise in an Award Agreement, any assumed, substituted, or continued Stock Award held by a Participant whose Continuous Service is terminated by the Company (other than for Cause and other than upon the Participant’s death or Disability) or by the Participant for Good Reason shall immediately vest as of the date of such termination if such termination occurs at any time beginning on the date of the Change in Control up to and including the second (2nd) anniversary of the Change in Control.
iii.For the purposes of this Section 9(d), a Stock Award will be considered assumed if, following the Change in Control, the Stock Award confers the right to purchase or receive, for each share of Common Stock subject to the Stock Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if such consideration received in connection with the Change in Control is not solely common stock of the successor corporation or one of its Affiliates, the Board may, with the consent of the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company), provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Stock Award, for each share of Common Stock subject to such Award, to be solely common stock of the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) equal in fair market value to the per-share consideration received by holders of Common Stock in connection with the Change in Control.
iv.Notwithstanding anything in this Section 9(d) to the contrary, a Stock Award that vests, is earned, or paid out upon the satisfaction of one or more Performance Goals will not be considered assumed if the Company or the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) modifies any of such Performance Goals without the Participant’s consent, in all cases, unless specifically provided otherwise under the applicable Award Agreement or other written agreement authorized by the Board between the Participant and the Company or any of its Subsidiaries or Affiliates, as applicable; provided, however, that if a Stock Award subject to the satisfaction of one or more Performance Goals will be assumed, continued, or substituted for a similar stock award by surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company), the Board may, in its sole discretion, provide that such Performance Goals or other vesting criteria will be deemed earned at the greater of (x) deemed achievement of target performance and (y) actual performance determined as of the most recent quarter-end prior to the date of the consummation of the Change in Control, and, except as provided otherwise in Section 9(d)(ii), that such assumed, continued, or substituted stock award would vest at the conclusion of the performance period applicable to the original Stock Award, subject to the Participant’s Continuous Service with the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) through the last day of such performance period.
10.Plan Term; Earlier Termination or Suspension of the Plan.
a.Plan Term. The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the date the stockholders of the Company approve the Plan; provided, however, that no Incentive Stock Option will be granted after the tenth (10th) anniversary of the earlier of (i) the date the Plan is adopted by the Board, or (ii) the date the Plan is approved by the stockholders of the Company. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.
b.No Impairment of Rights. Suspension or termination of the Plan will not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant or as otherwise permitted in the Plan.
11.Effective Date of the Plan.
The Plan will become effective on the Effective Date.

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12.Choice of Law.
The laws of the State of Delaware will govern all questions concerning the construction, validity and interpretation of the Plan, without regard to that state’s conflict of laws rules.
13.Definitions.
As used in the Plan, the following definitions will apply to the capitalized terms indicated below:
a.“Affiliate” means, at the time of determination, any “parent” or “majority-owned subsidiary” of the Company, as such terms are defined in Rule 405. The Board will have the authority to determine the time or times at which “parent” or “majority-owned subsidiary” status is determined within the foregoing definition.
b.“Award” means a Stock Award or a Performance Cash Award.
c.“Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Award. Each Award Agreement will be subject to the terms and conditions of the Plan.
d.“Board” means the Board of Directors of the Company.
e.“Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Stock Award after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure, or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.
f.“Cause” will have the meaning ascribed to such term in any written agreement between the Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events: (i) such Participant’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) such Participant’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) such Participant’s intentional, material violation of any contract or agreement between the Participant and the Company or of any statutory duty owed to the Company; (iv) such Participant’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) such Participant’s gross misconduct. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Company, in its sole discretion. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.
g.“Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
i.any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control will not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control will be deemed to occur;

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ii.there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;
iii.the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company will otherwise occur, except for a liquidation into a parent corporation;
iv.there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or
v.individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member will, for purposes of the Plan, be considered as a member of the Incumbent Board.
Notwithstanding the foregoing definition or any other provision of the Plan, (A) the term Change in Control will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, and (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant will supersede the foregoing definition with respect to Stock Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition will apply. If required for compliance with Section 409A of the Code, in no event will a Change in Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder). The Board may, in its sole discretion and without a Participant’s consent, amend the definition of “Change in Control” to conform to the definition of “Change in Control” under Section 409A of the Code, and the regulations thereunder.
h.“Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.
i.“Committee” means a committee of one (1) or more Directors to whom authority has been delegated by the Board in accordance with Section 2(c).
j.“Common Stock” means the common stock of the Company.
k.“Company” means HealthEquity, Inc., a Delaware corporation.
l.“Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person will be treated as a Consultant under the Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.

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m.“Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board in its sole discretion, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law. In addition, to the extent required for exemption from or compliance with Section 409A of the Code, the determination of whether there has been a termination of Continuous Service will be made, and such term will be construed, in a manner that is consistent with the definition of “separation from service” as defined under Treasury Regulation Section 1.409A-1(h) (without regard to any alterative definition thereunder).
n.“Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:
i.a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;
ii.a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;
iii.a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or
iv.a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.
To the extent required for compliance with Section 409A of the Code, in no event will an event be deemed a Corporate Transaction if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).
o.“Director” means a member of the Board.
p.“Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.
q.“Effective Date” means the effective date of the Plan, which is the date of the annual meeting of stockholders of the Company held in calendar year 2024, provided that the Plan is approved by the Company’s stockholders at such meeting.
r.“Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.
s.“Entity” means a corporation, partnership, limited liability company or other entity.
t. “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

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u.“Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.
v.“Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:
i.If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be, unless otherwise determined by the Board, the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.
ii.Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.
iii.In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.
w.“Good Reason” will have the meaning ascribed to such term in any written agreement between the Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events taken by the Company or surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company), without the Participant’s consent, (i) a material diminution in the Participant’s title, duties, or responsibilities, provided, that the fact that the Participant’s duties following a Change in Control are owed to a surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) shall not in and of itself constitute a material diminution in the Participant’s title, duties, or responsibilities, (ii) a material reduction in the Participant’s annual base salary or annual target cash bonus opportunity (other than pursuant to an across-the-board reduction applicable to all similarly situated employees), or (iii) the relocation of the Participant’s principal place of employment more than fifty (50) miles from its then-current location. A Participant may terminate the Participant’s employment with Good Reason only after providing the Company or surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company or surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) within sixty (60) days of the occurrence of such event. The Company or surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) will have a sixty (60)-day period in which it may cure such act or acts constituting Good Reason (if curable), and if not cured within such period, the Participant’s termination will be effective upon the expiration of such cure period. Following such termination of the Participant’s employment by the Participant with Good Reason, except as set forth in the Plan or an Award Agreement, the Participant will have no further rights to any compensation or any other benefits under the Plan or an Award Agreement.
x.“Incentive Stock Option” means an option granted pursuant to Section 5 that is intended to be, and that qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.
y.“Net Shares” means the total number of shares of Common Stock acquired pursuant to a Stock Award, less any shares of Common Stock sold or withheld to pay the purchase or exercise price of the Stock Award and any shares of Common stock sold or withheld to satisfy any federal, state or local tax withholding obligations relating to a Stock Award.
z.“Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.
aa. “Nonstatutory Stock Option” means any option granted pursuant to Section 5 that does not qualify as an Incentive Stock Option.

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bb. “Officer” means any person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.
cc. “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.
dd. “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement will be subject to the terms and conditions of the Plan.
ee. “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.
ff. “Other Stock Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 6(d).
gg. “Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant. Each Other Stock Award Agreement will be subject to the terms and conditions of the Plan.
hh. “Own,” “Owned,” “Owner,” “Ownership” A person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.
ii. “Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.
jj. “Performance Cash Award” means an award of cash granted pursuant to the terms and conditions of Section 6(c)(ii).
kk. “Performance Goals” means, for a Performance Period, one or more goals established by the Board for the Performance Period, which may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies, the historic performance of the Company or the performance of one or more relevant indices. Unless specified otherwise by the Board (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board will appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of any items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles; and (12) to exclude the effect of any other unusual, non-recurring gain or loss or other extraordinary item. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for such Performance Period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Award Agreement.
ll. “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Stock Award or a Performance Cash Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.
mm. “Performance Stock Award” means a Stock Award granted under the terms and conditions of Section 6(c)(i).
nn. “Plan” means this HealthEquity, Inc. 2024 Equity Incentive Plan.

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oo. “Prior Plan” means the HealthEquity, Inc. 2014 Equity Incentive Plan, as amended.
pp. “Restricted Stock Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(a).
qq. “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Plan.
rr. “Restricted Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(b).
ss. “Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant. Each Restricted Stock Unit Award Agreement will be subject to the terms and conditions of the Plan.
tt. “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.
uu. “Rule 405” means Rule 405 promulgated under the Securities Act.
vv. “Securities Act” means the Securities Act of 1933, as amended.
ww. “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 5.
xx. “Stock Award” means any right to receive Common Stock granted under the Plan, including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a Restricted Stock Unit Award, a Stock Appreciation Right, a Performance Stock Award or any Other Stock Award.
yy. “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).
zz. “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate.

* * * *

HealthEquity, Inc. 2024 Proxy Statement	B-19

BROADRIDGE CORPORATE ISSUER SOLUTIONS
C/O HEALTHEQUITY, INC.
P.O. BOX 1342
BRENTWOOD, NY 11717

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/HQY2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V50966-P11564

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HEALTHEQUITY, INC.

The Board of Directors recommends you vote FOR the following proposals:

Nominees:

		For	Against	Abstain
1a.	Robert Selander	☐	☐	☐
1b.	Jon Kessler	☐	☐	☐
1c.	Stephen Neeleman, M.D.	☐	☐	☐
1d.	Paul Black	☐	☐	☐
1e.	Adrian Dillon	☐	☐	☐
1f.	Evelyn Dilsaver	☐	☐	☐
1g.	Debra McCowan	☐	☐	☐
1h.	Rajesh Natarajan	☐	☐	☐
1i.	Stuart Parker	☐	☐	☐
1j.	Gayle Wellborn	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

V50967-P11564

HEALTHEQUITY, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS
JUNE 27, 2024

The stockholder(s) hereby appoint(s) Jon Kessler and Delano Ladd, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of HealthEquity, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually at www.virtualshareholdermeeting.com/HQY2024 at 10:00 a.m., Mountain Daylight Time on Thursday, June 27, 2024, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, AND FOR PROPOSALS 2, 3 AND 4.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE